QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.1

        This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offerors or their respective agents may, in the Offerors' sole discretion, take such action as the Offerors may deem necessary to extend the Offer to Shareholders in such jurisdiction.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

March 12, 2007

AGNICO-EAGLE MINES LIMITED

AND

AGNICO-EAGLE ACQUISITION
CORPORATION

a wholly-owned subsidiary of Agnico-Eagle Mines Limited

OFFER TO PURCHASE

all of the outstanding common shares (together with associated rights under the shareholder rights plan) of

CUMBERLAND RESOURCES LTD.

on the basis of 0.185 of a common share of Agnico-Eagle Mines Limited for each common share of Cumberland Resources Ltd.

Agnico-Eagle Mines Limited ("Agnico-Eagle") and Agnico-Eagle Acquisition Corporation ("Agnico Acquisition" and, together with Agnico-Eagle, the "Offerors") hereby offer (the "Offer") to purchase, on and subject to the terms and conditions set out herein, all of the outstanding common shares ("Cumberland Shares") of Cumberland Resources Ltd. ("Cumberland"), together with the associated rights (the "SRP Rights") under the shareholder rights plan of Cumberland, other than those already owned by Agnico-Eagle or its affiliates, which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of Options (as defined in the enclosed Offer).

Under the Offer, each holder of Cumberland Shares (each a "Shareholder" and collectively, the "Shareholders"), other than Agnico-Eagle or its affiliates, is entitled to receive, in respect of each Cumberland Share, 0.185 of a common share of Agnico-Eagle (the "Agnico-Eagle Shares"). A Shareholder depositing Cumberland Shares will be deemed to have deposited all SRP Rights associated with such Cumberland Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offerors for the Cumberland Shares will be allocated to the SRP Rights. See Section 1 of the Offer, "The Offer".

The Dealer Managers for the Offer are:

In Canada	In the United States
Merrill Lynch Canada Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Offer will be open for acceptance until 11:59 p.m. (Toronto time) on April 16, 2007, unless the Offer is extended or withdrawn (the "Expiry Time").

The Offer is subject to certain conditions which are described under "Conditions of the Offer" in Section 4 of the Offer including, without limitation, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Cumberland Shares that, together with the Cumberland Shares owned by Agnico-Eagle and its affiliates, would represent (a) at least 66 2/3% of the Cumberland Shares calculated on a fully-diluted basis, and (b) 50% plus one of the Cumberland Shares, calculated on a fully-diluted basis, the votes attached to which would be included in the minority approval of a second-step business combination pursuant to Regulation Q-27 (as defined in the enclosed Offer) and Rule 61-501 (as defined in the enclosed Offer). Subject to applicable law, the Offerors reserve the right to withdraw the Offer and to not take up and pay for any Cumberland Shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offerors at or before the Expiry Time.

The Cumberland Board, after consultation with its financial and legal advisors and on receipt of a recommendation of a special committee of independent directors, has unanimously determined that the consideration under the Offer is fair from a financial point of view to Shareholders (other than Agnico-Eagle or its affiliates) and that the Offer is in the best interests of Cumberland and the Shareholders (other than Agnico-Eagle or its affiliates) and, accordingly, has unanimously approved the Offer and resolved unanimously to recommend that Shareholders accept the Offer. All directors and executive officers of Cumberland have agreed to tender to the Offer all Cumberland Shares owned by them and those which may become outstanding and owned by them after the date hereof upon the exercise of Options pursuant to a lock-up agreement dated February 14, 2007 among the Offerors and such directors and executive officers.

The Agnico-Eagle Shares are listed on the New York Stock Exchange ("NYSE") and the Toronto Stock Exchange (the "TSX") under the stock symbol "AEM". The Cumberland Shares are listed on the TSX and the American Stock Exchange ("AMEX") under the stock symbol "CLG".

The closing prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX on February 13, 2007, the last trading day prior to the Offerors' announcement of their intention to make the Offer, were C$47.96 and C$6.89, respectively. Based on such closing prices, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%.

Agnico-Eagle will apply to the NYSE and has applied to the TSX to list the Agnico-Eagle Shares offered hereunder on the NYSE and the TSX, respectively. Listing will be subject to Agnico-Eagle fulfilling the listing requirements of the NYSE and the TSX, respectively.

For a discussion of risks and uncertainties to consider in assessing the Offer, see "Risk Factors — Business Combination Risks" in Section 9 of the Circular and the risks described in Agnico-Eagle's Annual Information Form dated March 27, 2006 consisting of Agnico-Eagle's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, as amended by Agnico-Eagle's Annual Report on Form 20-F/A filed May 26, 2006 (the "Form 20-F"), which is incorporated by reference in the Offer and Circular.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the "Letter of Transmittal") (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Cumberland Shares and all other required documents, with Computershare Investor Services Inc. (the "Depositary") or Computershare Trust Company, N.A. (the "U.S. Forwarding Agent") at any of the respective offices set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may: (a) accept the Offer by following the procedures for book-entry transfer of Cumberland Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer; or (b) accept the Offer where the certificates representing the Cumberland Shares are not immediately available or, if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent before the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) or a manually signed facsimile thereof. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or U.S. Forwarding Agent.

Eligible Shareholders (as defined in the enclosed Offer) may tender Cumberland Shares to Agnico-Eagle for the purpose of achieving a tax-deferred rollover into Agnico-Eagle Shares for Canadian federal income tax purposes by making a valid Rollover Election. See "Certain Canadian Federal Income Tax Considerations" in Section 20 in the accompanying Circular. Other Shareholders that accept the Offer will be required to tender to Agnico Acquisition. Shareholders who do not make a valid Rollover Election will be deemed to have tendered their Cumberland Shares to Agnico Acquisition and will not obtain a tax-deferred rollover into Agnico-Eagle Shares for Canadian federal income tax purposes.

FORWARD-LOOKING STATEMENTS

        The information contained in this Offer and Circular has, unless otherwise specified, been prepared as of March 9, 2007, and unless otherwise specified, the information contained in the documents incorporated by reference herein has been prepared as of the respective dates of such documents. Certain statements contained in this Offer and Circular and in certain documents incorporated by reference in this Offer and Circular are "forward looking statements" concerning the business operations and financial performance of Agnico-Eagle and also constitute forward looking information under the provisions of Canadian provincial securities laws. When used in such documents, the words "anticipate", "believe", "could", "expect", "estimate", "forecast", "may", "outlook", "planned", "should", "will" and similar expressions are intended to identify forward looking statements.

        Forward looking statements in this Offer and Circular and the documents incorporated by reference herein include, but are not limited to: the value of the Agnico-Eagle Shares received as consideration in the Offer; the ability of Agnico-Eagle to integrate Cumberland's business with its current business and the costs associated with such integration; the ability of Agnico-Eagle to complete the transactions contemplated by the Offer; the expected benefits of the transactions; Agnico-Eagle's outlook for 2007 and future periods; statements regarding future earnings, and the sensitivity of earnings to gold and other metal prices; anticipated trends for prices of gold and byproducts mined by Agnico-Eagle; estimates of future mineral production and sales; estimates of mine life; estimates of future mining costs, cash costs, minesite costs and other expenses; estimates of future capital expenditures and other cash needs, and expectations as to the funding thereof; statements as to the projected development of certain ore deposits, including estimates of exploration, development and production and other capital costs and estimates of the timing of such development and production or decisions with respect to such development and production; estimates of reserves and resources, and statements regarding anticipated future exploration and feasibility study results; the anticipated timing of events with respect to Agnico-Eagle's minesites, mine construction projects and exploration projects; estimates of future costs and other liabilities for environmental remediation; and other anticipated trends with respect to Agnico-Eagle's capital resources and results of operations. Such statements reflect Agnico-Eagle's views as of the date this Offer and Circular, or the date of the document incorporated by reference, was prepared and are subject to certain risks, uncertainties and assumptions, and undue reliance should not be placed on such statements. Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward looking statements. Such risks include, but are not limited to: the volatility of prices of gold and other metals; uncertainty of mineral reserves, mineral resources, mineral grades and mineral recovery estimates; uncertainty of future production, capital expenditures, and other costs; currency fluctuations; financing of additional capital requirements; cost of exploration and development programs; mining risks; risks associated with foreign operations; governmental and environmental regulation; risks associated with Agnico-Eagle's byproduct metal derivative strategies; and risks associated with internal control over financial reporting. For a more detailed discussion of such risks and material factors or assumptions underlying these forward looking statements, see the section entitled "Risk Factors" in Section 9 of the Circular, the Form 20-F, as well as Agnico- Eagle's other filings with the Canadian Securities Administrators and the SEC. These factors are not intended to represent a complete list of factors that could affect the Offer and the combination of the Offerors and Cumberland. The Offerors do not intend, and do not assume any obligation, to update these forward looking statements whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements.

        Certain of the statements and information, primarily related to projects, are based on preliminary views of Agnico-Eagle with respect to, among other things, grade, tonnage, processing, mining methods, capital costs and location of surface infrastructure, and actual results and final decisions may be materially different from those currently anticipated.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The offering of Agnico-Eagle Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.

        Shareholders in the United States should be aware that the disposition of Cumberland Shares and the acquisition of Agnico-Eagle Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular.

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Agnico-Eagle and Agnico Acquisition are incorporated under the laws of Ontario and British Columbia, respectively, that some or all of their respective officers and directors may reside outside the United States, that the Canadian Dealer Manager for the Offer and some or all of the experts named herein may reside outside the United States and that all or a substantial portion of the assets of the Offerors, Cumberland and the above-mentioned persons are located outside the United States.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Cumberland Shares (and the associated SRP Rights) and is not made for any stock options ("Options") to acquire Cumberland Shares. Any holder of such Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable law, exercise the Options in order to obtain certificates representing Cumberland Shares and deposit those Cumberland Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options that the holder will have certificates representing the Cumberland Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an option to acquire Cumberland Shares will become an option to acquire a number of Agnico-Eagle Shares, as determined in accordance with the terms of the Option. The tax consequences to holders of Options of exercising, or not exercising, their Options are not described in "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular or "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular. Holders of Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.

FINANCIAL DATA

        Unless otherwise stated herein, all financial data used herein was prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

EXCHANGE RATES

        Unless otherwise indicated, all references to "$" or "dollars" in the Offer and the Circular refer to United States dollars.

	Two Months Ended
		Year Ended December 31,
	February 28, 2007
		2006	2005	2004	2003
Average rate for period(1)	1.1738	1.1340	1.2115	1.3017	1.4008
Rate at end of period(2)	1.1700	1.1652	1.1656	1.2034	1.2923

(1)
Represents the period average of the noon buying rates of exchange, as certified by the Federal Reserve Bank of New York.

(2)
Represents the noon buying rates of exchange, as certified by the Federal Reserve Bank of New York on the last trading day of the period.

        On March 9, 2007, the noon buying rate of exchange, as certified by the Federal Reserve Bank of New York, was $1.00 equals C$1.1712.

NOTE TO INVESTORS CONCERNING ESTIMATES OF MINERAL RESERVES AND
MINERAL RESOURCES

        The mineral reserve and mineral resource estimates contained in or incorporated by reference in this Circular have been prepared in accordance with the Canadian Securities Administrators' National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). These standards are similar to those used by the United States Securities and Exchange Commission's (the "SEC") Industry Guide No. 7. However, the definitions in NI 43-101 differ in certain respects from those under Industry Guide No. 7. Accordingly, mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. Under the requirements of the SEC, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

        The metal grades reported in the mineral reserve and mineral resource estimates represent in-place grades and do not reflect losses in the recovery process, that is, the metallurgical losses associated with processing the extracted ore. The mineral reserve figures presented and incorporated by reference herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Agnico-Eagle does not include equivalent gold ounces for byproduct metals contained in mineral reserves in its calculation of contained ounces.

CAUTIONARY NOTE TO INVESTORS CONCERNING ESTIMATES OF MEASURED AND
INDICATED RESOURCES

  This Offer and Circular and documents incorporated by reference herein use the terms "measured resources" and "indicated resources". Investors are advised that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.

CAUTIONARY NOTE TO INVESTORS CONCERNING ESTIMATES OF INFERRED RESOURCES

  This Offer and Circular and documents incorporated by reference herein use the term "inferred resources". Investors are advised that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

        For definitions of the terms used in this section, see the Form 20-F on file with the SEC and the Canadian Securities Administrators.

v

17.	EFFECT OF THE OFFER ON THE MARKET FOR CUMBERLAND SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE	69
18.	REGULATORY MATTERS	69
19.	ACQUISITION OF CUMBERLAND SHARES NOT DEPOSITED PURSUANT TO THE OFFER	71
20.	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	74
21.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	79
22.	ELIGIBILITY FOR INVESTMENT	85
23.	OTHER MATTERS RELATING TO THE OFFER	85
24.	STOCK EXCHANGE LISTING APPLICATIONS	86
25.	SHAREHOLDERS' STATUTORY RIGHTS	86
26.	REGISTRATION STATEMENT FILED WITH THE SEC	86
27.	DIRECTORS' APPROVAL	86
28.	U.S. EXCHANGE ACT REQUIREMENTS	86
CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP (TORONTO)		C-1
CERTIFICATE		C-2
CERTIFICATE		C-3
SCHEDULE A		A-1
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET		A-2
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME		A-3
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS		A-5

SUMMARY TERM SHEET

        This summary provides important and material information about the Offer that is described in more detail elsewhere in this document, but this summary may not include all of the information about the Offer that is important to you. Additional important information about the Offer is contained in the remainder of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, you are urged to carefully read the remainder of this document and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery for the Offer because the information in this summary is not complete, may not answer all of your questions and additional important information is contained in the Offer and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery. Cross-references are included in this question and answer to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned in this question and answer. Unless otherwise defined herein, capitalized terms have the meanings set out under the caption "Definitions".

WHAT IS THE OFFER?

        Agnico-Eagle Mines Limited and Agnico-Eagle Acquisition Corporation are offering to purchase all of the outstanding common shares of Cumberland Resources Ltd., together with the associated rights under Cumberland's shareholder rights plan, other than those already owned by us or our affiliates on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share. For the purpose of this summary, "we" and similar words refer to both Agnico-Eagle Mines Limited and Agnico-Eagle Acquisition Corporation and "Cumberland" refers to Cumberland Resources Ltd.

        See "The Offer" in Section 1 of the Offer.

WHO IS OFFERING TO PURCHASE MY SHARES?

        Our names are Agnico-Eagle Mines Limited and Agnico-Eagle Acquisition Corporation. We are a corporation organized under the laws of the Province of Ontario, and a corporation organized under the laws of the Province of British Columbia, respectively. We are making an offer to purchase all of the outstanding Cumberland Shares, together with the associated rights under Cumberland's shareholder rights plan, other than those already owned by us or our affiliates.

        Agnico-Eagle is an established Canadian gold producer with mining operations in Quebec and exploration and development activities in Canada, Finland, Mexico and the United States. Agnico-Eagle's operating history includes over three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, Agnico-Eagle has produced over 5.0 million ounces of gold. Agnico-Eagle's registered and head office is located at Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7.

        Agnico Acquisition was formed for the sole purpose of making the Offer and is a wholly-owned subsidiary of Agnico-Eagle. The registered office of Agnico Acquisition is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2Z7.

        See "The Offerors" in Section 1 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

        We are offering to purchase all of the outstanding Cumberland Shares, together with the associated rights under Cumberland's shareholder rights plan, not already owned by us or our affiliates. This includes Cumberland Shares that may become outstanding after the date of this Offer, but before the expiration of the Offer, upon the exercise of any options of Cumberland that are exercisable for Cumberland Shares.

        See "The Offer" in Section 1 of the Offer.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE AND WHAT IS THE FORM OF PAYMENT?

        We are offering to purchase all Cumberland Shares, together with the associated rights under Cumberland's shareholder rights plan, other than Cumberland Shares already owned by us or our affiliates, on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share. No additional payment will be made for the rights under Cumberland's shareholder rights plans and no part of the consideration to be paid by us for the Cumberland Shares will be allocated to the rights under Cumberland's shareholder rights plan.

        Based on the closing prices of the Agnico-Eagle Shares and the Cumberland Shares on the Toronto Stock Exchange on February 13, 2007, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the Toronto Stock Exchange for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%.

        See "The Offer" in Section 1 of the Offer. For more information regarding the trading range of Cumberland Shares, see "Cumberland — Price Range and Trading Volumes of Cumberland Shares" in Section 2 of the Circular.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        You will not be required to pay any fee or commission if you accept the Offer by depositing your Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent. However, if you own your Cumberland Shares through a broker or other nominee, and your broker tenders your Cumberland Shares on your behalf, your broker or nominee may charge you a fee for that service. You should consult your broker or nominee to determine whether any charges will apply.

        See "Other Matters Relating to the Offer" in Section 23 of the Circular.

WHY ARE YOU MAKING THIS OFFER?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Cumberland. If we complete the Offer but do not then own 100% of Cumberland, we intend to acquire any Cumberland Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

        The Offer is subject to several conditions, including:

  (a)
  Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Cumberland Shares that, together with the Cumberland Shares owned by Agnico-Eagle or its affiliates, would represent (a) at least 66 2/3% of the Cumberland Shares calculated on a fully-diluted basis, and (b) 50% plus one of the Cumberland Shares calculated on a fully-diluted basis, the votes attached to which would be included in the minority approval of a second-step business combination pursuant to applicable Canadian law;

  (b)
  obtaining all necessary approvals from governmental agencies or other regulatory authorities;

  (c)
  the lack of any material adverse change in the business of Cumberland; and

  (d)
  the recommendation by Cumberland's board of directors that holders of Cumberland Shares tender their Cumberland Shares to the Offer has not been withdrawn.

        See "Conditions to the Offer" in Section 4 of the Offer. A detailed summary of the principal regulatory approvals required in connection with the Offer can be found in "Regulatory Matters" in Section 18 of the Circular.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

        You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at 11:59 p.m., Toronto time, on April 16, 2007, unless it is extended or withdrawn by us.

        See "Time for Acceptance" in Section 2 of the Offer.

CAN THE OFFER BE EXTENDED?

        We can elect, at any time, to extend the Offer. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension in compliance with applicable Canadian and U.S. law.

        See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

        You can accept the Offer by delivering to the Depositary or the U.S. Forwarding Agent, as applicable, before the expiration of the Offer (a) the certificate(s) representing the Cumberland Shares in respect of which the Offer is being accepted, (b) a Letter of Transmittal in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required), and (c) all other documents required by the instructions set out in the Letter of Transmittal.

        If you cannot deliver all of the necessary documents to the Depositary or the U.S. Forwarding Agent, as applicable, in time, you may be able to complete and deliver to the Depositary at its office in Toronto, Ontario, the enclosed Notice of Guaranteed Delivery, provided that certain conditions are met as set out under the heading "Manner of Acceptance — Procedures for Guaranteed Delivery" in Section 3 of the Offer.

        You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Cumberland Shares tendered by your nominee through CDS Clearing and Depositary Services Inc. or The Depository Trust Company.

        See "Manner of Acceptance" in Section 3 of the Offer.

        Shareholders who are Eligible Shareholders who accept the Offer are eligible to make a Rollover Election set out in the Letter of Transmittal to tender their Cumberland Shares to Agnico-Eagle for purposes of obtaining a tax-deferred rollover for Canadian federal income tax purposes. Eligible Shareholders who do not validly make the Rollover Election in the Letter of Transmittal will not obtain such tax-deferred rollover.

        See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular.

IF I ACCEPT THE OFFER, WHEN WILL I RECEIVE MY AGNICO-EAGLE SHARES?

        If the conditions of the Offer are satisfied or waived, and if we consummate the Offer and take up and accept your Cumberland Shares for payment, we will deliver the number of Agnico-Eagle Shares issuable for the Cumberland Shares you tendered promptly in accordance with applicable Canadian and U.S. law.

        See "Take up of and Payment for Deposited Cumberland Shares" in Section 6 of the Offer.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

        You may withdraw previously tendered Cumberland Shares at any time until the Offer has expired and, if we have not within 60 days of the commencement of the Offer agreed to take up and accept your Cumberland Shares for payment, you can withdraw them at any time after such time until we take up and accept Cumberland Shares for payment.

        See "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw Cumberland Shares that have been tendered, you must deliver a written notice of withdrawal, with the required information, to the Depositary or the U.S. Forwarding Agent, as applicable, while you still have the right to withdraw the Cumberland Shares.

        See "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

        Although we do not currently intend to do so, we may extend the Offer for a period of between ten calendar days and twenty U.S. business days following the initial expiration of the Offer on April 16, 2007, provided we have immediately taken up and promptly paid for all Cumberland Shares deposited prior to the initial expiration of the Offer.

        See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

        If the conditions of the Offer are otherwise satisfied or waived and we accept for payment and pay for the Cumberland Shares validly deposited pursuant to the Offer, we intend to acquire any Cumberland Shares not deposited to the Offer:

  (a)
  by Compulsory Acquisition, if at least 90% of the outstanding Cumberland Shares (excluding Cumberland Shares held at the date of the Offer by us and our affiliates) are validly tendered pursuant to the Offer and not withdrawn; or

  (b)
  by a Subsequent Acquisition Transaction on the same terms as such Cumberland Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition.

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

WHAT DOES CUMBERLAND'S BOARD OF DIRECTORS THINK OF THE OFFER?

        The board of directors of Cumberland, after consultation with its financial and legal advisors and on receipt of a recommendation of a special committee of independent directors, has unanimously determined that the consideration under the Offer is fair from a financial point of view to Cumberland's shareholders (other than us or our affiliates) and that the Offer is in the best interests of Cumberland and its shareholders (other than us or our affiliates) and, accordingly, has unanimously approved the Offer and resolved unanimously to recommend that Cumberland's shareholders accept the Offer. All directors and executive officers of Cumberland have agreed to tender to the Offer all Cumberland Shares owned by them and those which may become outstanding and owned by them after the date hereof pursuant to the exercise of Options.

FOLLOWING THE OFFER, WILL CUMBERLAND CONTINUE AS A PUBLIC COMPANY?

        Depending upon the number of Cumberland Shares purchased pursuant to the Offer, it is possible that the Cumberland Shares will fail to meet the criteria for continued listing on the Toronto Stock Exchange or the American Stock Exchange or both. If this were to happen, the Cumberland Shares could be delisted on one or both of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Cumberland Shares.

        If permitted by applicable laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, we intend to delist or request to delist the Cumberland Shares from the Toronto Stock Exchange and the American Stock Exchange and, subject to applicable securities laws, to cause Cumberland to cease to be a reporting issuer under U.S. federal securities laws and the securities laws of each province of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

        See "Effect of the Offer on the Market for Cumberland Shares; Stock Exchange Listing and Public Disclosure" in Section 17 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

        The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Cumberland's shareholders having the right to dissent and demand payment of the fair value of their Cumberland Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting shareholders for their Cumberland Shares.

        See "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE AND HOW DOES THIS COMPARE TO AGNICO-EAGLE SHARES?

        The closing price of the Cumberland Shares on February 13, 2007, the last trading day on each of the Toronto Stock Exchange and the American Stock Exchange prior to our announcement of our intention to make the Offer, was C$6.89 and $5.94, respectively. The closing price of Agnico-Eagle Shares on February 13, 2007 on each of the New York Stock Exchange and Toronto Stock Exchange was $41.22 and C$47.96, respectively. Based on the closing prices of the Agnico-Eagle Shares and the Cumberland Shares on the Toronto Stock Exchange on February 13, 2007, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the Toronto Stock Exchange for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%. We urge you to obtain a recent quotation for the Cumberland Shares before deciding whether or not to tender your Cumberland Shares.

        See "The Offerors — Price Range and Trading Volumes of Agnico-Eagle Shares" in Section 1 of the Circular and "Cumberland — Price Range and Trading Volumes of Cumberland Shares" in Section 2 of the Circular.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

        Shareholders who are Eligible Shareholders are eligible to tender their Cumberland Shares to Agnico-Eagle for the purpose of obtaining a tax-deferred rollover for Canadian federal income tax purposes. Eligible Shareholders who wish to obtain such a rollover must validly make a Rollover Election as set out in the Letter of Transmittal. Other Shareholders will be required to tender to Agnico Acquisition. The sale of Cumberland Shares to Agnico Acquisition will be a taxable disposition for Canadian federal income tax purposes.

        Shareholders who are non-residents of Canada will only be subject to Canadian federal income tax on a disposition of Cumberland Shares in limited circumstances.

        You are urged to read carefully the section entitled "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

        The Acquisition, considered together with the anticipated amalgamations of Cumberland and Agnico Acquisition with Agnico-Eagle (see "Plans for Cumberland" in Section 7 of the Circular), is likely to qualify as a Reorganization asumming such amalgamations are treated as having occurred pursuant to an integrated plan including the Acquisition and if certain other requirements are met. If, however, such amalgamations do not occur or, even if they do occur but are not treated by the IRS and the United States courts as having occurred pursuant to an integrated plan with the Acquisition, then the Acquisition will likely not qualify as a Reorganization. Moreover, whether the Acquisition qualifies as a Reorganization will depend on the resolution of numerous factual issues, some of which may not be known until the consummation of any Compulsory Acquisition or Subsequent Acquisition Transactions, and the application of complex U.S. tax laws. Accordingly, the Offerors cannot provide any assurance that the Acquisition will qualify as a Reorganization. Regardless of whether the Acquisition qualifies as a Reorganization, U.S. Holders that have not made one of the special elections described in "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular will not qualify for nonrecognition treatment and may be subject to additional adverse United States tax consequences if Cumberland is or has been a PFIC at any time during the U.S. Holder's holding period.

        You are urged to read carefully the section entitled "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

WHOM CAN I CALL WITH QUESTIONS?

        You may contact Computershare Investor Services Inc., Merrill Lynch Canada Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Computershare Trust Company, N.A. at their respective telephone numbers and locations set out on the back page of this Offer and Circular. Computershare Investor Services Inc. is acting as the Depositary; Merrill Lynch Canada Inc. is acting as Dealer Manager in Canada; Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Dealer Manager in the United States; and Computershare Trust Company, N.A. is acting as the U.S. Forwarding Agent.

SUMMARY OF THE OFFER

        The following is a summary only and is qualified by the detailed provisions contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety prior to making any decision regarding whether or not to tender Cumberland Shares to the Offer. Although the Offerors have no knowledge that would indicate that any statements contained herein relating to Cumberland are inaccurate or incomplete, neither the Offerors nor their respective officers or directors assume any responsibility for the accuracy or completeness of such information or for any failure of Cumberland to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offerors except to the extent imposed by United States federal securities laws. Capitalized terms used in this summary, where not otherwise defined herein, have the respective meanings set out under the caption "Definitions".

The Offer

        The Offerors are offering to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding Cumberland Shares, together with the associated SRP Rights, other than Cumberland Shares and associated SRP Rights already owned by Agnico-Eagle or its affiliates, which includes Cumberland Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise of any Options, on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offerors for the Cumberland Shares will be allocated to the SRP Rights.

        The closing prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX on February 13, 2007, the last trading day prior to the Offerors' announcement of their intention to make the Offer, were C$47.96 and C$6.89, respectively. Based on such closing prices, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%.

        The Offer is made only for Cumberland Shares (and the associated SRP Rights) and is not made for Options. Any holder of such Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable law, exercise the Options in order to obtain certificates representing Cumberland Shares and deposit those Cumberland Shares pursuant to the Offer.

        Fractional Agnico-Eagle Shares will not be issued. Instead of receiving a fractional Agnico-Eagle Share, Shareholders will receive a cash payment equal to such fraction multiplied by the Current Market Price. For purposes of determining the amount of any such cash payment, all Cumberland Shares deposited by a registered holder will be aggregated.

        The obligation of the Offerors to take up and pay for Cumberland Shares pursuant to the Offer is subject to certain conditions. See "Conditions of the Offer" in Section 4 of the Offer.

The Offerors

        Agnico-Eagle is an established Canadian gold producer with mining operations in Quebec and exploration and development activities in Canada, Finland, Mexico and the United States. Agnico-Eagle's operating history includes over three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, Agnico-Eagle has produced over 5.0 million ounces of gold. Agnico-Eagle is an Ontario corporation, with its registered and head office located at Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7.

        The Agnico-Eagle Shares are listed on the NYSE and the TSX under the symbol "AEM".

        Agnico Acquisition is a wholly-owned subsidiary of Agnico-Eagle that was incorporated under the BCBCA on February 8, 2007. Agnico Acquisition has not carried on any business prior to the date hereof other than in respect of matters directly relating to the making of the Offer. The registered office of Agnico Acquisition is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2Z7.

        See "The Offerors" in Section 1 of the Circular.

Cumberland

        Cumberland is engaged in the business of exploring and developing mineral properties. To date, Cumberland has not commenced mining operations at any of its properties. It is currently focused on the development of its 100% owned Meadowbank Project located in Nunavut, Canada, on which it proposes to develop an open pit gold mine.

        Cumberland is a corporation organized under the laws of British Columbia, with its registered office located at Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1J1, and with its head office located at Suite 950, 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, British Columbia, Canada V7X 1M4.

        The Cumberland Shares are listed on the TSX and the AMEX under the stock symbol "CLG".

        See "Cumberland" in Section 2 of the Circular.

Strategic Rationale and Plans for Cumberland

        Agnico-Eagle believes that Cumberland represents an attractive opportunity for Agnico-Eagle to accelerate its multi-mine growth strategy. Agnico-Eagle's current strategy includes pursuing opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe. The Meadowbank Project is a high quality gold exploration and development property from which production is expected to begin in 2010.

        The acquisition of Cumberland is expected to add approximately 3.0 million ounces of proven and probable gold reserves to Agnico-Eagle's proven and probable reserves of 12.5 million ounces as at December 31, 2006. For a detailed description of Agnico-Eagle's and Cumberland's respective mineral reserves, please see "The Offerors — Business Overview" in Section 1 of the Circular and "Cumberland — Business Overview" in Section 2 of the Circular, respectively. Agnico-Eagle anticipates that by supplementing Cumberland's local operating team with Agnico-Eagle's strengths in mine development, operating experience and financial resources, it should be able to enhance the exploration and development of the combined company's property portfolio.

        The combined company will have a strong balance sheet with substantial cash resources, unused credit facilities and no outstanding funded debt.

        The acquisition of Cumberland will also diversify Agnico-Eagle's asset base by adding future production and resources outside Agnico-Eagle's current operations in the Abitibi region of Quebec and its current interests in properties in northern Quebec, northern Finland and northern Mexico. Agnico-Eagle considers Nunavut an attractive geographic region in which to expand its operations and will be able to draw on its existing personnel in Quebec to complement and assist the workforce in Nunavut.

        From the perspective of Shareholders, the Offer represents a significant premium to the pre-announcement trading price of Cumberland Shares and will provide Shareholders with enhanced liquidity and participation in a diversified portfolio of projects. Eligible Shareholders will have the ability to receive Agnico-Eagle Shares on a tax deferred basis.

        See "Strategic Rationale" in Section 3 of the Circular and "Plans for Cumberland" in Section 7 of the Circular.

Support Agreement

        On February 14, 2007, Agnico-Eagle, Agnico Acquisition and Cumberland entered into the Support Agreement. The Support Agreement sets out the terms and conditions upon which the Offerors agreed to make the Offer and sets out the obligations of Cumberland to support the Offer. The Support Agreement contains, among other things, covenants of the Offerors relating to the making of the Offer, covenants of Cumberland relating to the conduct of Cumberland's and its subsidiaries' business pending completion of the Offer, covenants of Cumberland not to solicit any Acquisition Proposals, customary representations of Cumberland and the Offerors and provisions relating to the payment of a fee to the Offerors in certain circumstances related to the termination of the Support Agreement and the Offer. See "Support Agreement" in Section 15 of the Circular.

Lock-Up Agreement

        On February 14, 2007, Agnico-Eagle, Agnico Acquisition and the Locked-Up Shareholders entered into the Lock-Up Agreement. As at February 14, 2007, the Locked-Up Shareholders represented that they beneficially owned or controlled 4,847,061 Cumberland Shares and 3,558,750 Options, representing, in the aggregate, approximately 10.5% of the outstanding Cumberland Shares, calculated on a fully-diluted basis on such date. The Lock-Up Agreement sets forth, among other things, the agreement of the Offerors to make the Offer and to comply with their respective obligations under the Support Agreement and the Lock-Up Agreement, and the agreement of the Locked-Up Shareholders, subject to the terms and conditions of the Lock-Up Agreement, to tender their Cumberland Shares in valid acceptance of the Offer and not to withdraw such Cumberland Shares except as permitted by the Lock-Up Agreement. The Locked-Up Shareholders are all of the directors and executive officers of Cumberland. See "Commitments to Acquire Securities of Cumberland — Lock-Up Agreement" in Section 13 of the Circular.

Time for Acceptance

        The Offer is open for acceptance until 11:59 p.m. (Toronto time) on April 16, 2007 or until such later time and date or times and dates to which it may be extended by the Offerors pursuant to Section 5 of the Offer, unless the Offer is withdrawn by the Offerors.

Manner of Acceptance

        Shareholders can accept the Offer by delivering to the Depositary or the U.S. Forwarding Agent at any of the offices of the Depositary or the U.S. Forwarding Agent, as applicable, listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received before the Expiry Time (a) the certificate(s) representing the Cumberland Shares in respect of which the Offer is being accepted, (b) a Letter of Transmittal in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required), and (c) all other documents required by the instructions set out in the Letter of Transmittal. See "Manner of Acceptance — Letter of Transmittal" in Section 3 of the Offer.

        Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS or DTC, provided that a Book-Entry Confirmation (and, in the case of DTC participants, an Agent's Message or properly completed Letter of Transmittal and any other required documents) is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent's Message are received by the Depositary. See "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer.

        Eligible Shareholders who wish to obtain a tax-deferred rollover for Canadian federal income tax purposes are cautioned that they must validly make the Rollover Election in the Letter of Transmittal. Eligible Shareholders who follow the procedures for book-entry transfer and do not submit a Letter of Transmittal in which they have made a valid Rollover Election will not be eligible for the tax-deferred rollover.

        If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Cumberland Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary or the U.S. Forwarding Agent before the Expiry Time, those Cumberland Shares may nevertheless be deposited pursuant to the Offer, provided that (a) such deposit is made by or through an Eligible Institution, (b) a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) (or a manually signed facsimile thereof) is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed in the Notice of Guaranteed Delivery and (c) the certificate(s) representing all deposited Cumberland Shares, together with a properly completed and duly executed Letter of

Transmittal (or a manually signed facsimile thereof) relating to the Cumberland Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date. See "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

        Shareholders whose Cumberland Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent.

Withdrawal of Deposited Cumberland Shares

        Shareholders may withdraw all or a portion of their tendered Cumberland Shares at any time until the Offer has expired and, if the Offerors have not within sixty days of the commencement of the Offer agreed to take up and accept deposited Cumberland Shares for payment, Shareholders can withdraw them at any time after such time until the Offerors take up and accept such Cumberland Shares for payment. Additional withdrawal rights may be available under other circumstances as set out in this Offer and Circular or as required by applicable law. Except as so indicated or as otherwise required by applicable law, deposits of Cumberland Shares are irrevocable.

        See "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer.

Conditions of the Offer

        The Offerors will have the right to withdraw the Offer and not take up or pay for any Cumberland Shares deposited pursuant to the Offer if any of the conditions described under "Conditions of the Offer" in Section 4 of the Offer have not been satisfied or waived by the Offerors at or before the Expiry Time. The Offer is conditional upon, among other things:

  (a)
  Shareholders shall have validly deposited under the Offer and not withdrawn that number of Cumberland Shares that, together with the Cumberland Shares owned by Agnico-Eagle or its affiliates, constitute (i) at least 66 2/3% of Cumberland Shares calculated on a fully-diluted basis, and (ii) 50% plus one of the Cumberland Shares calculated on a fully-diluted basis the votes attached to which would be included in the minority approval of a second-step business combination pursuant to Regulation Q-27 and Rule 61-501.

  (b)
  All regulatory approvals, reviews or decisions (including those of any stock exchanges or other securities regulatory authorities and including the Competition Act Approval) which, in the Offerors' judgment, acting reasonably, are necessary or desirable in connection with the Offer (including a Subsequent Acquisition Transaction) shall have been obtained on terms satisfactory to the Offerors.

  (c)
  There shall not exist or have occurred any change which, in the Offerors' judgment, would reasonably be expected to have a Material Adverse Effect or may be considered significant to a purchaser of Cumberland Shares.

  (d)
  Cumberland shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time and all representations and warranties of Cumberland under the Support Agreement shall be true and correct in all material respects as if made at such time except for those expressly stated to speak as of an earlier time.

        The Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the consummation of the Offer can be found in "Conditions to the Offer" in Section 4 of the Offer.

Payment for Deposited Cumberland Shares

        On the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended, varied or changed, the terms and conditions of any such extension, variation or change), the Support

Agreement and applicable law (including Rule 14e-1(c) under the U.S. Exchange Act), the Offerors will purchase, by taking up and accepting for payment, and will pay for, all Cumberland Shares validly tendered prior to the Expiry Date (and not properly withdrawn in accordance with procedures under "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer) promptly following the Expiry Date. See "Take up of and Payment for Deposited Cumberland Shares" in Section 6 of the Offer.

Compulsory Acquisition or Subsequent Acquisition Transaction

        If at least 90% of the outstanding Cumberland Shares (excluding Cumberland Shares held at the date of the Offer by or on behalf of the Offerors and their respective affiliates (as defined in the BCBCA)) are validly tendered pursuant to the Offer and not withdrawn, the conditions of the Offer are otherwise satisfied or waived and the Offerors take up and pay for the Cumberland Shares validly deposited pursuant to the Offer, the Offerors intend to acquire any Cumberland Shares not deposited to the Offer by Compulsory Acquisition, if available. If a Compulsory Acquisition is not available or if the Offerors decide not to proceed with a Compulsory Acquisition and the Minimum Tender Condition has been satisfied, and the Offerors take up and pay for such Cumberland Shares, the Offerors currently intend to propose a Subsequent Acquisition Transaction on the same terms as such Cumberland Shares were acquired under the Offer. There can be no assurance that such a transaction will be completed.

        The Offerors have covenanted in the Support Agreement that if a Compulsory Acquisition is not available, the Offerors will use reasonable best efforts to pursue other means of acquiring the remaining Cumberland Shares not tendered under the Offer. Cumberland has agreed that, in the event the Offerors take up and pay for Cumberland Shares tendered under the Offer representing at least 66 2/3% of the outstanding Common Shares (calculated on a fully-diluted basis as at the Expiry Time), Cumberland will assist the Offerors in connection with any Subsequent Acquisition Transaction, provided that the consideration per Cumberland Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Cumberland Share offered under the Offer.

        The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Cumberland will necessarily depend on a variety of factors, including the number of Cumberland Shares acquired pursuant to the Offer. Although the Offerors currently intend to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Cumberland Shares acquired under the Offer, delays in the Offerors' ability to effect such a transaction, information hereafter obtained by the Offerors, changes in general economic, industry, regulatory or market conditions or in the business of Cumberland, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. Subject to the Offerors' obligations under the Support Agreement, the Offerors expressly reserve the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction involving Cumberland or to propose other means of acquiring, directly or indirectly, all of the outstanding Cumberland Shares in accordance with applicable law, including a Subsequent Acquisition Transaction on terms not described in the Circular.

        See "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

Certain Canadian Federal Income Tax Considerations

        Shareholders who are Eligible Shareholders are eligible to tender their Cumberland Shares to Agnico-Eagle for the purpose of achieving a tax-deferred rollover for Canadian federal income tax purposes. Eligible Shareholders who wish to obtain such a rollover must validly make a Rollover Election as set out in the Letter of Transmittal. Other Shareholders who accept the Offer will be required to tender to Agnico Acquisition. The sale of Cumberland Shares to Agnico Acquisition will be a taxable disposition for Canadian federal income tax purposes. See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular.

        Shareholders who are non-residents of Canada will only be subject to Canadian federal income tax on a disposition of Cumberland Shares in limited circumstances.

        The foregoing is a brief summary of certain Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Cumberland Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Cumberland Shares pursuant to any Subsequent Acquisition Transaction.

United States Federal Income Tax Considerations

        The Acquisition, considered together with the anticipated amalgamations of Cumberland and Agnico Acquisition with Agnico-Eagle (see "Plans for Cumberland" in Section 7 of the Circular), is likely to qualify as a Reorganization assuming such amalgamations are treated as having occurred pursuant to an integrated plan including the Acquisition and if certain other requirements are met. If, however, such amalgamations do not occur or, even if they do occur but are not treated by the IRS and the United States courts as having occurred pursuant to an integrated plan with the Acquisition, then the Acquisition will likely not qualify as a Reorganization. Moreover, whether the Acquisition qualifies as a Reorganization will depend on the resolution of numerous factual issues, some of which may not be known until the consummation of any Compulsory Acquisition or Subsequent Acquisition Transactions, and the application of complex U.S. tax laws. Accordingly, the Offerors cannot provide any assurance that the Acquisition will qualify as a Reorganization. Regardless of whether the Acquisition qualifies as a Reorganization, U.S. Holders that have not made one of the special elections described in "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular will not qualify for nonrecognition treatment and may be subject to additional adverse United States tax consequences if Cumberland is or has been a PFIC at any time during the U.S. Holder's holding period.

        The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular.

Risk Factors

        An investment in Agnico-Eagle Shares and the acquisition of Cumberland are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described under "Risk Factors" in Section 9 of the Circular and the other information contained in, or incorporated by reference into, the Offer and Circular.

Depositary and U.S. Forwarding Agent

        Computershare Investor Services Inc. is acting as Depositary and Computershare Trust Company, N.A. is acting as U.S. Forwarding Agent under the Offer. In such capacities, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing the Cumberland Shares and accompanying Letters of Transmittal at the respective offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Cumberland Shares purchased by the Offerors under the Offer. The Depositary will also facilitate book-entry transfer of Cumberland Shares.

Dealer Managers

        The Offerors have engaged the services of Merrill Lynch Canada Inc. to act as Dealer Manager to solicit acceptances of the Offer in Canada. Merrill Lynch, Pierce, Fenner & Smith Incorporated has been engaged to act as Dealer Manager to solicit acceptances of the Offer in the United States.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent. Shareholders should contact the Dealer Managers, the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing the Cumberland Shares with the Depositary or the U.S. Forwarding Agent.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH U.S. GAAP

        The following tables include a summary of (a) Agnico-Eagle's historical consolidated financial information as at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, (b) unaudited consolidated financial information as at September 30, 2006 and for the nine months ended September 30, 2006 and 2005 and (c) unaudited pro forma consolidated financial information for the year ended December 31, 2005 and the nine months ended September 30, 2006. The historical financial information for the years ended December 31, 2005 and 2004 has been derived from Agnico-Eagle's audited consolidated financial statements. The historical financial information for the nine months ended September 30, 2006 and 2005 has been derived from Agnico-Eagle's consolidated financial statements. The unaudited pro forma consolidated financial information for Agnico-Eagle has been derived from the unaudited comparative interim consolidated financial statements of each of Cumberland and Agnico-Eagle for the nine months ended September 30, 2006, audited comparative consolidated financial statements of Agnico-Eagle and Cumberland for the years ended December 31, 2005 and 2004 and such other supplementary information as was available to Agnico-Eagle and considered necessary to give pro forma effect to the acquisition of Cumberland by Agnico-Eagle.

        The summary unaudited pro forma consolidated financial statement information set forth below is extracted from the unaudited pro forma consolidated financial statements of Agnico-Eagle, the accompanying notes thereto included in Schedule A to the Circular. The summary unaudited pro forma consolidated income statement information for Agnico-Eagle gives effect to the proposed acquisition of Cumberland as if it had occurred as at January 1, 2005. The summary unaudited pro forma balance sheet information for Agnico-Eagle gives effect to the proposed acquisition of Cumberland as if if had occured as at September 30, 2006. In preparing the unaudited pro forma consolidated financial statement information, management of Agnico-Eagle has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. While efforts have been made to estimate the effect of harmonization of accounting policies or practices between Agnico-Eagle and Cumberland, there can be no assurance that such estimates are accurate. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2005	2005	2006	2006
			(Pro Forma)			(Pro Forma)
	(in thousands of U.S. dollars, except per share data)
Consolidated Statement of Income Data:
Revenues
Revenues from mining operations	$188,049	$241,338	$241,338	$169,946	$326,251	$326,251
Other revenues	$655	$4,996	$7,047	$754	$39,619	$41,651

Total revenues	$188,704	$246,334	$248,385	$170,700	$365,870	$367,902

Costs and Expenses
Production	$98,168	$127,365	$127,365	$93,789	$105,210	$105,210

Other expenses	$42,657	$81,975	$91,960	$51,612	$141,175	$155,215

Total expenses	$140,825	$209,340	$219,325	$145,401	$246,385	$260,425

Net income	$47,879	$36,994	$29,060	$25,299	$119,485	$107,477

Net income per share — basic	$0.56	$0.42	$0.28	$0.29	$1.05	$0.84

Net income per share — diluted	$0.56	$0.42	$0.28	$0.29	$1.02	$0.82

Ratio of earnings to fixed charges	5.84	4.73	3.70	3.50	62.13	55.69

	As at December 31,		As at September 30,
	2004	2005	2006		2006
					(Pro Forma)
	(in thousands of U.S. dollars, except share and per share data)
Consolidated Balance Sheet Data:
Assets
Current
Cash and cash equivalents	$33,005	$61,155		$254,918	$368,933
Restricted cash	$8,173	$—		$5,923	$6,927
Other current assets	$170,619	$182,180		$290,194	$290,969
Total current assets	$211,797	$243,335		$551,035	$666,829
Non-Current
Property, plant and mine development	$427,037	$661,196		$805,504	$1,589,687
Other non-current assets	$79,330	$71,538		$56,720	$58,270
Total non-current assets	506,367	$732,734		$862,224	$1,647,957
Liabilities
Total current liabilities	$34,492	$43,845		$44,195	$69,169
Total non-current liabilities, excluding long-term debt	$71,951	$146,101		$148,258	$451,299
Total long-term debt	$141,495	$131,056		$—	$—
Shareholders' Equity
Number of common shares outstanding	86,072,779	97,836,954		120,738,053	134,356,601
Total shareholders' equity	$470,226	$655,067		$1,220,806	$1,794,318
Book value per common share	$5.46	$6.70		$10.11	$13.35
Dividends declared (per share)	$0.03	$0.03	$	N/A	$ N/A

DEFINITIONS

        In the accompanying Summary Term Sheet and Summary of the Offer and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

"Acquisition" has the meaning ascribed thereto under the heading "Certain United States Federal Income Tax Considerations — Certain United States Federal Income Tax Consequences of the Offer" in Section 21 of the Circular;

"Acquisition Proposal" means a proposal or offer relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion, on a consolidated basis, of the assets of, or 20% or more of the equity interest (including securities) in, Cumberland or the Subsidiaries or other similar transaction or business combination;

"affiliate" has the meaning ascribed thereto in the OSA;

"Agent's Message" has the meaning ascribed thereto under "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer;

"Agnico Acquisition" means Agnico-Eagle Acquisition Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Agnico-Eagle;

"Agnico-Eagle" means Agnico-Eagle Mines Limited, a corporation incorporated under the laws of the Province of Ontario;

"Agnico-Eagle Board" means the board of directors of Agnico-Eagle;

"Agnico-Eagle Material Adverse Change" means an event, change or occurrence which, individually or together with any other event, change or occurrence has or may be reasonably likely to cause a material adverse effect on the financial position, business, properties, assets or results of operations or prospects of Agnico-Eagle and its subsidiaries, taken as a whole, other than any event, change or occurrence (a) relating to the Canadian economy, political conditions or securities markets in general, (b) affecting the gold mining industry in general and not affecting Agnico-Eagle or its subsidiaries in any specific manner, (c) attributable to the announcement of this Agreement and the transactions contemplated herein, or (d) relating to any generally applicable change in applicable laws or regulations or in United States generally accepted accounting principles;

"Agnico-Eagle Shares" means common shares of Agnico-Eagle and "Agnico-Eagle Share" means one of them;

"AMEX" means the American Stock Exchange;

"AMF" means the Autorité des marchés financiers;

"Appointee" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"ARC" means an Advanced Ruling Certificate issued under the Competition Act;

"associate" has the meaning ascribed thereto in the OSA;

"BCBCA" means the Business Corporations Act (British Columbia), as amended;

"Book-Entry Confirmation" has the meaning ascribed thereto under "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer;

"Business Day" means any day other than a Saturday or Sunday on which banks are open for business in Toronto, Ontario and Vancouver, British Columbia;

"Canada-U.S. Tax Convention" has the meaning ascribed thereto under the heading "Certain United States Federal Tax Income Tax Considerations — Scope of this Disclosure — Authorities" in Section 21 of the Circular;

"Canadian Securities Administrators" means, collectively, the securities regulatory authority in each of the provinces and territories of Canada;

"C$" means Canadian dollars;

"CDS" means CDS Clearing and Depositary Services Inc.;

"Circular" means the take-over bid circular accompanying the Offer and forming a part thereof, including the schedules attached thereto;

"close of business" on any given date means the time on such date at which the office of the transfer agent for the Cumberland Shares in the City of Toronto, Ontario becomes closed to the public;

"Commissioner" means the Canadian Commissioner of Competition;

"Competition Act" means the Competition Act, Canada, as amended;

"Competition Act Approval" means either: (a) the issuance of an ARC pursuant to Section 102 of the Competition Act by the Commissioner to the effect that the Commissioner is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an Order under Section 92 of the Competition Act with respect to the Offer; or (b) that:

  (i)
  the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated, or the Commissioner shall have waived the obligation to notify and supply information under Section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC, and

  (ii)
  Agnico-Eagle shall have been advised in writing by the Commissioner, on terms and conditions satisfactory to Agnico-Eagle, that the Commissioner has determined not to make an application for an Order under Section 92 or Section 100 of the Competition Act in respect of the transactions contemplated by this Agreement;

"Competition Tribunal" means the tribunal established pursuant to the Competition Tribunal Act, as amended from time to time, which is empowered to deal with certain matters under the Competition Act;

"Compulsory Acquisition" has the meaning ascribed thereto under "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular;

"Contact" means Contact Diamond Corporation;

"Contact Offer" has the meaning ascribed thereto under "The Offerors — Business Overview" in Section 1 of the Circular;

"Court" means the Supreme Court of British Columbia;

"Cumberland" means Cumberland Resources Ltd., a corporation incorporated under the laws of British Columbia;

"Cumberland Board" means the board of directors of Cumberland;

"Cumberland Shares" means the outstanding common shares of Cumberland and "Cumberland Share" means any one of them;

"Current Market Price" means the closing price of the Agnico-Eagle Shares on the TSX on the day that the Offerors first take up and pay for Cumberland Shares under the Offer;

"Davies" means Davies Ward Phillips & Vineberg LLP, counsel to the Offerors;

"Dealer Managers" means Merrill Lynch Canada Inc. in Canada and Merrill Lynch, Pierce, Fenner & Smith Incorporated in the United States and "Dealer Manager" means either one of them;

"Depositary" means Computershare Investor Services Inc. at its offices specified in the Letter of Transmittal;

"Deposited Cumberland Shares" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"Dissenting Offeree" has the meaning ascribed thereto under "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular;

"Distributions" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"DTC" means The Depository Trust Company;

"Effective Time" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

"Eligible Shareholder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular;

"Expiry Date" means April 16, 2007, or such later date or dates as may be fixed by the Offerors from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offerors;

"Expiry Time" means 11:59 p.m. (Toronto time) on the Expiry Date, or such later time or times as may be fixed by the Offerors from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offerors;

"Federal Reserve Board" means the U.S. Board of Governors of the Federal Reserve System;

"fully-diluted basis" means, with respect to the number of outstanding Cumberland Shares at any time, the number of Cumberland Shares that would be outstanding if all rights to acquire Cumberland Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Cumberland Shares issuable upon the exercise of Options, whether vested or unvested;

"Genex" means Genex Exploration Corp., a wholly-owned subsidiary of Cumberland;

"IRS" means the United States Internal Revenue Service;

"Letter of Transmittal" means the Letter of Transmittal (printed on yellow paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

"Locked-Up Shareholders" means, collectively, Kerry M. Curtis, J. Michael Kenyon, Abraham Aronowicz, Richard Colterjohn, Walter Segsworth, Jonathan A. Rubenstein, Glen D. Dickson, Michael Carroll, E.R. (Ted) Rutherglen, Brad Thiele and Craig Goodings, and "Locked-Up Shareholder" means any one of them;

"Lock-Up Agreement" means the binding lock-up agreement dated February 14, 2007 between Agnico-Eagle, Agnico Acquisition and the Locked-Up Shareholders;

"London P.M. Fix" has the meaning ascribed thereto under "Risk Factors — Risks Related to Agnico-Eagle's Business — Agnico-Eagle's financial performance and results may fluctuate widely due to volatile and unpredictable commodity prices" in Section 9 of the Circular;

"Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence has or would be reasonably likely to have a material adverse effect on the financial position, business, properties, assets or results of operations or prospects of Cumberland and its subsidiaries, taken as a whole, other than any event, change or occurrence (a) relating to the Canadian economy, political conditions or securities markets in general, (b) affecting the gold mining industry in general and not affecting Cumberland or its subsidiaries in any specific manner, (c) attributable to the announcement of this Agreement and the transactions contemplated herein, or (d) relating to any generally applicable change in applicable laws or regulations or in Canadian generally accepted accounting principles;

"Meadowbank Project" means the 100% owned Meadowbank gold project on which Cumberland proposes to construct an open pit gold mine;

"Merrill Lynch" means Merrill Lynch Canada Inc.;

"Minimum Tender Condition" has the meaning ascribed thereto under "Conditions of the Offer" in Section 4 of the Offer;

"MMC" means Meadowbank Mining Corporation, a wholly-owned subsidiary of Cumberland;

"NI 43-101" means National Policy 43-101 — Standards of Disclosure for Mineral Projects;

"Notice of Guaranteed Delivery" means the Notice of Guaranteed Delivery for Deposit of Cumberland Shares (printed on pink paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

"NYSE" means the New York Stock Exchange;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Offer" means the offer made hereby to purchase all of the outstanding Cumberland Shares (and the associated SRP Rights) not already owned by Agnico-Eagle or its affiliates, including Cumberland Shares that may become outstanding after the date hereof but before the Expiry Time upon exercise of Options;

"Offer and Circular" means the Offer and the Circular, collectively;

"Offerors" means, collectively, Agnico-Eagle and Agnico Acquisition;

"Offerors' Notice" has the meaning ascribed thereto under "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular;

"Options" means outstanding options to acquire Cumberland Shares under the Stock Option Plan;

"Orion" means Orion Securities Inc.;

"OSA" means the Securities Act (Ontario), as amended;

"OSC" means the Ontario Securities Commission;

"PFIC" means a "passive foreign investment company" as defined under the heading "Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company" in Section 21 of the Circular;

"Proposed Agreement" has the meaning ascribed thereto under "Support Agreement" in Section 15 of the Circular;

"Purchased Securities" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"Regulation Q-27" means AMF Regulation Q-27 — Protection of Minority Securityholders in the Course of Certain Transactions;

"Reorganization" has the meaning ascribed thereto under the heading "Certain United States Federal Income Tax Considerations — Certain United States Federal Income Tax Consequences of the Offer" in Section 21 of the Circular;

"Rollover Election" means an election made by an Eligible Shareholder to tender all of its Cumberland Shares to Agnico-Eagle pursuant to the Offer, made in the manner set forth in the Letter of Transmittal;

"Rule 61-501" means OSC Rule 61-501 — Insider Bids, Issuer Bids, Business Combination and Related Party Transactions;

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002;

"SEC" means the United States Securities and Exchange Commission;

"Shareholder Rights Plan" means the shareholder rights plan agreement dated as of May 4, 2006 entered into between Cumberland and Computershare Investor Services Inc., as rights agent;

"Shareholders" means the holders of Cumberland Shares, and "Shareholder" means any one of them;

"SRP Rights" means the rights issued pursuant to the Shareholder Rights Plan;

"Stock Option Plan" means Cumberland's 1995 Stock Option Plan (as amended);

"Stornoway" means Stornoway Diamond Corporation;

"Subsequent Acquisition Transaction" has the meaning ascribed thereto under "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 19 of the Circular;

"Subsequent Offering Period" has the meaning ascribed thereto under "Extension, Variation or Change in the Offer" in Section 5 of the Offer;

"subsidiary" has the meaning ascribed thereto in the OSA;

"Subsidiaries" means, collectively, Genex and MMC;

"Superior Proposal" means a bona fide written Acquisition Proposal made by a third party after February 14, 2007, for which financing, to the extent required, is then committed or capable of being obtained (as determined reasonably and in good faith by the Cumberland Board after consultation with the third party offeror and its financial advisor), that was not solicited on or after February 1, 2007 and which did not otherwise result from a breach of the Support Agreement, in respect of which the Cumberland Board determines reasonably and in good faith (after consultation with its financial advisor and after receiving advice from its outside legal counsel reflected in the minutes of the Cumberland Board to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Cumberland Board) that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders (other than Agnico-Eagle and its respective shareholders and affiliates) than the Offer and providing to Shareholders consideration per share greater than the Offer;

"Support Agreement" means the agreement between Agnico-Eagle, Agnico Acquisition and Cumberland, dated February 14, 2007, providing, among other things, for the making of the Offer and the recommendation of the Cumberland Board that Shareholders accept the Offer;

"take up" in reference to Cumberland Shares means to accept such Cumberland Shares for payment by giving written notice of such acceptance to the Depositary and "taking up" and "taken up" have corresponding meanings;

"Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

"Termination Fee" has the meaning ascribed thereto under "Support Agreement" in Section 15 of the Circular;

"TSX" means the Toronto Stock Exchange;

"United States" or "U.S." means the United States of America, any State of the United States and the District of Columbia, as applicable;

"U.S. Business Day" means any day other than a Saturday, Sunday or federal holiday in the United States;

"U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"U.S. Forwarding Agent" means Computershare Trust Company, N.A.;

"U.S. GAAP" means United States generally accepted accounting principles;

"U.S. Holder" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations — Scope of this Disclosure" in Section 21 of the Circular; and

"U.S. Securities Act" means the U.S. Securities Act of 1933, as amended.

OFFER

        The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer, where not otherwise defined herein, have the meanings set out under the caption "Definitions".

March 12, 2007

TO: THE SHAREHOLDERS OF CUMBERLAND RESOURCES LTD.

1.     The Offer

        The Offerors hereby offer to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding Cumberland Shares, together with the associated SRP Rights, other than Cumberland Shares and the associated SRP Rights already owned by Agnico-Eagle or its affiliates, which includes Cumberland Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise of any Options, on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share.

        Fractional Agnico-Eagle Shares will not be issued. Instead of receiving a fractional Agnico-Eagle Share, Shareholders will receive a cash payment equal to such fraction multiplied by the Current Market Price. For purposes of determining the amount of any such cash payment, all Cumberland Shares deposited by a registered holder will be aggregated.

        The closing prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX on February 13, 2007, the last trading day prior to the Offerors' announcement of their intention to make the Offer, were C$47.96 and C$6.89, respectively. Based on such closing prices, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%. The Cumberland Board, upon recommendation of its special committee and consultation with its legal counsel and financial advisor, has unanimously determined that the consideration to be received under the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle or its affiliates) and that the Offer is in the best interests of Cumberland and the Shareholders and, accordingly, has unanimously approved the Offer and resolved unanimously to recommend that the Shareholders accept the Offer.

Options

        The Offer is made only for Cumberland Shares (and the associated SRP Rights) and is not made for any Options. Any holder of such Options who wishes to accept the Offer should, to the extent permitted by the terms of the Options and applicable law, exercise the Options in order to obtain certificates representing Cumberland Shares and deposit those Cumberland Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options that the holder will have certificates representing the Cumberland Shares available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

        If any holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an Option to acquire Cumberland Shares will become an option to acquire a number of Agnico-Eagle Shares as determined in accordance with the terms of the Option.

SRP Rights

        Shareholders who have deposited their Cumberland Shares pursuant to the Offer will be deemed to have deposited the SRP Rights associated with such Cumberland Shares. No additional payment will be made for the

SRP Rights and no part of the consideration to be paid by the Offerors for the Cumberland Shares will be allocated to the SRP Rights.

Rollover Election

        A Shareholder wishing to accept the Offer must tender the Shareholder's Cumberland Shares to Agnico Acquisition, unless the Shareholder is an Eligible Shareholder. An Eligible Shareholder wishing to accept the Offer may choose to make a Rollover Election to tender the Eligible Shareholder's Cumberland Shares to Agnico-Eagle, instead of to Agnico Acquisition, for the purpose of obtaining a tax-deferred rollover (see "Certain Canadian Federal Income Tax Considerations" in Section 20 of Circular). The Letter of Transmittal accompanying this Offer and Circular sets forth the manner in which the Rollover Election may be made by Eligible Shareholders. Eligible Shareholders who otherwise validly accept the Offer but do not validly make a Rollover Election shall be deemed to have elected to tender their Cumberland Shares to Agnico Acquisition. The sale of Cumberland Shares to Agnico Acquisition will be a taxable disposition for Canadian federal income tax purposes. A Shareholder who makes a Rollover Election will be required to represent that the Shareholder is an Eligible Shareholder. In the event that the Depositary has reason to question the Eligible Shareholder status of a Shareholder who has made such Rollover Election, the Depositary shall determine whether the Shareholder is an Eligible Shareholder and such determination shall be final and binding on all parties.

No Offer Where Unlawful

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Fees and Commissions

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent. Shareholders should contact the Dealer Managers, the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing their Cumberland Shares with the Depositary or the U.S. Forwarding Agent, as applicable. Shareholders whose Cumberland Shares are registered in the name of a stock broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Cumberland Shares.

2.     Time for Acceptance

        The Offer is open for acceptance until 11:59 p.m. (Toronto time) on April 16, 2007, or until such later time and date or times and dates to which it may be extended by the Offerors pursuant to Section 5 of the Offer, "Extension, Variation or Change in the Offer", unless the Offer is withdrawn by the Offerors.

3.     Manner of Acceptance

Letter of Transmittal

        The Offer may be accepted by delivering to the Depositary or the U.S. Forwarding Agent at any of the offices of the Depository or the U.S. Forwarding Agent, as applicable, listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received before the Expiry Time:

  (a)
  the certificate or certificates representing the Cumberland Shares in respect of which the Offer is being accepted;

  (b)
  a Letter of Transmittal in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required); and

  (c)
  all other documents required by the instructions set out in the Letter of Transmittal.

        Participants in CDS or DTC should contact the Depositary or the U.S. Forwarding Agent with respect to the deposit of their Cumberland Shares under the Offer. CDS and DTC will be issuing instructions to their respective participants as to the method of depositing such Cumberland Shares under the terms of the Offer.

        Except as otherwise provided in the instructions to the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Cumberland Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the certificates for Agnico-Eagle Shares issuable are to be delivered to a person other than the registered owner, the certificate(s) must be endorsed or accompanied by an appropriate share transfer power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or share transfer power of attorney guaranteed by an Eligible Institution.

        Unless waived by the Offerors, holders of Cumberland Shares are required to deposit one SRP Right for each Cumberland Share in order to effect a valid deposit of such Cumberland Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the separation time under the Shareholder Rights Plan does not occur before the Expiry Time, a deposit of Cumberland Shares will also constitute a deposit of the associated SRP Rights. Pursuant to the Support Agreement, Cumberland has agreed that it will take all action necessary (a) in order to ensure that the separation time under the Shareholder Rights Plan does not occur in connection with the Support Agreement, the Lock-up Agreement or any agreements entered into between the Offerors and each of the directors and officers of Cumberland in connection with the Offer and any Subsequent Acquisition Transaction and (b) otherwise to give effect to the waiver, effective immediately prior to the time when the Offerors first take up Cumberland Shares under the Offer, of the application of the Shareholder Rights Plan to the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any acquisition of Cumberland Shares thereunder, and any other action taken by the Offerors in furtherance thereof, and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions.

        In addition, Cumberland Shares may be deposited in compliance with the procedures set forth below under the heading "Procedure for Guaranteed Delivery" for guaranteed delivery before the Expiry Time.

Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit Cumberland Shares pursuant to the Offer and either the certificate(s) representing the Cumberland Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary or the U.S. Forwarding Agent before the Expiry Time, those Cumberland Shares may nevertheless be deposited pursuant to the Offer, provided that all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) (or a manually signed facsimile thereof), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed in the Notice of Guaranteed Delivery; and

  (c)
  the certificate(s) representing all deposited Cumberland Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with signatures guaranteed if so required in accordance with the Letter of Transmittal, and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day of the TSX after the Expiry Date.

        The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario listed in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing

Cumberland Shares and all other required documents to any office other than the Toronto, Ontario office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

Acceptance by Book-Entry Transfer

        Shareholders may also accept the Offer by following the procedures for a book-entry transfer established by CDS or DTC, provided that confirmation of a book-entry transfer of such Cumberland Shares (a "Book-Entry Confirmation") into the Depositary's account at CDS or DTC, as the case may be, is received by the Depositary at its office in Toronto, Ontario before the Expiry Time. The Depositary has established an account at both CDS and DTC for the purpose of the Offer. Any financial institution that is a participant in CDS or DTC may cause CDS or DTC, as the case may be, to make a book-entry transfer of a Shareholder's Cumberland Shares into the Depositary's account in accordance with CDS or DTC, as the case may be, procedures for such transfer. Delivery of Cumberland Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

        Shareholders, through their respective CDS or DTC participants, who accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS or DTC shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Shareholders who wish to accept the Offer by following the procedures for book-entry transfer established by DTC may do so provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent's Message should be sent to the Depositary and should not be sent to the U.S. Forwarding Agent. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Cumberland Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offerors may enforce such agreement against such participant.

        Eligible Shareholders who wish to obtain a tax-deferred rollover for Canadian federal income tax purposes are cautioned that they must validly make the Rollover Election in the Letter of Transmittal. Eligible Shareholders who follow the procedures for book-entry transfer and do not submit a Letter of Transmittal in which they have made a valid Rollover Election will not be eligible for the tax-deferred rollover.

Currency of Payment

        All cash payable in lieu of fractional Agnico-Eagle Shares otherwise issuable will be paid in Canadian dollars.

General

        The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent, as applicable, has physically received the requisite documents at or before the time specified. In all cases, payment for the Cumberland Shares deposited and taken up by the Offerors pursuant to the Offer will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of certificates representing the Cumberland Shares (or Book-Entry Confirmation), a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and signed covering the Cumberland Shares with the signatures guaranteed in accordance with the instructions set out therein, and any other required documents.

        The method of delivery of the certificate(s) representing Cumberland Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the depositing Shareholder. The Offerors recommend that those documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and that a receipt be obtained or, if mailed, that registered mail, properly insured, be used with an acknowledgement of receipt requested. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary or U.S. Forwarding Agent before the Expiry Time. Delivery will only be effective upon physical receipt by the Depositary or the U.S. Forwarding Agent, as applicable.

        Shareholders whose Cumberland Shares are registered in the name of a stock broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Cumberland Shares.

        All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of Cumberland Shares deposited pursuant to the Offer will be determined by the Offerors in their sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offerors reserve the absolute right to reject any and all deposits which they determine not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offerors reserve the absolute right to waive any defects or irregularities in the deposit of any Cumberland Shares. There shall be no duty or obligation of the Offerors, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offerors' interpretation of the terms and conditions of the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

        Under no circumstances will any amount be paid by the Offerors or the Depositary by reason of any delay in exchanging any Cumberland Shares or in making payments in lieu of fractional Agnico-Eagle Shares to any person on account of Cumberland Shares accepted for exchange pursuant to the Offer.

        The Offerors reserve the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Dividends and Distributions

        Subject to the terms and conditions of the Offer and subject, in particular, to Cumberland Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, a Shareholder deposits, sells, assigns and transfers to the applicable Offeror all right, title and interest in and to the Cumberland Shares covered by the Letter of Transmittal delivered to the Depositary or the U.S. Forwarding Agent (the "Deposited Cumberland Shares") and in and to all rights and benefits arising from such Deposited Cumberland Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests (including the SRP Rights) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Cumberland Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Cumberland Shares deposited by book-entry transfer by the making of a book-entry transfer), irrevocably constitutes and appoints, effective on and after the time (the "Effective Time") that the applicable Offeror takes up the Deposited Cumberland Shares covered by the Letter of Transmittal or book-entry transfer (which Cumberland Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), each officer of the Depositary and each director and officer of the Offerors and any other person designated by the Offerors in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies in the name of and on behalf of the depositing Shareholder with respect to the Purchased Securities, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

  (a)
  to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by Cumberland or its transfer agent;

  (b)
  for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver, as and when requested by an Offeror, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offerors in respect of any or all

    Purchased Securities, to revoke any such instrument, authorization or consent given prior to or after the Effective Time, to designate in any such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Cumberland;

  (c)
  to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

  (d)
  to exercise any other rights of a holder of Purchased Securities.

        A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Cumberland Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Cumberland Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Cumberland Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of the Offer, "Right to Withdraw Deposited Cumberland Shares".

        A Shareholder accepting the Offer agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of securities of Cumberland and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the applicable Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offerors as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

        A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of an Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the applicable Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

        The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the applicable Offeror, effective immediately following the time at which the applicable Offeror takes up the Cumberland Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (a) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Cumberland Shares and any Distributions deposited pursuant to the Offer, (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Cumberland Shares and any Distributions deposited under the Offer, (c) the Deposited Cumberland Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Cumberland Shares and Distributions, to any other person, (d) the deposit of the Deposited Cumberland Shares and Distributions complies with applicable law, and

(e) when the Deposited Cumberland Shares and Distributions are taken up and paid for by the applicable Offeror, the applicable Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.     Conditions of the Offer

        Subject to the provisions of the Offer, the Offerors shall have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Cumberland Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Cumberland Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offerors at or prior to the Expiry Time:

  (a)
  there shall have been validly deposited under the Offer and not withdrawn that number of Cumberland Shares as together with Cumberland Shares owned by Agnico-Eagle constituting:

  (i)
  at least 66 2/3% of Cumberland Shares calculated on a fully-diluted basis (the "Minimum Tender Condition"); and

  (ii)
  50% plus one of the Cumberland Shares calculated on a fully-diluted basis the votes attached to which would be included in the minority approval of a second-step business combination pursuant to Regulation Q-27 and Rule 61-501;

  (b)
  all regulatory approvals, reviews or decisions (including those of any stock exchanges or other securities regulatory authorities and including the Competition Act Approval) which, in the Offerors' judgment, acting reasonably, are necessary or desirable in connection with the Offer (including a Subsequent Acquisition Transaction) shall have been obtained on terms satisfactory to the Offerors;

  (c)
  (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

    (A)
    to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offerors of Cumberland Shares or the right of the Offerors to own or exercise full right of ownership of Cumberland Shares; or

    (B)
    which, if the Offer were consummated, could, in the Offerors' reasonable judgment constitute a Material Adverse Effect or materially adversely affect the Offerors' ability to effect a Subsequent Acquisition Transaction;

  (d)
  there shall not exist any prohibition at law against the Offerors making the Offer or the take up and payment for any Cumberland Shares deposited under the Offer;

  (e)
  there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally by way of press release and material change report or to the Offerors in writing) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of Cumberland or any of its subsidiaries, associates or entities which, in the Offerors' judgment, would reasonably be expected to have a Material Adverse Effect or may be considered to be significant to a purchaser of Cumberland Shares;

  (f)
  the Offerors shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of Cumberland with any regulatory authority in Canada or elsewhere, including any annual report, financial statements, material change report, press release or management proxy circular or in any document so filed or released by Cumberland to the public;

  (g)
  the Cumberland Board shall not have withdrawn any recommendation made by it that holders of Cumberland Shares accept the Offer or changed any such recommendation in a manner that has substantially the same effect or issued a recommendation that holders of Cumberland Shares not accept the Offer;

  (h)
  the Cumberland Board shall have waived, suspended or otherwise rendered the Shareholder Rights Plan ineffective with respect to the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction and any acquisition of Cumberland Shares thereunder and any other actions taken by the Offerors in furtherance thereof;

  (i)
  Cumberland shall not have entered into a Proposed Agreement;

  (j)
  Cumberland shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time and all representations and warranties of Cumberland under the Support Agreement shall be true and correct in all material respects as if made at such time except for those expressly stated to speak as of an earlier time;

  (k)
  there shall have not occurred, developed or come into effect or existence any effect, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, enquiry or other occurrence of any nature whatsoever which, in the opinion of the Offerors, materially adversely affects or involves the financial markets in Canada or the United States generally or the financial condition, business, operations, assets, affairs or prospects of Cumberland or any of its subsidiaries, associates or entities; and

  (l)
  the Lock-up Agreement shall not have been terminated.

        The foregoing conditions are for the sole benefit of the Offerors and may be asserted by the Offerors or may be waived by the Offerors in whole or in part at any time and from time to time in their sole discretion, without prejudice to any other rights which the Offerors may have. The failure by the Offerors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offerors concerning the events described in the foregoing conditions shall be final and binding.

        Any waiver of a condition or the termination or withdrawal of the Offer shall be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing by the Offerors to the Depositary at its principal office in Toronto, Ontario. The Offerors, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable law, cause the Depositary as soon as is practicable thereafter to notify the registered holders of Cumberland Shares in the manner set forth under "Notice and Delivery" in Section 11 of the Offer. If the Offer is withdrawn, the Offerors shall not be obligated to take up, accept for payment or pay for any Cumberland Shares deposited pursuant to the Offer, and the Depositary and the U.S. Forwarding Agent will promptly return all certificates representing deposited Cumberland Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in their possession to the parties by whom they were deposited.

5.     Extension, Variation or Change in the Offer

        The Offer is open for acceptance until the Expiry Time, subject to extension or variation in the Offerors' sole discretion unless the Offer is withdrawn or is extended by the Offerors.

        Subject to the limitations hereinafter described, the Offerors may, in their sole discretion, at any time and from time to time, extend the Expiry Date or the Expiry Time or vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition to the effectiveness of such notice) of such extension or variation to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice or other communication extending the Expiry Date or the Expiry Time, the Expiry Date or the Expiry Time, as applicable, shall be, and be deemed to be, so extended. Where required by applicable law, the Offerors, as soon as practicable thereafter, will cause the Depositary to communicate such notice, in the manner set forth under "Notice and Delivery" in Section 11 of the Offer, to all registered holders of Cumberland Shares whose Cumberland Shares have not been taken up before the date of the extension or variation. The Offerors shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable law. Such announcement will be made promptly, in the case of a variation, and in the case of an extension, no later than the earlier of (i) 9:00 a.m. (Toronto time) on the next Business Day or U.S. Business Day, as applicable, after the previously scheduled Expiry Date, or (ii) the first opening of the TSX, the AMEX and the NYSE on the next trading day after the previously scheduled Expiry Date. Any notice of extension of the Offer will include the approximate number of Cumberland Shares deposited to the Offer at the time of such notice. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

        Where the terms of the Offer are varied, the Offer will not expire before ten U.S. Business Days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offerors make a material change in the terms of the Offer or the information concerning the Offer, or if they waive a material condition of the Offer, the Offerors will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee is ten U.S. Business Days. The period during which an offer must remain open following a material change in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Accordingly, if prior to the Expiry Time, the Offerors increase or decrease the consideration offered pursuant to the Offer or include or increase or decrease a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth U.S. Business Day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth U.S. Business Day. The requirement to extend the Offer will not apply to the extent that the number of Business Days remaining between the occurrence of the change and the then scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

        If, before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or their respective affiliates unless it is a change in a material fact relating to the Agnico-Eagle Shares), the Offerors will give written notice of such change to the Depositary at its principal office in Toronto, Ontario and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notice and Delivery" in Section 11 of the Offer, to all registered holders of Cumberland Shares whose Cumberland Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable law. As soon as practicable after giving notice of a change in information to the Depositary, the Offerors will make a public announcement and dissemination of the change in information to the extent and in the manner required by applicable law, extend the Offer to the extent required by applicable law and provide a copy of the public announcement to TSX, the AMEX and the NYSE. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.

        Notwithstanding the foregoing but subject to applicable law, the Offer may not be extended by the Offerors if all of the terms and conditions of the Offer (other than those waived by the Offerors) have been satisfied or complied with, unless the Offerors first take up all Cumberland Shares then deposited under the Offer and not withdrawn.

        During any such extension, or in the event of any variation or change in information, all Cumberland Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offerors in accordance with the terms hereof, subject to the provisions set out under "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offerors of any of their rights set out under "Conditions of the Offer" in Section 4 of the Offer.

        If, before the Expiry Time, the consideration being offered for the Cumberland Shares under the Offer is increased, such increased consideration will be paid to all depositing Shareholders whose Cumberland Shares are taken up under the Offer, whether or not such Cumberland Shares were taken up before the increase.

Subsequent Offering Period

        Pursuant to Rule 14d-11 under the U.S. Exchange Act, the Offerors, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three U.S. Business Days and not to exceed twenty U.S. Business Days (the "Subsequent Offering Period") following the Expiry Time. Pursuant to such rule, the Offerors may include a Subsequent Offering Period with respect to the Offer so long as:

  (a)
  the Offer was open for at least twenty U.S. Business Days and has expired;

  (b)
  the Offer was for all outstanding Cumberland Shares that are the subject of the Offer;

  (c)
  the Offerors immediately take up and promptly pay for all Cumberland Shares deposited during the Offer and not validly withdrawn;

  (d)
  the Offerors announce the results of the Offer, including the approximate number and percentage of Cumberland Shares deposited, no later than 9:00 a.m. (Toronto time) on the next U.S. Business Day after the Expiry Time and immediately begin the Subsequent Offering Period with respect to the Offer;

  (e)
  the Offerors immediately take up and promptly pay for Cumberland Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

  (f)
  the Offerors pay the same form and amount of consideration for all Cumberland Shares deposited in both the Subsequent Offering Period with respect to the Offer and the period prior to the Expiry Time.

        A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of the U.S. Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for an Offeror to take up and pay for additional Cumberland Shares deposited after the initial Expiry Time, the Offerors must either (a) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States) or (b) initiate a new offer in respect of Cumberland Shares, which new offer could not be consummated for at least 35 days. For purposes of the U.S. Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the next U.S. Business Day after the Expiry Time during which Shareholders may deposit Cumberland Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Cumberland Shares then deposited under the Offer, and during which period Shareholders may deposit Cumberland Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. The Offerors do not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offerors reserve the right to do so in their sole discretion. If the Offerors elect to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States federal securities laws, the Offerors will include a statement of their intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 a.m. (Toronto time) on the next U.S. Business Day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offerors will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary or the U.S. Forwarding Agent, as applicable, and will cause the Depositary or U.S. Forwarding Agent, as applicable, to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notices and Delivery" in Section 11 of the Offer to all holders of Cumberland Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Cumberland Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Notwithstanding the provisions of the U.S. Exchange Act regarding subsequent offering periods, the Offerors will permit withdrawal of Cumberland Shares deposited during any Subsequent Offering Period, if there is one, at any time prior to the expiry of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Cumberland Shares taken up by the Offerors prior to the Subsequent Offering Period. Withdrawing holders of Common Shares who have deposited such Cumberland Shares during the Subsequent Offering Period and have received payment for such Cumberland Shares must return such payment to the applicable Offeror prior to any withdrawal. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 5:00 p.m. (Toronto time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth under "Conditions of the Offer" in Section 4 of the Offer, be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the U.S. Exchange Act, if the Offerors elect to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension and will not exceed twenty U.S. Business Days from the Expiry Time. The Offerors will promptly take up and pay for all Cumberland Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.     Take up of and Payment for Deposited Cumberland Shares

        On the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended, varied or changed, the terms and conditions of any such extension, variation or change), the Support Agreement and applicable Law (including Rule 14e-1(c) under the U.S. Exchange Act), the Offerors will purchase, by taking up and accepting for payment, and will pay for, all Cumberland Shares validly deposited under the Offer prior to the Expiry Date (and not properly withdrawn in accordance with procedures under "Right to Withdraw Deposited Cumberland Shares" in Section 7 of the Offer) promptly following the Expiry Date.

        For the purposes of the Offer, the Offerors will be deemed to have taken up and accepted for payment Cumberland Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offerors give written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. The Offerors expressly reserve the right in their sole discretion to delay or otherwise refrain from taking up and paying for any Cumberland Shares or to terminate the Offer and not take up or pay for any Cumberland Shares pursuant to the Offer if any condition specified under "Conditions of the Offer" in Section 4 of the Offer is not satisfied or waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario.

        Subject to the applicable rules of the SEC, the Offerors also expressly reserve the right, in their sole discretion, to delay taking up and accepting for payment and paying for Cumberland Shares pending receipt of any regulatory approval. If, following take up and acceptance for payment of Cumberland Shares, the Offerors assert such regulatory approvals or consents as a condition and do not promptly pay for Cumberland Shares validly deposited under the Offer, the Offerors will promptly return such Cumberland Shares. See the conditions referred to under "Conditions of the Offer" in Section 4 of the Offer and the regulatory conditions specified under "Regulatory Matters" in Section 18 of the Circular. The ability of the Offerors to delay the payment for Cumberland Shares that the Offerors have taken up may be limited by applicable law. The Offerors will pay for Cumberland Shares validly deposited pursuant to the Offer and not withdrawn by providing the Depositary with sufficient share certificates representing the Agnico-Eagle Shares for transmittal to depositing Shareholders.

        The Depositary will act as the agent of persons who have deposited Cumberland Shares in acceptance of the Offer for the purposes of receiving payment from the applicable Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Cumberland Shares. Settlement with each Shareholder who has deposited Cumberland Shares pursuant to the Offer will be made by the Depositary forwarding a share certificate representing the Agnico-Eagle Shares to which the depositing Shareholder is entitled and, if applicable, a cheque for any amount owing in lieu of a fractional Agnico-Eagle Share. Unless otherwise directed in the Letter of Transmittal, share certificates and cheques, if applicable, will be issued in the name of the registered holder of the Cumberland Shares so deposited. Unless the person depositing the Cumberland Shares instructs the Depositary to hold the share certificates and cheques, if applicable, for pick-up by checking the appropriate box in the Letter of Transmittal, such share certificates and cheques, if applicable, will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the share certificates will be sent to the address of the holder as shown on the Cumberland Share register maintained by Cumberland or its transfer agent. Agnico-Eagle Share certificates and cheques, if applicable, mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent.

7.     Right to Withdraw Deposited Cumberland Shares

        Except as otherwise provided in this Section 7 of the Offer or as otherwise required by applicable law, all deposits of Cumberland Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Cumberland Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

  (a)
  at any time when the Cumberland Shares have not been taken up by the applicable Offeror;

  (b)
  if the Cumberland Shares have not been paid for by the applicable Offeror within three Business Days after having been taken up;

  (c)
  at any time before the expiration of ten days from the date upon which either:

  (i)
  a notice of change relating to a change which has occurred in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or their respective affiliates unless it is a change in a material fact relating to the Agnico-Eagle Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer,

    is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Cumberland Shares have not been taken up by the applicable Offeror at the date of the notice;

  (d)
  during a Subsequent Offering Period with respect to the Offer; provided, however, that this right of withdrawal will not apply in respect of Cumberland Shares taken up by an Offeror prior to the Subsequent Offering Period; or

  (e)
  as required by the U.S. Exchange Act, at any time 60 days after the commencement of the Offer, provided that the Cumberland Shares have not been accepted for payment by the applicable Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Cumberland Shares.

        Withdrawals of Cumberland Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be physically received by the Depositary or the U.S. Forwarding Agent, as applicable, at the place of deposit of the applicable Cumberland Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (a) must be made by a method, including a manually signed facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Cumberland Shares which are to be withdrawn; and (c) must specify such person's name, the number of Cumberland Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Cumberland Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Cumberland Shares deposited for the account of an Eligible Institution.

        Alternatively, if Cumberland Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as the case may be, to be credited with the withdrawn Cumberland Shares and otherwise comply with the procedures of CDS or DTC, as the case may be.

        A withdrawal of Cumberland Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon physical receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of the properly completed and executed written notice of withdrawal.

        All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offerors in their sole discretion, and such determination will be final and binding. There will be no obligation on the Offerors, the Depositary, the U.S. Forwarding Agent or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

        Withdrawals cannot be rescinded and any Cumberland Shares withdrawn will thereafter be deemed to be not validly deposited for the purposes of the Offer. However, withdrawn Cumberland Shares may be redeposited subsequently before the Expiry Time by following the procedures described under "Manner of Acceptance" in Section 3 of the Offer.

        If the Offerors extend the period of time during which the Offer is open, are delayed in taking up the Cumberland Shares or are unable to take up Cumberland Shares for any reason, then, without prejudice to the Offerors' other rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Offerors all Deposited Cumberland Shares and Distributions, and such Cumberland Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable law.

        The ability of an Offeror to delay the payment for Cumberland Shares that such Offeror has taken up is limited by Rule 14e-1(c) under the U.S. Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the U.S. Exchange Act. The Depositary, on behalf of the Offerors, is bound by Rule 14e-1(c) under the U.S. Exchange Act in retaining Deposited Cumberland Shares under these circumstances.

        Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offerors will permit withdrawal of Deposited Cumberland Shares during any Subsequent Offering Period, if there is one, at any time prior to the Expiry Time of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Cumberland Shares taken up by an Offeror prior to the Subsequent Offering Period with respect to the Offer. Withdrawing holders of Cumberland Shares who have deposited such Cumberland Shares during the Subsequent Offering Period and have received payment for such Cumberland Shares must return such payment to the applicable Offeror prior to any withdrawal.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or damages in certain circumstances. See "Shareholders' Statutory Rights" in Section 25 of the Circular.

8.     Return of Deposited Cumberland Shares

        If any Deposited Cumberland Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Cumberland Shares than are deposited, certificates for unpurchased Cumberland Shares will be returned to the depositing Shareholder promptly following the termination or withdrawal of the Offer by either (a) sending new certificates representing Cumberland Shares not purchased or by returning the deposited certificates (and other relevant documents) or (b) in the case of Cumberland Shares deposited by book-entry transfer of such Cumberland Shares into the Depositary's account at CDS or DTC, as the case may be, pursuant to the procedures set forth in "Manner of Acceptance — Acceptance by Book-Entry Transfer" in Section 3 of the Offer, such Cumberland Shares will be credited to the depositing holder's account maintained with CDS or DTC, as the case may be. In respect of (a) above, certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Cumberland or its transfer agent, as soon as practicable after the termination of the Offer.

9.     Mail Service Interruption

        Notwithstanding the provisions of the Offer and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, share certificates and any other relevant documents will not be mailed if the Offerors determine that delivery thereof by mail may be delayed. Persons entitled to share certificates and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Cumberland Shares were deposited until such time as the Offerors have determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under "Take up of and Payment for Deposited Cumberland Shares" in Section 6 of the Offer, share certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offerors will be given in accordance with the provisions set out under "Notice and Delivery" in Section 11 of the Offer.

10.   Changes in Capitalization, Dividends and Distributions

        If, on or after the date of the Offer, Cumberland should divide, combine, reclassify, consolidate, convert or otherwise change any of the Cumberland Shares or its capitalization, or disclose that it has taken or intends to take any such action, the Offerors, in their sole discretion and without prejudice to their rights under "Conditions of the Offer" in Section 4 of the Offer, may make such adjustments as they consider appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect that division, combination, reclassification, consolidation, conversion or other change. See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

        Cumberland Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the applicable Offeror free and clear of all liens, charges, encumbrances, claims, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Cumberland Shares, whether or not separated from the Cumberland Shares, but subject to any Cumberland Shares being validly withdrawn by or on behalf of a depositing Shareholder.

        If, on or after the date of the Offer, Cumberland should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on, or declare, allot, reserve or issue any securities, rights or other interests with respect to any Cumberland Shares which is or are payable or distributable to Shareholders on a record date that is prior to the date of transfer into the name of the applicable Offeror or their respective nominees or transferees on the register of Shareholders maintained by Cumberland or its transfer agent of such Cumberland Share following acceptance thereof for purchase pursuant to the Offer, then the whole of any such dividend, distribution, payment, right or other interest will be received and held by the depositing Shareholder for the account of the applicable Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the applicable Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the applicable Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of share consideration payable by the applicable Offeror pursuant to the Offer or deduct from the number of Agnico-Eagle Shares payable by the applicable Offeror pursuant to the Offer the amount or value thereof, as determined by the Offerors in their sole discretion. The declaration of any such dividend or distribution may have tax consequences not discussed under "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular, and under "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular.

11.   Notice and Delivery

        Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable law, any notice that the Offerors or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered holders of Cumberland Shares at their respective addresses appearing in the share register maintained by Cumberland or its transfer agent and, unless otherwise specified by applicable law, will be deemed to have been delivered and received on the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing. Except as otherwise permitted by applicable law, if mail service is interrupted or delayed following mailing, the Offerors intend to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offerors or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX or the AMEX for dissemination through their facilities; (b) it is published once in the National Edition of The Globe and Mail or The National Post, together with either The New York Times or The Wall Street Journal, and in a daily newspaper of general circulation in the French language in the City of Montreal, Quebec; or (c) is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through its facilities.

        The Offer and Circular, the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Cumberland Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and the Offerors will use their reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Cumberland in respect of the Cumberland Shares or, if security position listings are available, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of Cumberland Shares when such listings are received.

        Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, as applicable, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the U.S. Forwarding Agent, as applicable, in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario listed in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, as applicable, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Market Purchases

        Other than pursuant to the Offer, the Offerors will not purchase Cumberland Shares at or before the Expiry Time.

        Although the Offerors have no present intention to sell Cumberland Shares taken up and paid for under the Offer, they and their affiliates reserve the right to make or to enter into arrangements, commitments or understandings at or before the Expiry Time to sell any of such Cumberland Shares after the Expiry Time.

13.   Other Terms of the Offer

  (a)
  No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offerors or their respective affiliates other than as contained herein or in the accompanying Circular, and if any such information or representation is given or made it must not be relied upon as having been authorized. No broker, investment dealer or other person shall be deemed to be the agent of the Offerors, the Depository, the U.S. Forwarding Agent, the Dealer Managers for purposes of the Offer.

  (b)
  The Offer and all contracts resulting from the acceptance hereof shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

  (c)
  In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offerors by brokers or dealers licensed under the laws of such jurisdiction.

  (d)
  The provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

  (e)
  The Offerors, in their sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Cumberland Shares.

  (f)
  The Offerors reserve the right to transfer to one or more affiliates of the Offerors the right to purchase all or any portion of the Cumberland Shares deposited pursuant to the Offer but any such transfer will not relieve the Offerors of their respective obligations under the Offer and in no way will prejudice the rights of persons depositing Cumberland Shares to receive payment for Cumberland Shares validly deposited and accepted for payment pursuant to the Offer.

  (g)
  The Offerors reserve the right to waive any defect in acceptance with respect to any particular Cumberland Share or any particular Shareholder. There shall be no duty or obligation of the Offerors, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defect or irregularity in the deposit of any Cumberland Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

  (h)
  The Offer and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offerors may, in their sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

        The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: March 12, 2007

AGNICO-EAGLE MINES LIMITED
by	(Signed) "Sean Boyd" Sean Boyd Vice Chairman and Chief Executive Officer
AGNICO-EAGLE ACQUISITION CORPORATION
by	(Signed) "Sean Boyd" Sean Boyd President

CIRCULAR

        The Circular is furnished in connection with the accompanying Offer dated March 12, 2007 by the Offerors to purchase the outstanding Cumberland Shares, including Cumberland Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise of Options. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedules are incorporated into and form part of the Circular. Capitalized terms used in the Circular, where not otherwise defined herein, are defined under the caption "Definitions", unless the context otherwise requires.

        Unless otherwise indicated, all information relating to Cumberland contained in this Circular has been taken from or based upon publicly available documents and records on file with the Canadian Securities Administrators at the date hereof or has been provided to the Offerors by Cumberland. The Offerors have relied upon this information and, although the Offerors have no reason to believe that such information is untrue, inaccurate or misleading, neither the Offerors nor any of their respective officers and directors assume any responsibility for the accuracy or completeness of such information or for any failure of Cumberland to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offerors, except to the extent imposed by applicable United States Federal securities laws.

1.     The Offerors

Business Overview

        Agnico-Eagle is an established Canadian gold producer with mining operations in Quebec and exploration and development activities in Canada, Finland, Mexico and the United States. Agnico-Eagle's operating history includes over three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, Agnico-Eagle has produced over 5.0 million ounces of gold. In 2006, Agnico-Eagle produced 245,826 ounces of gold at a total cash cost of minus $690 per ounce net of revenues received from the sale of silver, zinc and copper by-products. Total cash costs were minus $690 per ounce compared to $43 per ounce in 2005, primarily as a result of increased prices realized on the sale of by-product metals. Agnico-Eagle believes it is currently one of the lowest total cash cost producers in the North American gold mining industry. Agnico-Eagle has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production.

        Agnico-Eagle's strategy is to focus on the continuing exploration and development at the LaRonde Mine, the Goldex mine project and the Lapa mine project in Quebec and the Kittila mine project in northern Finland, with a view to increasing annual gold production and gold mineral reserves. In addition, Agnico-Eagle will continue exploration and development at the Pinos Altos project in northern Mexico. Agnico-Eagle currently also plans to pursue opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        Agnico-Eagle operates through three regional units: the Canadian Region, the European Region and the Mexican Region. The Canadian Region includes the LaRonde Mine and the Goldex and Lapa mine projects. Agnico-Eagle's operations in the European Region are conducted through its indirect subsidiary, Riddarhyttan Resources AB which indirectly owns the Kittila mine project in Finland. Agnico-Eagle's operations in the Mexican Region are conducted through its subsidiary, Agnico Eagle Mexico S.A. de C.V., which owns the Pinos Altos project. In addition, Agnico-Eagle has an international exploration office in Reno, Nevada.

        The LaRonde Mine currently accounts for all of Agnico-Eagle's gold production. However, Agnico-Eagle is in the construction phase at the Goldex mine project, the Kittila mine project and the Lapa mine project. Production from all three projects is expected to commence in 2008. Agnico-Eagle is also building additional infrastructure to access the ore below Level 245 at the LaRonde Mine. Production from this LaRonde Mine extension, which was previously referred to as the LaRonde II project, is expected to commence in 2011. Further, Agnico-Eagle's Pinos Altos project in northern Mexico is an advanced stage exploration project in a mining supportive jurisdiction. In addition to these projects, Agnico-Eagle continuously evaluates opportunities to make strategic acquisitions.

        Set out below are Agnico-Eagle's proven and probable mineral reserves as at December 31, 2006, as calculated under NI 43-101.

Property	Tonnes	Grade (g/t)	Contained Gold (oz)
Proven Reserves
LaRonde	5,779,000	2.76	513,000
Goldex	97,000	2.25	7,000
Bousquet	86,000	6.30	17,000
Total Proven Reserves	5,962,000		537,000
Probable Reserves
LaRonde (including LaRonde extension)	29,863,000	4.83	4,638,000
Goldex	22,813,000	2.29	1,682,000
Lapa	3,944,000	9.08	1,152,000
Kittila	16,022,000	5.08	2,616,000
Pinos Altos	18,608,000	3.07	1,837,000
Total Probable Reserves	91,250,000		11,924,000
Total Proven and Probable Reserves	97,213,000		12,462,000

        Agnico-Eagle has an approximately 14.8% interest in Stornoway Diamond Corporation, a public company listed on the TSX under the symbol "SWY". Stornoway is a diamond exploration company with an extensive property portfolio in northern Canada and in Botswana. Stornoway is incorporated under the laws of the Province of British Columbia.

        Agnico-Eagle acquired a portion of its interest in Stornoway in connection with a share exchange take-over bid made by Stornoway for Contact Diamond Corporation, which was at the time a TSX-listed exploration and development company with diamond properties in Ontario, Quebec and the Northwest Territories. Agnico-Eagle acquired 4,968,747 common shares of Stornoway through the tender of its entire interest (approximately 31%) in Contact to this offer. The remainder of Agnico-Eagle's interest in Stornoway was obtained through the purchase of subscription receipts of Stornoway for $22.5 million through which Agnico-Eagle acquired an additional 17,629,084 common shares of Stornoway on September 19, 2006 and pursuant to a note assignment agreement dated February 12, 2007 between Agnico-Eagle, Stornoway and Contact whereby the $4,009,825 debt owed to Agnico-Eagle was satisfied by the issuance to Agnico-Eagle of 3,207,861 common shares of Stornoway. On January 17, 2007, Stornoway completed its acquisition of Contact by way of a compulsory acquisition.

        Agnico-Eagle is organized under the laws of the Province of Ontario and its executive and registered office is located at Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7; telephone number (416) 947-1212; website: http://www.agnico-eagle.com. The information contained on the website is not part of this Circular.

        Agnico Acquisition is a wholly-owned subsidiary of Agnico-Eagle that was incorporated under the BCBCA on February 8, 2007. Agnico Acquisition has not carried on any business prior to the date hereof other than in respect of matters directly relating to the making of the Offer. The registered office of Agnico Acquisition is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2Z7; telephone number (416) 947-1212.

Documents Incorporated by Reference

        The following documents filed with the securities commissions or similar authorities in each of the provinces of Canada are specifically incorporated by reference in and form an integral part of this Circular:

  (a)
  Agnico-Eagle's Annual Information Form dated March 27, 2006 consisting of Agnico-Eagle's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, as amended by Agnico-Eagle's Annual Report on Form 20-F/A filed May 26, 2006;

  (b)
  the audited consolidated financial statements of Agnico-Eagle, including the notes thereto, as at December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 together with the auditors' report thereon dated February 21, 2006 (except for note 13, as to which the date is March 15, 2006), found at pages 104 through 137 of the 2005 Annual Report of Agnico-Eagle;

  (c)
  management's discussion and analysis of financial condition and results of operation of Agnico-Eagle for the year ended December 31, 2005;

  (d)
  the unaudited interim consolidated financial statements of Agnico-Eagle as at September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 and related management discussion and analysis of results of operations of Agnico-Eagle for the three and nine months ended September 30, 2006 and 2005;

  (e)
  the material change report of Agnico-Eagle dated February 23, 2007 relating to the entering into of the Support Agreement, the Lock-Up Agreement and the announcement of the Offerors' intention to make the Offer;

  (f)
  the press release of Agnico-Eagle dated February 21, 2007 containing summarized financial information for the three and twelve months ended December 31, 2006 and 2005;

  (g)
  the material change report of Agnico-Eagle dated February 22, 2006 relating to the exercise by Agnico-Eagle of the option to acquire the Pinos Altos Project on February 13, 2006;

  (h)
  the material change report of Agnico-Eagle dated February 22, 2006 relating to the redemption by Agnico-Eagle of its $143.75 million principal amount 4.50% convertible subordinated debentures due February 15, 2012 for common shares of Agnico-Eagle on February 15, 2006;

  (i)
  the material change report of Agnico-Eagle dated May 18, 2006 relating to the announcement by Agnico-Eagle of its determination on May 12, 2006 to initiate construction of the LaRonde II project;

  (j)
  the material change report of Agnico-Eagle dated June 5, 2006 relating to the announcement by Agnico-Eagle on June 5, 2006 of its determination to initiate construction of the Kittila mine project, complete construction at the Lapa mine project and undertake a marketed offering of common shares for approximately $250 million; and

  (k)
  the Management Proxy Circular dated March 3, 2006 prepared in connection with Agnico-Eagle's annual and special meeting of shareholders on May 12, 2006.

        All documents of the type referred to above and any material change reports (excluding confidential material change reports) and financial statements filed by Agnico-Eagle with any of the Canadian Securities Administrators prior to the Expiry Time shall be deemed to be incorporated by reference into this Circular.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

        Information has been incorporated by reference in this Circular from documents filed with Canadian Securities Administrators. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Agnico-Eagle Mines Limited, Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7 (telephone (416) 947-1212). For the purpose of the Province of Quebec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Agnico-Eagle Mines Limited at the above-mentioned address and telephone number.

Authorized and Outstanding Share Capital

        The authorized share capital of Agnico-Eagle consists of an unlimited number of Agnico-Eagle Shares. As of February 12, 2007, there were 121,144,282 Agnico-Eagle Shares issued and outstanding. As of February 12, 2007, options to acquire an aggregate of 2,267,815 Agnico-Eagle Shares and warrants to acquire an aggregate of 6,892,200 Agnico-Eagle Shares were outstanding.

        Holders of Agnico-Eagle Shares are entitled to one vote for each share on all matters submitted to a vote of shareholders (with no cumulative voting rights) and to receive notice of and to attend all annual and special meetings of Agnico-Eagle. Holders of Agnico-Eagle Shares are entitled to receive dividends if, as and when declared by the Agnico-Eagle Board in respect of the Agnico-Eagle Shares. The holders of Agnico-Eagle Shares are entitled to share rateably in any distribution of the assets of Agnico-Eagle on liquidation, dissolution or winding-up.

Dividend and Dividend Policy

        Agnico-Eagle's policy is to pay annual dividends on the Agnico-Eagle Shares and it has done so for 25 consecutive years. In 2006, the dividend was $0.12 per share, up from $0.03 in 2005. Although Agnico-Eagle expects to continue paying an annual cash dividend, future dividends will be at the discretion of the Agnico-Eagle Board and will be subject to such factors as Agnico-Eagle's earnings, financial condition and capital requirements. Agnico-Eagle's bank credit facility contains covenants which restrict Agnico-Eagle's ability to pay or declare dividends.

Price Range and Trading Volumes of the Agnico-Eagle Shares

        The principal markets on which the Agnico-Eagle Shares trade are the NYSE and the TSX. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Agnico-Eagle Shares on the NYSE and the TSX:

	NSYE			TSX
Period	High	Low	Volume	High	Low	Volume
	($)	($)		(C$)	(C$)
2007
January – March 6	41.60	39.15	105,964,900	48.48	46.35	49,489,760
2006
October – December	45.67	27.24	137,142,208	52.03	45.53	53,270,883
July – September	41.20	29.25	125,123,800	50.67	41.61	53,693,406
April – June	41.70	25.49	134,849,408	41.76	30.72	65,384,483
January – March	30.51	19.94	106,561,200	45.56	32.64	56,345,419
2005
October – December	19.86	12.82	66,183,300	23.13	15.11	29,759,885
July – September	15.35	12.03	43,683,300	18.10	14.81	22,494,764
April – June	14.67	10.08	43,905,700	18.12	13.63	18,754,606
January – March	15.76	11.97	41,374,800	18.97	14.95	21,091,986

Source: Bloomberg

        The closing price of the Agnico-Eagle Shares on the NYSE and the TSX on February 13, 2007, the last trading day prior to the Offerors' announcement of their intention to make the Offer, was $41.22 and C$47.96, respectively.

2.     Cumberland

Business Overview

        Cumberland is engaged in the business of exploring and developing mineral properties. To date, Cumberland has not commenced mining operations at any of its properties. It is currently focused on the development of its 100% owned Meadowbank Project located in Nunavut, on which it proposes to develop an open pit gold mine.

        Set out below are the proven and probable mineral reserves of the Meadowbank Project as at December 31, 2005, as calculated under NI 43-101 as reported by Cumberland in its Annual Information Form dated March 30, 2006.

Meadowbank Project	Tonnes	Grade (g/t)	Containe Gold (oz)
Proven Reserves	3,020,000	4.8	470,000
Probable Reserves	18,300,000	4.1	2,420,000
Total Proven and Probable Reserves	21,320,000		2,890,000

        For further information regarding Cumberland, refer to Cumberland's filing with the Canadian Securities Administrators which may be obtained through the SEDAR website at www.sedar.com. Cumberland's principal executive offices are located at 950 - 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C., Canada V7X 1M4 (telephone: (604) 608-2557).

Authorized and Outstanding Capital

        The authorized share capital of Cumberland consists of an unlimited number of Cumberland Shares without par value carrying one vote per share. Cumberland has represented to the Offerors in the Support Agreement that as at February 13, 2007, there were 75,400,774 Cumberland Shares issued and outstanding.

        Cumberland has represented to the Offerors in the Support Agreement that as at February 13, 2007, Cumberland had 250,000 warrants outstanding and 4,204,750 Options outstanding which, if exercised on that date, would give rise to the issuance of 4,454,750 Cumberland Shares. Cumberland has further represented that there are no other rights, agreements or commitments of any nature requiring the issuance, sale or transfer by Cumberland of any Cumberland Shares or any securities convertible into, or exchangeable or exercisable for, or that otherwise evidence a right to acquire any Cumberland Shares (other than the SRP Rights). Cumberland has advised the Offerors that the 250,000 warrants outstanding at February 13, 2007 have been exercised to acquire Cumberland Shares at the date of this Circular.

Dividends and Dividend Policy

        The articles of incorporation of Cumberland do not restrict the payment of dividends by Cumberland. Cumberland has not paid any dividends during its five most recently completed financial years.

Previous Distributions of Cumberland Shares

        Based on publicly available information and information furnished by Cumberland, the Offerors believe that during the five fiscal years prior to the date hereof, Cumberland has completed the following distributions of securities:

Fiscal Year	Number of Securities Issued	Aggregate Gross Proceeds C$
2006	Issuance of 18,515,000 common shares(a)	99,981,000
	Issuance of 833,333 flow through common shares(b)	4,999,998
	Issuance of 812,500 common shares upon exercise of options(c)	1,617,180
2005	Issuance of 170,500 common shares upon exercise of options(d)	147,200

2004	Issuance of 598,372 common shares upon exercise of options(e)	1,010,744
	Issuance of 152,825 common shares upon exercise of warrants(f)	519,964
2003	Issuance of 10,000,000 common shares(g)	31,000,000
	Issuance of 1,000,000 flow through common shares(h)	3,300,000
	Issuance of 1,487,500 common shares upon exercise of options(i)	2,754,550
	Issuance of 2,616,895 common shares upon exercise of warrants(j)	6,665,965
2002	Issuance of 4,000,000 common shares(k)	10,400,000
	Issuance of 4,000,000 flow through common shares(l)	10,775,000
	Issuance of 287,500 common shares upon exercise of options(m)	352,375
	Issuance of 776,480 common shares upon exercise of warrants(n)	1,072,908

(a)
In November 2006, Cumberland issued 18,515,000 common shares in a bought deal financing at a price of C$5.40 per share.

(b)
In April, 2006, Cumberland issued 833,333 flow through common shares in a non-brokered private placement at a price of C$6.00 per share.

(c)
During 2006, Cumberland issued 812,500 common shares in conjunction with the exercise of previously granted stock options at an average exercise price of C$1.99 per share.

(d)
During 2005, Cumberland issued 170,500 common shares in conjunction with the exercise of previously granted stock options at an average exercise price of C$0.86 per share.

(e)
During 2004, Cumberland issued 598,372 common shares in conjunction with the exercise of previously granted stock options at an average exercise price of C$1.69 per share.

(f)
During 2004, Cumberland issued 152,825 common shares in conjunction with the exercise of previously granted purchase warrants at an average exercise price of C$3.40 per share.

(g)
In July, 2003, Cumberland issued 10,000,000 units in a bought deal financing at a price of C$3.10 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to purchase one common share at a price of C$3.75 per share. In addition, 550,000 broker purchase warrants were granted which entitled the brokers to purchase one common share at a price of C$3.35 per share.

(h)
In July, 2003, Cumberland issued 1,000,000 flow through common shares at a price of C$3.30 per share.

(i)
During 2003, Cumberland issued 1,487,500 common shares in conjunction with the exercise of previously granted stock options at an average exercise price of C$1.85 per share.

(j)
During 2003, Cumberland issued 2,616,895 common shares in conjunction with the exercise of previously granted purchase warrants at an average exercise price of C$2.55 per share.

(k)
In June 2002, Cumberland issued 4,000,000 units in a bought deal financing at a price of C$2.60 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to purchase one common share at a price of C$3.00 per share. In addition, 440,000 broker purchase warrants were granted which entitled the brokers to purchase one common share at a price of C$2.75 per share.

(l)
In June 2002 and December 2002, Cumberland issued flow through common shares of 1,500,000 and 2,500,000 respectively at a price of C$2.85 per share and C$2.60 per share. In addition, in conjunction with the December, 2002 flow through share issuance 200,000 broker purchase warrants were granted which entitled the brokers to purchase one common share at a price of C$2.60 per share.

(m)
During 2002, Cumberland issued 287,500 common shares in conjunction with the exercise of previously granted stock options at an average exercise price of C$1.23 per share.

(n)
During 2002, Cumberland issued 776,480 common shares in conjunction with the exercise of previously granted purchase warrants at an average exercise price of C$1.38 per share.

Price Range and Trading Volumes of Cumberland Shares

        The principal markets on which the Cumberland Shares trade are the TSX and the AMEX. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volumes of trading of the Cumberland Shares on the TSX and the AMEX:

	TSX			AMEX
Period	High	Low	Volume	High	Low	Volume
	(C$)	(C$)		($)	($)
2007
January – March 6	8.99	5.86	52,204,211	7.74	4.98	13,552,810
2006
October – December	6.46	4.77	17,275,608	5.64	4.23	6,457,100
July – September	6.63	4.00	19,702,051	6.10	4.0	10,426,100
April – June	5.50	3.84	16,197,596	4.99	3.40	11,921,400
January – March	4.87	2.41	14,582,287	4.18	2.21	12,538,600
2005
October – December	2.63	1.58	17,406,205	2.27	1.33	4,812,700
July – September	1.92	1.32	4,052,695	1.65	1.10	2,185,500
April – June	1.71	1.30	19,702,051	1.38	1.02	1,850,900
January – March	2.01	1.55	5,845,379	1.71	1.29	2,691,400

Source: Bloomberg

        The closing price of the Agnico-Eagle Shares on February 13, 2007, the last trading day on each of the NYSE and the TSX prior to the Offerors' announcement of their intention to make the Offer, was $41.22 and C$47.96, respectively. The closing price of the Cumberland Shares on that date on each of the TSX and the AMEX, was C$6.89 and $5.94, respectively. Based on the closing prices on the TSX on February 13, 2007, the Offer represents a premium of 28.8%. Based on the volume-weighted average trading prices of the Agnico-Eagle Shares and Cumberland Shares on the TSX for the twenty trading days ended February 13, 2007, the Offer represents a premium of 23.7%.

3.     Strategic Rationale

        Agnico-Eagle believes that Cumberland represents an attractive opportunity for Agnico-Eagle to accelerate its multi-mine growth strategy. Agnico-Eagle's current strategy includes pursuing opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        The Meadowbank Project is a high quality gold exploration and development property from which Agnico-Eagle expects that production will begin in 2010. Agnico-Eagle is evaluating the possibility of increasing the capacity of the planned processing facility to 8,500 tonnes per day from the currently contemplated 7,500 tonnes per day. Agnico-Eagle's preliminary estimates for capital expenditures to bring the project into production are C$375 million. An additional C$65 million of capital is estimated to be spent over the eight-year mine life. The average production rate is anticipated to be 350,000 ounces of gold per year, with peak production in the range of 400,000 ounces annually in the first four full years. Agnico-Eagle estimates total cash costs over the mine life will average approximately $250 per ounce.

        The acquisition of Cumberland is expected to add approximately 3.0 million ounces of proven and probable gold reserves to Agnico-Eagle's proven and probable reserves of 12.5 million ounces as at December 31, 2006. Agnico-Eagle anticipates that by supplementing Cumberland's local technical team with Agnico-Eagle's strengths in mine development, operating experience and financial resources, it should be able to enhance the exploration and development of the combined company's property portfolio.

        Following the acquisition, Agnico-Eagle will have a strong balance sheet with substantial cash resources, unused credit facilities and no outstanding funded debt.

        The acquisition of Cumberland will also diversify Agnico-Eagle's asset base by adding future production and resources outside Agnico-Eagle's current operations in the Abitibi region of Quebec and its current interests in properties in northern Quebec, northern Finland and northern Mexico. Agnico-Eagle considers Nunavut an attractive geographic region in which to expand its operations and will be able to draw on its existing personnel in Quebec to complement and assist the workforce in Nunavut.

        From the perspective of Shareholders, the Offer represents a significant premium to the pre-announcement trading price of Cumberland Shares. Based on the closing prices of the Agnico-Eagle Shares and the Cumberland Shares on the TSX on February 13, 2007, the Offer represents a premium of 28.8% and a premium of 23.7% over the volume-weighted average closing price of the Cumberland Shares against the Agnico-Eagle Shares on the TSX for the twenty trading days ended February 13, 2007. The Offer also provides Shareholders significantly enhanced liquidity in the form of Agnico-Eagle Shares. Agnico-Eagle is listed on both the NYSE and the TSX and as at February 13, 2007 has a market capitalization of $5.8 billion, as compared to the market capitalization of Cumberland of $519 million. Agnico-Eagle's combined daily average trading value on the NYSE and TSX has been in excess of $120 million over the last 12 months as compared to less than approximately $2 million for Cumberland.

        The acquisition will diversify Shareholders' risk associated with Cumberland's reliance on the Meadowbank Project and permit Shareholders to participate in the other growth initiatives being pursued by Agnico-Eagle as described above. Eligible Shareholders will have the ability to receive Agnico-Eagle Shares on a tax deferred basis and Shareholders will exchange their historically non-dividend paying Cumberland Shares for Agnico-Eagle Shares which have received a dividend for the last 25 consecutive years.

4.     Summary of Differences Between the OBCA and BCBCA

        Agnico-Eagle is an Ontario corporation governed by the OBCA and Cumberland is a British Columbia corporation governed by the BCBCA. The OBCA and BCBCA provide substantially the same rights to shareholders, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations thereunder. The following is a summary of certain differences between the OBCA and the BCBCA which management of Agnico-Eagle considers to be material to shareholders. This summary is not an exhaustive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to the implications of the Offer.

        Director Residency Requirements.    There are no residency requirements under the BCBCA, whereas under the OBCA, a majority of a corporation's directors must be resident Canadians.

        Residency Requirements for Committee Members.    There are no residency requirements under the BCBCA, whereas the OBCA requires that a majority of the members of a committee of the board of directors be resident Canadians.

        Quorum at Directors' Meetings.    The OBCA states that, subject to the articles and by-laws of the corporation, a quorum at directors' meetings is a majority of directors or the minimum number of directors required by the articles. Under the BCBCA, a quorum may not be less than two-fifths of the number of directors or the minimum number of directors, as the case may be, and where a corporation has fewer than three directors, all the directors must be present to constitute a quorum.

        Under the OBCA, to transact business at a directors' meeting, a majority of the directors in attendance must be resident Canadians (or one must be resident Canadian if the corporation has fewer than three directors). However, the OBCA provides for an exception to the residency requirement if a resident Canadian director who is unable to attend the meeting approves the business transacted at the meeting and a majority of Canadian resident directors would have been present had that director attended the meeting.

        Independent Directors.    Under the OBCA, at least one-third of the members of the board of directors of a corporation cannot be officers or employees of the corporation or its affiliates (as defined in the OBCA).

        Place of Shareholders' Meetings.    Under the OBCA, a shareholders' meeting may be held at such place in or outside Ontario as the directors may determine. Under the BCBCA, a shareholders' meeting may only be held outside of British Columbia if (a) the location is provided for in the articles, (b) the articles do not restrict the company from approving a location outside of British Columbia and the location is approved by resolution, or (c) the location is approved in writing by the registrar before the meeting is held.

        Solicitation of Proxies.    Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident's proxy circular in the prescribed form to the auditor of the corporation, each shareholder whose proxy is solicited and the corporation.

        Record Date for Shareholders' Meetings.    Under the BCBCA and the OBCA, where a corporation fixes a record date for the determination of shareholders entitled to vote at a shareholders' meeting, shareholders are entitled to vote only those shares held by them on the record date. If no record date is fixed and a list of shareholders entitled to vote at the meeting is prepared as of the date preceding the date on which notice of the meeting is given (the "deemed record date"), shareholders are entitled to vote those shares held by them on the deemed record date. Under the OBCA, if a shareholder transfers shares after the record date or the deemed record date, as applicable, the transferee of such shares is entitled to vote such shares at the meeting if the transferee establishes that he or she owns the shares and demands, not later than ten days before the meeting, that his or her name be included in the list of shareholders entitled to vote at the meeting.

        Notice of Shareholders' Meetings.    Under the OBCA, such notice must be provided not less than 21 days and not more than 50 days before the meeting. Under the BCBCA, such notice must be provided not less than 21 days and not more than 2 months before the meeting.

        Shareholder Proposals.    Under the OBCA, a shareholder entitled to vote at a shareholders' meeting may submit a shareholder proposal relating to matters which the shareholder, wishes to propose at a shareholders' meeting. Under the BCBCA, a shareholder entitled to vote at a shareholders meeting and who has held one or more shares for an uninterrupted period of at least 2 years before the date of the proposal, may submit a shareholder proposal relating to matters which the shareholder wishes to propose at the shareholders' meeting.

        Financial Assistance.    The OBCA requires disclosure to shareholders of financial assistance given by the corporation (a) in connection with the purchase of shares (or securities convertible into or exchangeable for shares) of the corporation or its affiliates (as defined under the OBCA), or (b) to shareholders, beneficial shareholders, directors, officers or employees of the corporation, an affiliate (as defined under the OBCA) of the corporation or an associate (as defined under the OBCA) of any of them. The BCBCA requires disclosure to shareholders of financial assistance given by the corporation (a) to a person known to the company to be a shareholder of, a beneficial owner of a share of, a director of, an officer of or an employee of the company or an affiliate (as defined under the BCBCA) of the company, (b) to a person known to the company to be an associate (as defined under the BCBCA) of any of the persons referred to in (a) or (c) to any person for the purpose of a purchase by that person of a share issued or to be issued by the company or an affiliate of the company.

5.     Background to the Offer

        The following is a summary of the meetings, negotiations and discussions between Cumberland and Agnico-Eagle that preceded the execution of the Support Agreement and Lock-Up Agreement and the announcement of the Offer.

        In March 2006, representatives of Cumberland, through its financial advisor, Genuity Capital Markets, approached representatives of Agnico-Eagle to discuss a possible business combination transaction. Over the period March 13 to April 10, 2006, Agnico-Eagle and Cumberland negotiated a confidentiality agreement. On April 10, 2006, Cumberland and Agnico-Eagle entered into a confidentiality agreement to protect the confidentiality of their discussions and information regarding Cumberland.

        Over the course of the next several months, representatives of Agnico-Eagle and Cumberland held several discussions about a possible transaction. During the period September 5 to 8, 2006, representatives from Agnico-Eagle visited Cumberland's corporate office in Vancouver and the Meadowbank site in Nunavut. At the regular quarterly meeting of the Agnico-Eagle Board on October 26, 2006, management first identified Cumberland as a possible merger partner. On November 20, 2006, Agnico-Eagle purchased 2,037,000 Cumberland Shares in Cumberland's prospectus offering at $5.40 per share.

        In early November 2006, Agnico-Eagle contacted its financial advisors, Merrill Lynch Canada Inc. and Orion Securities Inc., to discuss a possible acquisition transaction with Cumberland.

        On November 20, 2006, representatives of Agnico-Eagle met with its counsel, Davies Ward Phillips & Vineberg LLP ("Davies"), as well as representatives of Merrill Lynch and Orion to discuss various elements of a possible acquisition of Cumberland. Over the course of the next three-week period, representatives of Agnico-Eagle, Davies and Merrill Lynch and Orion met in person or by telephone on a number of occasions to discuss aspects of a possible offer.

        On December 3, 2006, representatives of Agnico-Eagle attended at Cumberland's offices in Vancouver to continue technical due diligence.

        On December 7, 2006, representatives of Agnico-Eagle and Cumberland met in Calgary to discuss the terms of a possible transaction. Following the conclusion of these meetings, representatives of Agnico-Eagle and Davies conducted a due diligence review of materials made available to them at the offices of Cumberland and its counsel, Gowling Lafleur Henderson LLP, in Vancouver.

        On December 14, 2006, at the annual budget meeting of the Agnico-Eagle Board, the concept of a potential acquisition of Cumberland was discussed. The Agnico-Eagle Board unanimously authorized management to pursue discussions with Cumberland. Discussions between Agnico-Eagle and Cumberland slowed during the Christmas season. During this period, Agnico-Eagle continued to refine its technical analysis.

        Early in January 2007, Cumberland approached Agnico-Eagle to resume discussions concerning a share exchange takeover bid and to conduct due diligence on Agnico-Eagle. On January 9, 2007, Agnico-Eagle and Cumberland entered into a confidentiality agreement pursuant to which Cumberland and its advisors and other representatives were given access to certain non-public information relating to Agnico-Eagle.

        On January 12, 2007, the Agnico-Eagle Board met and determined that Agnico-Eagle should continue to pursue the acquisition of Cumberland.

        On January 31, 2007, Sean Boyd, the Chief Executive Officer of Agnico-Eagle, delivered to Kerry Curtis, the Chief Executive Officer of Cumberland, a non-binding expression of interest on the basis of a fixed exchange ratio of 0.178 of an Agnico-Eagle Share for each Cumberland Share.

        On February 5, 2007, representatives of Agnico-Eagle and Cumberland met in Vancouver to negotiate a possible transaction and the terms of the Support Agreement and Lock-Up Agreement. During such negotiations, Agnico-Eagle presented a revised non-binding expression of interest on the basis of a fixed exchange ratio of 0.185 of an Agnico-Eagle Share for each Cumberland Share. On February 7, 2007, Cumberland and Genuity conducted a formal due diligence session with Agnico-Eagle management by conference call. On February 8 and 9, at the request of Agnico-Eagle arising from its due diligence review of Cumberland, negotiations were commenced with Cumberland's lenders to deal with certain obligations of Cumberland under gold hedge contracts. The negotiations were finalized on February 12, 2007 and resulted in the lenders entering into agreements dated February 12, 2007 to forbear from exercising certain rights under the contracts.

        During the remainder of the week of February 5, 2007, Agnico-Eagle continued to conduct financial and technical due diligence, and the negotiation of definitive agreements continued. The Agnico-Eagle Board met at the end of the day on February 13, 2007 and approved the transaction and, subject to the resolution of outstanding issues, the Support Agreement and the Lock-Up Agreement, and authorized the making of the Offer at the agreed exchange ratio, subject to market conditions the following morning. At approximately 6:00 a.m. (Toronto time) on the morning of February 14, 2007, Cumberland confirmed its agreement to proceed.

        On February 14, 2007, the Support Agreement and the Lock-Up Agreement were executed and Agnico-Eagle announced its intention to make the Offer.

6.     Purpose of the Offer

        The purpose of the Offer is to enable the Offerors to acquire all of the outstanding Cumberland Shares not currently owned by Agnico-Eagle or its affiliates (which includes Cumberland Shares which may become outstanding on the exercise of Options prior to the Expiry Time). See also "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

        If at least 90% of the outstanding Cumberland Shares (excluding Cumberland Shares held at the date of the Offer by or on behalf of the Offerors and their respective affiliates (as defined in the BCBCA)) are validly tendered pursuant to the Offer and not withdrawn, the conditions of the Offer are otherwise satisfied or waived and the Offerors take up and pay for the Cumberland Shares validly deposited pursuant to the Offer, the Offerors intend to acquire any Cumberland Shares not deposited to the Offer by Compulsory Acquisition, if available. If a Compulsory Acquisition is not available or if the Offerors decide not to proceed with a Compulsory Acquisition and the Minimum Tender Condition has been satisfied, and the Offerors take up and pay for such Cumberland Shares, the Offerors currently intend to propose a Subsequent Acquisition Transaction on the same terms as such Cumberland Shares were acquired under the Offer. There can be no assurance that such a transaction will be completed. See "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

        If permitted by applicable law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offerors intend to delist or request to delist the Cumberland Shares from the TSX and AMEX and, subject to applicable securities laws, to cause Cumberland to cease to be a reporting issuer under U.S. federal securities laws and the securities laws of each province of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations. See "Effect of the Offer on the Market for Cumberland Shares; Stock Exchange Listing and Public Disclosure" in Section 17 of the Circular.

7.     Plans for Cumberland

        If the Offer is successful and the Offerors acquire 100% of the outstanding Cumberland Shares, the Offerors intend to conduct a detailed review of Cumberland and its assets, corporate structure, dividend policy, capitalization, hedge book, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. Agnico-Eagle currently intends to integrate the operations of Cumberland into the operations of Agnico-Eagle as soon as possible after the Offer has been completed. In connection with such integration, Agnico-Eagle currently anticipates that Cumberland and Agnico Acquisition will be amalgamated with Agnico-Eagle in a series of steps that may include the amalgamation of Cumberland and Agnico Acquisition under the laws of British Columbia with the resulting corporation being continued from British Columbia to Ontario and amalgamated with Agnico-Eagle under the laws of Ontario. It is possible that such steps may not be undertaken or may be delayed or alternative measures may be undertaken to effect such integration. Agnico-Eagle expressly reserves the right, in its sole and absolute discretion, not to undertake, or to abandon, any such steps or to undertake alternative measures. See "Strategic Rationale" in Section 3 of the Circular.

8.     Shareholder Rights Plan

        On May 4, 2006, Cumberland entered into an agreement with Computershare Investor Services Inc., as rights agent, for the adoption by Cumberland of the Shareholder Rights Plan. The full text of the Shareholder Rights Plan can be found under the profile of Cumberland at www.sedar.com.

        Pursuant to the Support Agreement, Cumberland has agreed to defer the separation time of the SRP Rights in connection with the Support Agreement, the Lock-up Agreement or any agreements entered into between the Offerors and each of the directors and officers of Cumberland in connection with the Offer contemporaneously with the Support Agreement, the Offer and any Subsequent Acquisition Transaction. In addition, Cumberland has agreed to waive, effective immediately prior to the time when the Offerors first take up Cumberland Shares under the Offer, the application of the Shareholder Rights Plan to the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any acquisition of Cumberland Shares thereunder, and any other action taken by the Offerors. Cumberland has also agreed to take all further action necessary in furtherance thereof, and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions. Furthermore, Cumberland has agreed that it will not waive the application of the Shareholder Rights Plan to any other Acquisition Proposal unless it is a Superior Proposal and then only if, in the opinion of the Cumberland Board acting in good faith and upon advice of its legal advisors, the failure to waive the application of the Shareholder Rights Plan in respect of such Superior Proposal would be inconsistent with the fiduciary duties of the Cumberland Board.

9.     Risk Factors

Business Combination Risks

        The combination of Agnico-Eagle with Cumberland is subject to certain risks, including the following:

The Agnico-Eagle Shares issued in connection with the Offer may have a market value lower than expected.

        The Offerors are offering to purchase Cumberland Shares on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Agnico-Eagle Shares, the market values of the Agnico-Eagle Shares and the Cumberland Shares at the time of the take-up of Cumberland Shares under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that Shareholders tender their Cumberland Shares. If the market price of Agnico-Eagle Shares declines, the dollar value of the consideration received by Shareholders will decline as well. For example, during the twelve-month period ending on February 13, 2007 (the most recent trading day prior to the date of the announcement of the Offer), the trading price of Agnico-Eagle Shares on the TSX varied from a low of C$26.03 to a high of C$52.03 and ended that period at C$47.96. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Agnico-Eagle, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, gold price changes, copper and zinc price changes and other factors over which the Offerors have no control.

The market and listing for Cumberland Shares may be affected.

        The purchase of any Cumberland Shares by the Offerors pursuant to the Offer will reduce the number of Cumberland Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Cumberland Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Cumberland Shares held by the public. After the purchase of the Cumberland Shares under the Offer, it may be possible for Cumberland to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada or in the United States or any other jurisdiction in which it has an insignificant number of Shareholders.

        The rules and regulations of the AMEX and the TSX, respectively, establish certain criteria that, if not met, could lead to the delisting of the Cumberland Shares from the AMEX and/or the TSX. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of Cumberland Shares purchased pursuant to the Offer, it is possible that the Cumberland Shares would fail to meet the criteria for continued listing on the AMEX and/or the TSX. If this were to happen, the Cumberland Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Cumberland Shares. The Offerors intend to cause Cumberland to apply to delist the Cumberland Shares from the AMEX and the TSX and terminate the registration of Cumberland Shares under the U.S. Exchange Act as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If such registration is terminated, Cumberland may cease filing periodic reports with the SEC, which may further impact the value of Cumberland Shares. As Agnico-Eagle is currently listed on the NYSE, Agnico-Eagle currently does not intend to list the Agnico-Eagle Shares on the AMEX.

After the consummation of the Offer, Cumberland would become a majority-owned subsidiary of Agnico-Eagle and Agnico-Eagle's interests could differ from that of the Shareholders.

        After the consummation of the Offer, Agnico-Eagle may, depending on the number of Cumberland Shares taken up by the Offerors under the Offer, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Cumberland's constating documents and approving mergers or sales of Cumberland's assets. In particular, after the consummation of the Offer, Agnico-Eagle intends to exercise its statutory right, if available, to acquire all of the Cumberland Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or Agnico-Eagle elects not to pursue such a right of acquisition, to integrate Cumberland and Agnico-Eagle by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling Agnico-Eagle or its affiliates to acquire all Cumberland Shares not acquired pursuant to the Offer. In any of these contexts, Agnico-Eagle's interests with respect to Cumberland may differ from those of any remaining minority Shareholders who do not deposit their Cumberland Shares in the Offer.

The acquisition of Cumberland by Agnico-Eagle may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

        In order for the Offerors to acquire all of the issued and outstanding Cumberland Shares, it may be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value for their Cumberland Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Cumberland Shares. There is no assurance that a Compulsory Acquisition or a Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of substantial number of Cumberland Shares, which may result in the requirement to make a cash payment that may have an adverse effect on Agnico-Eagle's financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that may delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of Agnico-Eagle.

        The Offer is conditional upon, among other things, the Offerors having obtained any government or regulatory approvals, consents and clearances necessary or deemed advisable by the Offerors including, without limitation, those under applicable competition, merger control, antitrust or other similar laws. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals may have an adverse effect on the business, financial condition or results of operations of Agnico-Eagle.

Agnico-Eagle is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates, and if the Offer is successful, Agnico-Eagle may be exposed to increased environmental costs and liabilities given Cumberland's operations.

        Each of Agnico-Eagle and Cumberland is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices and remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Each of Agnico-Eagle and Cumberland has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, and the potential liability of each of Agnico-Eagle and Cumberland to remediate sites for which provisions have not been previously established. Such future developments may result in increased environmental costs and liabilities that may have a material adverse effect on Agnico-Eagle's financial position and results of operations.

Agnico-Eagle may not realize the benefits of the combined company's new projects.

        As part of its business strategy, Agnico-Eagle will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the acquisition of Cumberland. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

Agnico-Eagle may be subject to operating risks associated with its expanded operations and its expanded portfolio of projects.

        If there are delays in the completion of projects and when they commence producing on a commercial and consistent scale, and/or their capital costs are higher than estimated, these events may have a significant adverse effect on Agnico-Eagle's results of operations, cash flow from operations and financial condition.

Risks Related to Agnico-Eagle's Business

Agnico-Eagle is currently dependent upon its mining and milling operations at LaRonde and any adverse condition affecting those operations may have a material adverse effect on Agnico-Eagle's financial performance and results of operations.

        Agnico-Eagle's mining and milling operations at the LaRonde Mine currently account for all of Agnico-Eagle's gold production and will continue to account for all of its gold production in the future until additional properties are acquired or brought into production. Any adverse condition affecting mining or milling conditions at the LaRonde Mine could be expected to have a material adverse effect on Agnico-Eagle's financial performance and results of operations until such time as the condition is remedied. In addition, Agnico-Eagle's principal development program is the LaRonde Mine extension. This program involves the expansion and extraction of ore from new zones and may present new or different challenges for Agnico-Eagle. In addition, gold production of the LaRonde Mine is expected to begin to decline commencing in 2008. Unless Agnico-Eagle can successfully bring into production the Lapa, Kittila or Goldex properties or its other exploration properties, or otherwise acquire gold producing assets prior to 2008, Agnico-Eagle's results of operations will be adversely affected. There can be no assurance that Agnico-Eagle's current exploration and development programs at the LaRonde Division will result in any new economically viable mining operations or yield new mineral reserves to replace and expand current mineral reserves.

Agnico-Eagle's financial performance and results may fluctuate widely due to volatile and unpredictable commodity prices.

        Agnico-Eagle's earnings are directly related to commodity prices as revenues are derived from precious metals (gold and silver), zinc and copper. Agnico-Eagle's policy and practice is not to sell forward its future gold production; however, under Agnico-Eagle's Price Risk Management Policy, approved by the Agnico-Eagle Board, Agnico-Eagle may review this practice on a project by project basis. Gold prices fluctuate widely and are affected by numerous factors beyond Agnico-Eagle's control, including central bank sales, producer hedging activities, expectations of inflation, the relative exchange rate of the US dollar with other major currencies, global and regional demand, political and economic conditions and production costs in major gold producing regions. The aggregate effect of these factors is impossible to predict with accuracy. Gold prices are also affected by worldwide production levels. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect Agnico-Eagle's financial performance or results of operations. If the market price of gold falls below Agnico-Eagle's total cash costs of production at that time and remains so for any sustained period, Agnico-Eagle may experience losses and/or may curtail or suspend some or all of its exploration, development and mining activities.

Also, Agnico-Eagle's decisions to proceed with its current mine development projects have been based on a market price of gold of $450 per ounce. If the market price of gold falls below this level, the mine development projects may be rendered uneconomic and the development of the mine projects may be suspended or delayed. The prices received for Agnico-Eagle's byproducts (zinc, silver and copper) affect Agnico-Eagle's ability to meet its targets for total cash operating cost per ounce of gold produced. Byproduct prices fluctuate widely and are affected by numerous factors beyond Agnico-Eagle's control. Agnico-Eagle occasionally uses derivative instruments to mitigate the effects of fluctuating byproduct metal prices, however, these measures may not be successful.

        The volatility of gold prices is illustrated in the following table which sets forth, for the periods indicated, the high and low afternoon fixing prices for gold on the London Bullion Market (the "London P.M. Fix") and the average gold prices received by Agnico-Eagle.

	2007 (to March 7)	2006	2005	2004	2003	2002	2001
High price ($ per ounce)	686	725	537	454	416	349	293
Low price ($ per ounce)	608	525	411	375	320	278	256
Average price received ($ per ounce)	619	604	444	409	363	310	271

        On March 7, 2007, the London P.M. Fix was $646.40 per ounce of gold.

        Based on 2007 production estimates, the approximate sensitivities of Agnico-Eagle's after-tax income to a 10% change in metal prices from 2006 market average prices are as follows:

Income per share
Gold	$0.06
Zinc	$0.07
Silver	$0.03
Copper	$0.03

        Sensitivities of Agnico-Eagle's after-tax earnings and cash flows to changes in metal prices will increase with increased production.

If Agnico-Eagle experiences mining accidents or other adverse conditions, Agnico-Eagle's mining operations may yield less gold than indicated by its estimated gold production.

        Agnico-Eagle's gold production may fall below estimated levels as a result of mining accidents such as cave-ins, rock falls, rock bursts, fires or flooding or as a result of other operational problems such as a failure of the production hoist or the SAG mill. In addition, production may be unexpectedly reduced if, during the course of mining, unfavourable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable than expected to mining or treatment. Accordingly, there can be no assurance that Agnico-Eagle will achieve current or future production estimates.

        In 2003, a rock fall in two production stopes at the LaRonde Mine led to an initial 20% reduction in Agnico-Eagle's 2003 gold production estimate and production drilling challenges and lower than planned recoveries in the mill in the third quarter of 2003 led to a further reduction in the production estimate by 21% for that year. In 2004, higher than expected dilution in lower levels of the mine led to actual gold production for the year of 271,567 ounces, below the initial production estimate of 308,000 ounces. In the first quarter of 2005, increased stress levels in the sill pillar area below Level 194 required three production sublevels to be closed for rehabilitation for a period of six weeks. Production from these sublevels was delayed and replaced by ore extracted from the upper levels of the mine that have relatively lower gold content. The lower gold content of this ore, together with higher than budgeted dilution resulted in actual gold production in 2005 being 241,807 ounces, approximately 38,000 ounces less than Agnico-Eagle's original forecast of 2005 production of 280,000 ounces.

Agnico-Eagle may experience operational difficulties at its projects in Finland and Mexico.

        Agnico-Eagle's operations have been expanded to include a mine construction project in Finland and an advanced exploration project in northern Mexico. These operations are exposed to various levels of political, economic and other risks and uncertainties that are different from those encountered at Agnico-Eagle's current operational base in Canada. These risks and uncertainties vary from country to country and may include: extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licences, permits and contracts; illegal mining; corruption; changes in taxation policies; restrictions on foreign exchange and repatriation; hostage taking; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, Agnico-Eagle will have to comply with multiple and potentially conflicting regulations in Canada, the United States, Europe and Mexico, including export requirements, taxes, tariffs, import duties and other trade barriers, as well as health and safety requirements.

        Changes, if any, in mining or investment policies or shifts in political attitude in Finland or Mexico may adversely affect Agnico-Eagle's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to matters including restrictions on production, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

        In addition, Agnico-Eagle has no significant operating experience in Finland, Mexico or internationally. Finland and Mexico operate under significantly different laws and regulations and there exist cultural and language differences between these countries and Canada. Also, Agnico-Eagle will face challenges inherent in efficiently managing an increased number of employees over large geographical distances, including the challenges of staffing and managing operations in multiple locations and implementing appropriate systems, policies, benefits and compliance programs. These challenges may divert management's attention to the detriment of its operations in Quebec. There can be no assurance that difficulties associated with Agnico-Eagle's expanded foreign operations can be successfully managed.

Agnico-Eagle may experience problems in executing acquisitions or managing and integrating any completed acquisitions with its existing operations.

        Agnico-Eagle regularly evaluates opportunities to acquire shares or assets of other mining businesses. Such acquisitions may be significant in size, may change the scale of Agnico-Eagle's business, and may expose Agnico-Eagle to new geographic, political, operating, financial or geological risks. Agnico-Eagle's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms and integrate their operations successfully with those of Agnico-Eagle. Any acquisitions would be accompanied by risks, such as the difficulty of assimilating the operations and personnel of any acquired businesses; the potential disruption of Agnico-Eagle's ongoing business; the inability of management to maximize the financial and strategic position of Agnico-Eagle through the successful integration of acquired assets and businesses; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and businesses. In addition, Agnico-Eagle may need additional capital to finance an acquisition. Debt financing related to any acquisition may expose Agnico-Eagle to the risks related to increased leverage, while equity financing may cause existing shareholders to suffer dilution. Agnico-Eagle is permitted under the terms of its recently amended bank credit facility to raise additional debt financing provided that it complies with certain covenants including that no default under the credit facility has occurred and is continuing, the terms of such indebtedness are no more onerous to Agnico-Eagle than those under the credit facility and the incurrence of such indebtedness would not result in a material adverse change in respect of Agnico-Eagle or in respect of the LaRonde Mine, the Goldex mine project, the Lapa mine project and the Kittila mine project, taken as a whole. There can be no assurance that Agnico-Eagle would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Agnico-Eagle's mine construction projects are subject to risks associated with new mine development, which may result in delays in the start up of mining operations, delays in existing operations and unanticipated costs.

        Agnico-Eagle announced in June 2006 that it would extend mining operations below Level 245 at the LaRonde Mine, complete construction at the Lapa mine project in Quebec, and build the Kittila mine project in northern Finland. Agnico-Eagle also commenced construction of the Goldex mine project in Quebec in 2005.

        Agnico-Eagle believes that, on completion, the LaRonde Mine extension will be one of the deepest operations in the Western Hemisphere with an expected maximum depth of 3,110 meters. The operations in the LaRonde Mine extension will rely on a series of new systems for the hauling of ore and materials to the surface, including a winze (or vertical shaft) and series of ramps linking mining deposits to the Penna Shaft currently servicing the LaRonde Mine. The depth of the operations could pose significant challenges to Agnico-Eagle such as managing geomechanical risks and ventilation and air conditioning requirements, which may result in difficulties and delays in achieving gold production objectives.

        The development of the LaRonde Mine extension and the Goldex, Lapa and Kittila mine projects require the construction of significant new underground mining operations. The construction of these underground mining facilities is subject to a number of risks, including unforeseen geological formations, implementation of new mining processes, delays in obtaining required construction, environmental or operating permits, and engineering and mine design adjustments. These risks may result in delays in the planned start up dates and in additional costs being incurred by Agnico-Eagle beyond those budgeted. Moreover, the construction activities at the LaRonde Mine extension will take place concurrently with normal mining operations at LaRonde, which may result in conflicts with, or possible delays to, existing mining operations.

Agnico-Eagle's cash costs of gold production depend, in part, on external factors that are subject to fluctuation and, if such costs increase, some or all of Agnico-Eagle's activities may become unprofitable.

        Agnico-Eagle's total cash operating costs to produce an ounce of gold are dependent on a number of factors, including, primarily, the prices and production levels of byproduct zinc, silver and copper, the revenue from which is offset against the cost of gold production, the US dollar/Canadian dollar exchange rate, smelting and refining charges and production royalties, which are affected by all these factors and the gold price. All of these factors are beyond Agnico-Eagle's control. If Agnico-Eagle's total cash costs of producing an ounce of gold rise above the market price of gold and remain so for any sustained period, Agnico-Eagle may experience losses and may curtail or suspend some or all of its exploration, development and mining activities.

        Total cash cost per ounce is not a recognized measure under US GAAP and this data may not be comparable to data presented by other gold producers. Management uses this generally accepted industry measure in evaluating operating performance and believes it to be a realistic indication of such performance and useful in allowing year over year comparisons. The data also indicates Agnico-Eagle's ability to generate cash flow and operating income at various gold prices. This additional information should be considered together with other data prepared in accordance with US GAAP and is not necessarily indicative of operating costs or cash flow measures prepared in accordance with US GAAP.

The exploration of mineral properties is highly speculative, involves substantial expenditures and is frequently unproductive.

        Agnico-Eagle's profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven and probable mineral reserves, Agnico-Eagle actively seeks to replace and expand its reserves, primarily through exploration and development and through strategic acquisitions. Exploration for minerals is highly speculative in nature, involves many risks and frequently is unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. In addition, substantial expenditures are required to pursue such exploration and development activities. Assuming discovery of an economic ore body, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and during such time the economic feasibility of production may change. Accordingly, there can be no assurance that Agnico-Eagle's current exploration and development programs will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves.

Mineral reserve and mineral resource estimates are only estimates and Agnico-Eagle cannot assure that such estimates will accurately reflect future mineral recovery.

        The figures for mineral reserves and mineral resources presented herein and in documents incorporated by reference are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery of gold will be realized. The ore grade actually recovered by Agnico-Eagle may differ from the estimated grades of the mineral reserves and mineral resources. Such figures have been determined based on assumed gold prices and operating costs. Agnico-Eagle has estimated proven and probable mineral reserves based on a $486 per ounce gold price. While gold prices have generally been above $486 per ounce since the beginning of 2005, for the 5 years prior to that the market price of gold was, on average, below $486 per ounce. Prolonged declines in the market price of gold may render mineral reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Agnico-Eagle's reserves. Should such reductions occur, Agnico-Eagle may be required to take a material write-down of its investment in mining properties or delay or discontinue production or the development of new projects, resulting in increased net losses and reduced cash flow. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, may render mineral reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of mineral resources. Short-term factors relating to the mineral reserve, such as the need for orderly development of ore bodies or the processing of new or different grades, may impair the profitability of a mine in any particular accounting period.

        Mineral resource estimates for properties that have not commenced production are based, in most instances, on very limited and widely spaced drill hole information, which is not necessarily indicative of conditions between and around the drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained.

Agnico-Eagle may have difficulty financing its additional capital requirements for its planned mine construction, exploration and development.

        The exploration and development of Agnico-Eagle's properties, including continuing exploration and development projects in Quebec, the Kittila mine project in Finland and the Pinos Altos project in Mexico and the construction of mining facilities and commencement of mining operations at the LaRonde Mine extension, the Goldex mine project, the Kittila mine project and the Lapa mine project will require substantial capital expenditures. In addition, Agnico-Eagle will have further capital requirements to the extent it decides to expand its present operations and exploration activities or construct new mining and processing operations at any of its properties or take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may arise. Also, Agnico-Eagle may incur major unanticipated expenses related to exploration, development or mine construction or maintenance on its properties. Failure to obtain any financing necessary for Agnico-Eagle's capital expenditure plans may result in a delay or indefinite postponement of exploration, development or production on any or all of Agnico-Eagle's properties. Historically, Agnico-Eagle has financed its expenditures through a combination of offerings of equity and debt securities, bank borrowing and cash flow generated from operations at the LaRonde Mine, and Agnico-Eagle expects to use such sources of funds to finance its anticipated expenditures. However, additional financing may not be available when needed or, if available, the terms of such financing may not be favourable to Agnico-Eagle and, if raised by offering equity securities, any additional financing may involve substantial dilution to existing shareholders. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on Agnico-Eagle's business, financial condition and results of operations.

If Agnico-Eagle fails to comply with restrictive covenants in its bank credit agreement, Agnico-Eagle's loan availability could be limited and Agnico-Eagle may be in default under other debt agreements, which could harm Agnico-Eagle's business.

        Agnico-Eagle's recently amended $300 million revolving bank credit facility limits, among other things, Agnico-Eagle's ability to incur additional indebtedness, pay dividends or make payments in respect of its common shares, make investments or loans, transfer Agnico-Eagle's assets, or make expenditures relating to property secured under the credit agreement at that time that are inconsistent with the mine plan and operating budget delivered pursuant to the credit facility. Further, the bank credit facility requires Agnico-Eagle to maintain specified financial ratios and meet financial condition covenants. Events beyond Agnico-Eagle's control, including changes in general economic and business conditions, may affect Agnico-Eagle's ability to satisfy these covenants, which could result in a default under the bank credit facility. While there are currently no amounts of principal or interest owing under the bank credit facility, if an event of default under the bank credit facility occurs, Agnico-Eagle would be unable to draw down on the facility, or if amounts were drawn down at the time of the default, the lenders could elect to declare all principal amounts outstanding thereunder at such time, together with accrued interest, to be immediately due and payable and to enforce their security interest over substantially all property relating to the LaRonde Mine (including the El Coco and Terrex properties), the Goldex mine project and the Lapa mine project and the pledge of the shares of 1715495 Ontario Inc. and Agnico-Eagle Sweden AB, Agnico-Eagle's subsidiaries through which it holds its indirect interest in the Kittila mine project. An event of default under the bank credit facility may also give rise to an event of default under existing and future debt agreements and, in such event, Agnico-Eagle may not have sufficient funds to repay amounts owing under such agreements.

The mining industry is highly competitive and Agnico-Eagle may not be successful in competing for new mining properties.

        Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, leasing or other acquisitions in the areas where Agnico-Eagle contemplates conducting exploration activities. Agnico-Eagle may be at a competitive disadvantage in acquiring mining properties, as it must compete with these individuals and companies, many of which have greater financial resources and larger technical staff than Agnico-Eagle. Accordingly, there can be no assurance that Agnico-Eagle will be able to compete successfully for new mining properties.

Due to the nature of Agnico-Eagle's mining operations, Agnico-Eagle may face liability, delays and increased production costs from environmental and industrial accidents and pollution, and Agnico-Eagle's insurance coverage may prove inadequate to satisfy future claims against Agnico-Eagle.

        The business of gold mining is generally subject to risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected rock formations, changes in the regulatory environment, cave-ins, rock bursts, rock falls and flooding and gold bullion losses. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Agnico-Eagle carries insurance to protect itself against certain risks of mining and processing in amounts that it considers to be adequate but which may not provide adequate coverage in certain unforeseen circumstances. Agnico-Eagle may also become subject to liability for pollution, cave-ins or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons, or Agnico-Eagle may become subject to liabilities which exceed policy limits. In this case, Agnico-Eagle may be required to incur significant costs that could have a material adverse effect on its financial performance and results of operations.

Agnico-Eagle's operations are subject to numerous laws and extensive government regulations, which may cause a reduction in levels of production, delay or the prevention of the development of new mining properties or otherwise cause Agnico-Eagle to incur costs that adversely affect Agnico-Eagle's results of operation.

        Agnico-Eagle's mining and mineral processing operations and exploration activities are subject to the laws and regulations of federal, provincial, state and local governments in the jurisdictions in which Agnico-Eagle operates. These laws and regulations are extensive and govern prospecting, development, production, exports, taxes, labour standards, occupational health and safety, waste disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating, closing, reclaiming and rehabilitating mines and other facilities. New laws or regulations, amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on Agnico-Eagle, cause a reduction in levels of production and delay or prevent the development of new mining properties.

        Under mine closure plans originally submitted to the Minister of Natural Resources in Quebec in 1996, the estimated reclamation costs for the LaRonde Mine and the adjacent Bousquet property are approximately $18 million and $3 million, respectively. Every five years mine closure plans must be amended to reflect any changes in circumstances surrounding a property and resubmitted to the Minister of Natural Resources. These amended reclamation plans are subject to approval by the Minister of Natural Resources, and there can be no assurance that the Minister of Natural Resources will not impose additional reclamation obligations with attendant higher costs. In addition, the Minister of Natural Resources may require that Agnico-Eagle provide financial assurances to support such plans. At December 31, 2006, Agnico-Eagle had an asset retirement obligation of $21 million, with $13.3 million allocated for the LaRonde Mine and $6.3 million allocated for the Bousquet property located adjacent to the LaRonde Mine.

Fluctuations in foreign currency exchange rates in relation to the US dollar may adversely affect Agnico-Eagle's results of operations.

        Agnico-Eagle's operating results and cash flow are significantly affected by changes in the US dollar/Canadian dollar exchange rate. Exchange rate movements can have a significant impact as all of Agnico-Eagle's revenues are earned in US dollars but most of its operating and capital costs are in Canadian dollars. The US dollar/Canadian dollar exchange rate has varied significantly over the last several years. During the period from January 1, 2002 to December 31, 2006, the noon buying rate, as certified by the Federal Reserve Bank of New York, fluctuated from a high of $1.6128 to a low of $1.0989. Historical fluctuations in the US dollar/Canadian dollar exchange rate are not necessarily indicative of future exchange rate fluctuations. Based on Agnico-Eagle's anticipated 2007 after-tax operating results, a 10% change in the Canadian dollar relative to the U.S. dollar would affect net income by approximately $0.05 per share. To attempt to mitigate its foreign exchange risk and minimize the impact of exchange rate movements on operating results and cash flow, Agnico-Eagle has periodically used foreign currency options and forward foreign exchange contracts to purchase Canadian dollars. In addition, a significant portion of Agnico-Eagle's expenditures at the Kittila mine project and the Pinos Altos project will be denominated in Euros and Mexican Pesos, respectively. Each of these currencies has varied significantly against the US dollar over the past several years. There can be no assurance that Agnico-Eagle's foreign exchange derivatives strategies will be successful or that foreign exchange fluctuations will not materially adversely affect Agnico-Eagle's financial performance and results of operations.

The use of derivative instruments for Agnico-Eagle's byproduct metal production may prevent gains from being realized from subsequent byproduct metal price increases.

        While Agnico-Eagle's general policy is not to sell forward its future gold production, Agnico-Eagle has used, and may in the future use, various byproduct metal derivative strategies, such as selling future contracts or purchasing put options. Agnico-Eagle continually evaluates the potential short and long-term benefits of engaging in such derivative strategies based upon current market conditions. No assurance can be given, however, that the use of byproduct metal derivative strategies will benefit Agnico-Eagle in the future. There is a possibility that Agnico-Eagle could lock in forward deliveries at prices lower than the market price at the time of delivery. In addition, Agnico-Eagle could fail to produce enough byproduct metals to offset its forward delivery obligations, causing Agnico-Eagle to purchase the metal in the spot market at higher prices to fulfill its delivery obligations or, for cash settled contracts, make cash payments to counterparties in excess of byproduct revenue. If Agnico-Eagle is locked into a lower than market price forward contract or has to buy additional quantities at higher prices, its profits could be adversely affected.

        For the year ended December 31, 2006, Agnico-Eagle indicated a $15.1 million derivatives loss relating to derivatives on its byproduct production. None of the contracts establishing the derivatives positions qualified for hedge accounting treatment under US GAAP.

The trading price for the Agnico-Eagle Shares is volatile.

        The trading price of Agnico-Eagle Shares has been and may continue to be subject to large fluctuations and, therefore, the trading price of securities convertible into or exchangeable for Agnico-Eagle Shares may also fluctuate significantly, which may result in losses to investors. The trading price of the Agnico-Eagle Shares and securities convertible into or exchangeable for Agnico-Eagle Shares may increase or decrease in response to a number of events and factors, including:

  •
  current events affecting the economic situation in Canada, the United States and elsewhere;

  •
  trends in the mining industry and the markets in which Agnico-Eagle operates;

  •
  changes in the market price of the commodities Agnico-Eagle sells;

  •
  changes in financial estimates and recommendations by securities analysts;

  •
  acquisitions and financings;

  •
  quarterly variations in operating results;

  •
  the operating and share price performance of other companies that investors may deem comparable; and

  •
  purchases or sales of blocks of the Agnico-Eagle Shares or securities convertible into or exchangeable for Agnico-Eagle Shares.

        Wide price swings are currently common in the stock market. This volatility may adversely affect the prices of the Agnico-Eagle Shares and the securities convertible into or exchangeable for Agnico-Eagle Shares regardless of Agnico-Eagle's operating performance.

Requirements of the Sarbanes-Oxley Act

        In 2006, Agnico-Eagle documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. As of December 31, 2006, the Sarbanes-Oxley Act requires an annual assessment by management of the effectiveness of Agnico-Eagle's internal control over financial reporting and an attestation report by Agnico-Eagle's independent auditors addressing this assessment.

        If Agnico-Eagle fails to maintain the adequacy of its internal control over financial reporting, as such standards are modified, supplemented, or amended from time to time, Agnico-Eagle may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Agnico-Eagle's failure to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm Agnico-Eagle's business and negatively impact the trading price of its common shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Agnico-Eagle's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide Agnico-Eagle with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to Agnico-Eagle.

        No evaluation can provide complete assurance that Agnico-Eagle's internal control over financial reporting will detect or uncover all failures of persons within Agnico-Eagle to disclose material information otherwise required to be reported. The effectiveness of Agnico-Eagle's controls and procedures could also be limited by simple errors or faulty judgments. In addition, as Agnico-Eagle continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that Agnico-Eagle continue to improve its internal control over financial reporting. Although Agnico-Eagle intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, Agnico-Eagle cannot be certain that it will be successful in complying with Section 404.

Potential unenforceability of civil liabilities and judgments.

        Agnico-Eagle is incorporated under the laws of the Province of Ontario, Canada. The majority of Agnico-Eagle's directors and officers and certain of the experts named in this Circular are residents of Canada. Also, almost all of Agnico-Eagle's assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-United States residents, or to enforce judgments in the United States against Agnico-Eagle or these persons which are obtained in a United States court. Our Canadian counsel has advised us that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

        In assessing the Offer, Shareholders should also carefully review the risks described in the Form 20-F. In addition, Cumberland may be subject to risks that are not applicable or material to Agnico-Eagle at the present time, but that may apply following completion of the Offer. Risk factors relating to Cumberland can be found in Cumberland's annual information form dated March 30, 2006 filed with the Canadian Securities Administrators.

10.   Source of Offered Consideration

        Agnico-Eagle will issue Agnico-Eagle Shares to Shareholders who tender their Cumberland Shares under the Offer. Fractional Agnico-Eagle Shares will not be issued. Cash will be paid in lieu of any fractional Agnico-Eagle Share payable to a Shareholder under the Offer based on the Current Market Price. Agnico-Eagle has the necessary funds on hand to make all cash payments to be made to Shareholders under the Offer.

        The Offerors will pay all expenses associated with the Offer including, without limitation, legal fees, fees payable to financial advisors, the Depositary and U.S. Forwarding Agent, the TSX and the NYSE in connection with the listing of the Agnico-Eagle Shares to be issued as consideration for Cumberland Shares tendered in the Offer, regulatory filing fees and printing and mailing costs. The Offerors expect the expenses of the Offer to be approximately $15.8 million. The Offerors have sufficient funds to make all such cash payments.

Investment banking advisory fees	$6,700,000
Legal	$1,290,000
Severance and other termination fees	$6,810,000
Regulatory, listing and filing fees	$430,000
Printing and mailing costs	$260,000
Consulting fees	$170,000
Travel and other related costs	$100,000

$15,800,000

11.   Summary Historical and Unaudited Pro Forma Consolidated Financial Information

        The following tables include a summary of (a) Agnico-Eagle's historical consolidated financial information as at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, (b) unaudited consolidated financial information as at September 30, 2006 and for the nine months ended September 30, 2006 and 2005 and (c) unaudited pro forma consolidated financial information for the year ended December 31, 2005 and the nine months ended September 30, 2006. The historical financial information for the years ended December 31, 2005 and 2004 has been derived from Agnico-Eagle's audited consolidated financial statements. The historical financial information for the nine months ended September 30, 2006 and 2005 has been derived from Agnico-Eagle's consolidated financial statements. The unaudited pro forma consolidated financial information for Agnico-Eagle has been derived from the unaudited comparative interim consolidated financial statements of each of Cumberland and Agnico-Eagle for the nine months ended September 30, 2006 and 2005, audited comparative consolidated financial statements of Agnico-Eagle and Cumberland for the years ended December 31, 2005 and 2004 and such other supplementary information as was available to Agnico-Eagle and considered necessary to give pro forma effect to the acquisition of Cumberland by Agnico-Eagle.

        The summary unaudited pro forma consolidated financial statement information set forth below is extracted from the unaudited pro forma consolidated financial statements of Agnico-Eagle, the accompanying notes thereto included in Schedule A to the Circular. The summary unaudited pro forma consolidated income statement information for Agnico-Eagle gives effect to the proposed acquisition of Cumberland as if it had occurred as at January 1, 2005. The summary unaudited pro forma balance sheet information for Agnico-Eagle gives effect to the proposed acquisition of Cumberland as if if had occured as at September 30, 2006. In preparing the unaudited pro forma consolidated financial statement information, management of Agnico-Eagle has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. While efforts have been made to estimate the effect of harmonization of accounting policies or practices between Agnico-Eagle and Cumberland, there can be no assurance that such estimates are accurate. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2005	2005	2006	2006
			(Pro Forma)			(Pro Forma)
	(in thousands of U.S. dollars, except per share data)
Consolidated Statement of Income Data:
Revenues
Revenues from mining operations	$188,049	$241,338	$241,338	$169,946	$326,251	$326,251
Other revenues	$655	$4,996	$7,047	$754	$39,619	$41,651

Total revenues	$188,704	$246,334	$248,385	$170,700	$365,870	$367,902

Costs and Expenses
Production	$98,168	$127,365	$127,365	$93,789	$105,210	$105,210

Other expenses	$42,657	$81,975	$91,960	$51,612	$141,175	$155,215

Total expenses	$140,825	$209,340	$219,325	$145,401	$246,385	$260,425

Net income	$47,879	$36,994	$29,060	$25,299	$119,485	$107,477

Net income per share — basic	$0.56	$0.42	$0.28	$0.29	$1.05	$0.84

Net income per share — diluted	$0.56	$0.42	$0.28	$0.29	$1.02	$0.82

Ratio of earnings to fixed charges	5.84	4.73	3.70	3.50	62.13	55.69

	As at December 31,		As at September 30,
	2004	2005	2006		2006
					(Pro Forma)
	(in thousands of U.S. dollars, except share and per share data)
Consolidated Balance Sheet Data:
Assets
Current
Cash and cash equivalents	$33,005	$61,155		$254,918	$368,933
Restricted cash	$8,173	$—		$5,923	$6,927
Other current assets	$170,619	$182,180		$290,194	$290,969
Total current assets	$211,797	$243,335		$551,035	$666,829
Non-Current
Property, plant and mine development	$427,037	$661,196		$805,504	$1,589,687
Other non-current assets	$79,330	$71,538		$56,720	$58,270
Total non-current assets	506,367	$732,734		$862,224	$1,647,957
Liabilities
Total current liabilities	$34,492	$43,845		$44,195	$69,169
Total non-current liabilities, excluding long-term debt	$71,951	$146,101		$148,258	$451,299
Total long-term debt	$141,495	$131,056		$—	$—
Shareholders' Equity
Number of common shares outstanding	86,072,779	97,836,954		120,738,053	134,356,601
Total shareholders' equity	$470,226	$655,067		$1,220,806	$1,794,318
Book value per common share	$5.46	$6.70		$10.11	$13.35
Dividends declared (per share)	$0.03	$0.03	$	N/A	$ N/A

12.   Ownership of and Trading in Cumberland Shares

        Agnico-Eagle beneficially owns 2,037,000 Cumberland Shares. Except for the purchases by Agnico-Eagle described below and the ownership of Cumberland Shares described above, no securities of Cumberland are beneficially owned, directly or indirectly, by, or have been purchased or sold during the two year period preceding the date of the Offer by, the Offerors or their respective directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offerors' respective associates or affiliates, by any associate of the Offerors' respective directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors or any person acting jointly or in concert with the Offerors. There are no persons acting "jointly or in concert" with the Offerors in connection with the transactions described in the Offer and Circular.

        On November 20, 2006, Agnico-Eagle acquired 2,037,000 Cumberland Shares pursuant to a public offering of Cumberland Shares by Cumberland at a price per share of C$5.40.

13.   Commitments to Acquire Cumberland Shares

        Other than pursuant to the Offer and as described below under the heading "Lock-Up Agreement", there are no commitments to acquire Cumberland Shares or other securities of Cumberland by the Offerors or their respective directors or senior officers or, to the knowledge of the directors and senior officers of the Offerors, after reasonable enquiry, by (a) any associates of a director or senior officer of the Offerors, (b) any person or company acting jointly or in concert with the Offerors, or (c) any person or company holding more than 10% of any class of equity securities of the Offerors.

Lock-Up Agreement

        On February 14, 2007, the Offerors entered into a Lock-Up Agreement with the directors and executive officers of Cumberland that hold Cumberland Shares. The Lock-Up Agreement sets forth, among other things: (a) the agreement of the Offerors to abide by and perform their respective obligations under the Lock-Up

Agreement, the Support Agreement and the Offer and certain other covenants with respect to the Offer; and (b) the agreement of the Locked-Up Shareholders, subject to the terms and conditions of the Lock-Up Agreement, to tender their Cumberland Shares in valid acceptance of the Offer and not to withdraw them except as permitted by the Lock-Up Agreement. As at February 14, 2007, the Locked-Up Shareholders represented that they beneficially owned or controlled 4,847,061 Cumberland Shares and 3,558,750 Options, representing, in the aggregate, approximately 10.5% of the outstanding Cumberland Shares on a fully-diluted basis on such date. The following is a summary of the principal terms of the Lock-Up Agreement. This summary is not complete and is qualified in its entirety by the terms of the Lock-Up Agreement. The full text of the Lock-Up Agreement can be found under the profile of Agnico-Eagle at www.sedar.com.

        Acceptance of the Offer:    Each Locked-Up Shareholder has agreed to accept the Offer, and validly deposit and cause to be deposited all Cumberland Shares currently owned or controlled by such Locked-Up Shareholder together with all Cumberland Shares subsequently acquired by such Locked-Up Shareholder and, thereafter, to not withdraw or take any action to withdraw any of such Locked-Up Shareholder's Cumberland Shares deposited under the Offer except if the Lock Up Agreement is terminated in accordance with its terms.

        "No Shop" Obligation of Locked-Up Shareholders:    Each Locked-Up Shareholder has agreed that he will not in any manner, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent or otherwise (as applicable), make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person regarding an Acquisition Proposal, engage in any discussions or negotiations regarding any Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. However, none of the foregoing (or clause (a) of the following paragraph) shall prevent a Locked-Up Shareholder who is a member of the Cumberland Board or is a senior officer of Cumberland from engaging, in such capacity, in discussions or negotiations with a person in response to a bona fide written Acquisition Proposal made by such person which did not result from a breach of the Lock Up Agreement or the Support Agreement and which (i) the Cumberland Board determines in good faith constitutes a Superior Proposal on the basis provided for in the Support Agreement and (ii) in respect of which the Cumberland Board, after receiving advice of Cumberland's outside legal counsel reflected in the minutes of the Cumberland Board to such effect, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws.

        Each Locked-Up Shareholder has further agreed that from the date of the Lock Up Agreement to the earlier of the termination of the Lock Up Agreement in accordance with its terms and the Expiry Time, except in accordance with the terms of the Lock Up Agreement, he will: (a) immediately cease any existing solicitations, discussions or negotiations he is engaged in with any person other than the Offerors with respect to any potential Acquisition Proposal and request the return or destruction of all confidential information provided in connection therewith; (b) as soon as reasonably practicable, notify the Offerors of (i) any proposal, inquiry, offer (or any amendment thereto) or request that he receives, or of which he becomes aware, that relates to, or constitutes, or which he reasonably believes could lead to, a bona fide Acquisition Proposal, or (ii) any request that he receives for discussions or negotiations relating to an Acquisition Proposal or any request for non-public information relating to Cumberland or its Subsidiaries or any of their respective mineral properties by any person or entity that informs him that it is considering making, or has made, an Acquisition Proposal; and (c) exercise the voting rights attaching to his Cumberland Shares and otherwise use commercially reasonable efforts in his capacity as a Shareholder to oppose any proposed action by Cumberland, its shareholders, its Subsidiaries or any other person (i) in respect of any merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction involving Cumberland or its Subsidiaries, other than the Offer, (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up of and payment for the Cumberland Shares deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the articles or by-laws of Cumberland or its corporate structure, or (iii) which would reasonably be expected to result in a Material Adverse Effect. In connection therewith, pursuant to the Lock-Up Agreement, each Locked-Up Shareholder has appointed Agnico-Eagle as his attorney in fact, for and on his behalf to execute a proxy appointing a person designated by Agnico-Eagle to attend and act on behalf of the Locked-Up Shareholder at any meeting of shareholders of Cumberland in respect of any of the matters referred to in this paragraph.

        Other Covenants of the Locked-Up Shareholders:    Each Locked-Up Shareholder has agreed: (a) subject to certain exceptions, not to take any action, directly or indirectly, which may adversely affect in any material respect the success of the Offer; (b) not to acquire beneficial ownership or control or direction over additional Cumberland Shares except Cumberland Shares acquired pursuant to the exercise of Options; (c) not to grant or agree to grant any proxy or other right to vote the Cumberland Shares or enter into any agreement or arrangement, understanding or commitment relating to the voting thereof; (d) not to solicit or arrange or provide assistance to any other person to arrange for the solicitation of, purchases of or offers to sell Cumberland Shares or act in concert or jointly with any other person for the purpose of acquiring Cumberland Shares or the purpose of affecting the control of Cumberland; (e) not to option, sell, assign, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Options or Cumberland Shares, or any right or interest therein, except pursuant to the Offer; and (f) not to vote any Cumberland Shares in favour of any proposed action by Cumberland or its shareholders or affiliates or any other person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer.

        Representations and Warranties:    Each Locked-Up Shareholder has made customary representations and warranties with respect to: (a) beneficial ownership of the Cumberland Shares and Options; (b) no additional rights to acquire Cumberland Shares; (c) sole voting rights with respect to the Cumberland Shares; (d) no encumbrances on the Cumberland Shares; (e) no rights of another person to acquire the Cumberland Shares; (f) no proxy, power of attorney or voting arrangement with respect to the Cumberland Shares; (g) no consents, waivers or other approvals required in connection with the execution and delivery of the Lock-Up Agreement or the consummation of the transactions set out therein; (h) no legal proceedings which would adversely affect the ability of the Locked-Up Shareholder to enter into the Lock-Up Agreement and perform his obligations thereunder; (i) no existing claim against Cumberland or its Subsidiaries; (j) no violation of laws or contracts; and (k) due execution and delivery and constitution of a legal, valid and binding obligation.

        The Offerors have made customary representations and warranties with respect to: (a) due organization and qualification; (b) authorization, execution and delivery and constitution of a legal, valid and binding obligation; and (c) no violation of constating documents, laws or contracts.

        Termination:    The Lock-Up Agreement may be terminated by notice in writing: (a) by mutual consent of the parties; (b) by the Locked-Up Shareholders if (i) the Offerors have not complied in any material respect with their covenants contained in the Lock Up Agreement or if any representation or warranty of the Offerors under the Lock Up Agreement is untrue or incorrect in any material respect, (ii) the terms of the Offer do not conform in all material respects with the description of the Offer contained in the Lock-Up Agreement and the Support Agreement, (iii) the Offerors have not (for any reason other than the failure of any Locked-Up Shareholder to deposit their Cumberland Shares for purchase) taken up and paid for the Cumberland Shares as required under the Support Agreement, (iv) Cumberland proposes, in accordance with the terms of the Support Agreement, to enter into a Proposed Agreement in respect of a Superior Proposal and, after the expiry of the five business-day period referred to the Support Agreement, the Offerors have not offered to amend the Support Agreement to provide for financial terms at least equivalent to those in the Proposed Agreement, as determined by the Cumberland Board in accordance with the Support Agreement, or (v) the Support Agreement is terminated in accordance with its terms; or (c) by the Offerors if (i) any of the Locked-Up Shareholders has not complied in any material respect with all of the covenants contained in the Lock Up Agreement or if any representation or warranty of any of the Locked-Up Shareholders under the Lock Up Agreement is untrue or incorrect in any material respect, (ii) any of the conditions of the Offer are not satisfied or waived at the Expiry Time, or (iii) the Support Agreement is terminated in accordance with its terms.

14.   Arrangements, Agreements or Understandings

        Except as described in this Circular, there are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or senior officers of Cumberland.

        Except as described in this Circular, there are no contracts, arrangements or understandings, formal or informal, between the Offerors and any securityholder of Cumberland with respect to the Offer or between the Offerors and any person or company with respect to any securities of Cumberland in relation to the Offer.

        Most Cumberland employees have employment agreements that include severance provisions that may be triggered should the transactions contemplated by the Offer be completed.

15.   Support Agreement

        On February 14, 2007, Agnico-Eagle, Agnico Acquisition and Cumberland entered into the Support Agreement which sets forth, among other things, the terms and conditions upon and subject to which the Offer has been made by the Offerors. The following is a summary of the principal terms of the Support Agreement. This summary is not complete and is qualified in its entirety by the terms of the Support Agreement. The full text of the Support Agreement can be found under the profile of Agnico-Eagle at www.sedar.com.

        The Offer:    The Offerors agreed to make the Offer in accordance with the Support Agreement and applicable law as soon as reasonably practicable after the execution of the Support Agreement.

        Support for the Offer:    Cumberland has agreed to take all reasonable steps to support the Offer including: (a) the preparation of a directors' circular recommending acceptance of the Offer; (b) to waive the application of the Shareholder Rights Plan to, or otherwise render the Shareholder Rights Plan ineffective with respect to, the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction; (c) to make a unanimous recommendation of the Cumberland Board that Shareholders accept the Offer; (d) to provide registered and beneficial Shareholder lists; and (e) to provide all information reasonably required by the Offerors for inclusion in the Circular.

        Amendment and Waiver:    The Support Agreement provides that the Offerors may, in their sole discretion, modify, waive or reduce the Minimum Tender Condition, or any other term or condition of the Offer provided that the Offerors will not, without the prior written consent of Cumberland: (a) increase the Minimum Tender Condition; (b) decrease the consideration per Cumberland Share; (c) change the form of consideration payable under the Offer (other than to add additional consideration or the option of Shareholders to choose one or more alternative forms of consideration); (d) decrease the number of Cumberland Shares in respect of which the Offer is made; or (e) modify the conditions to the Offer or impose additional conditions to the Offer in a manner which is materially adverse to Shareholders.

        Board Representation:    Provided that at least 50.1% of the outstanding Cumberland Shares are purchased by the Offerors and from time to time thereafter, Cumberland has agreed that the Offerors will be entitled to designate such number of members of the Cumberland Board, and any committees thereof, which would constitute a majority of the Cumberland Board and any committee thereof as is proportionate to the percentage of the outstanding Cumberland Shares owned by the Offerors and Cumberland will not frustrate the Offerors' attempt to do so. In addition, Cumberland has agreed to co-operate with the Offerors, subject to all applicable law, to enable the Offerors' designees to be elected or appointed including, at the request of the Offerors, using its reasonable efforts to increase the size of the Cumberland Board and to secure the resignations of such numbers of directors as is necessary to enable the Offerors' designees to be elected or appointed.

        "No-Shop" Obligation of Cumberland:    Cumberland has agreed that it and its Subsidiaries will not, directly or indirectly, through any officer, director, employee, advisor, representative agent or otherwise: (a) make, solicit, assist, initiate, encourage (including by way of furnishing information or entering into any form of agreement or understanding) any inquiries from or submissions of proposals or offers from any person, company, partnership or other business organization whatsoever (including any of its officers, employees, advisors, representatives or agents), other than the Offerors, relating to any Acquisition Proposal; (b) participate in any discussions or negotiations regarding or furnish any information with respect to, or cooperate with or facilitate or encourage any effort or attempt by any person to do any of the foregoing; (c) withdraw the Cumberland Board's recommendation of the Offer or change such recommendation in a manner that has substantially the same effect as a withdrawal; or (d) approve or recommend any Acquisition Proposal or enter into any agreement related to any Acquisition Proposal. Notwithstanding the foregoing or any other provision of the Support Agreement, the Cumberland Board is not prevented from receiving, considering, negotiating, approving, implementing and recommending to Cumberland Shareholders a Superior Proposal.

        Cumberland has agreed to notify the Offerors of any bona fide Acquisition Proposal or amendment thereto or any request for non-public information relating to Cumberland or its Subsidiaries in connection with a bona fide Acquisition Proposal. Such notice to the Offerors shall be made promptly first orally and then in writing and shall indicate all material terms and conditions thereof and such other details of the Acquisition Proposal, enquiry or contact known to Cumberland as the Offerors may reasonably request. If Cumberland receives a request for material non-public information from a party that proposes to Cumberland a bona fide Acquisition Proposal and the Cumberland Board determines that such proposal would, if consummated in accordance with its terms, result in a Superior Proposal and if, in the opinion of the Cumberland Board, acting in good faith and upon the advice of its legal advisors reflected in the minutes of the Cumberland Board, the failure to provide such party with access to information regarding Cumberland would be inconsistent with the fiduciary duties of the Cumberland Board, then, and only in such case, Cumberland may provide such party with access to information regarding Cumberland as was made available to the Offerors (unless such additional written information is contemporaneously made to the Offerors) subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to Cumberland and no more favourable to the counterparty than the confidentiality and standstill provisions of the confidentiality and standstill agreement dated April 10, 2006 to which Cumberland and Agnico-Eagle are party.

        Right to Match:    Cumberland has covenanted to the Offerors that it will not accept, approve, recommend or enter into any agreements (a "Proposed Agreement"), other than a confidentiality agreement (as described above), with any third party providing for or to facilitate an Acquisition Proposal unless such Acquisition Proposal is likely to, if consummated in accordance with its terms, result in a Superior Proposal and then will do so only after Cumberland provides the Offerors with a copy of any Proposed Agreement, together with a written notice from the Cumberland Board regarding the value in financial terms that the Cumberland Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five Business Days prior to its proposed execution by Cumberland. During such five Business Day period, Cumberland has agreed that the Offerors shall have the opportunity, but not the obligation, to offer to amend the terms of the Support Agreement in order to provide for financial terms at least equivalent to those included in the Proposed Agreement. The Cumberland Board will review any offers by the Offerors to amend the terms of the Support Agreement in order to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether such amended offer provides for financial terms at least equivalent to those included in the Proposed Agreement. If the Cumberland Board so determines, and if the Offer has then been mailed to Shareholders to amend the Offer prior to 11:59 p.m. (Toronto time) on the 5th business day following the day on which the Proposed Agreement is so provided to the Offerors, Cumberland has agreed (a) not to enter into the Proposed Agreement, (b) not to withdraw, modify or change its recommendation regarding the Offer and (c) to enter into an amending agreement to so amend the Support Agreement and the Offer. If the Cumberland Board continues to believe, acting in good faith and in proper discharge of its fiduciary duties (after consultation with its financial advisors and after receiving advice from its outside legal counsel reflected in the minutes of the Cumberland Board), that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, Cumberland shall be entitled to enter into the Proposed Agreement upon payment to Agnico-Eagle of a termination fee of $21 million. Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purpose of this right to match and will initiate an additional five Business Day notice period.

        Subsequent Acquisition Transaction:    The Support Agreement provides that if, within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Cumberland Shares as at the Expiry Time, excluding Cumberland Shares held at the date of the Offer by or on behalf of the Offerors, or an affiliate or associate of an Offeror, the Offerors may, to the extent possible, effect a Compulsory Acquisition of the remainder of the Cumberland Shares. If that statutory right of acquisition is not available, the Offerors have agreed to use reasonable best efforts to pursue other means of acquiring the remaining Cumberland Shares not tendered to the Offer. Cumberland has agreed that, in the event the Offerors take up and pay for Cumberland Shares tendered under the Offer representing at least 66 2/3% of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), Cumberland will assist the Offerors in connection with any Subsequent Acquisition Transaction, provided that the consideration per Cumberland

Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Cumberland Share offered under the Offer.

        Shareholders Rights Plan:    Cumberland has agreed to defer the separation time of the SRP Rights in connection with the Support Agreement, the Lock-up Agreement or any agreements entered into between the Offerors and each of the directors and officers of Cumberland in connection with the Offer contemporaneously with the Support Agreement, the Offer and any Subsequent Acquisition Transaction. In addition, Cumberland has agreed to waive, effective immediately prior to the time when the Offerors first take up Cumberland Shares under the Offer, the application of the Shareholder Rights Plan to the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any acquisition of Cumberland Shares thereunder, and any other action taken by the Offerors. Cumberland has also agreed to take all further action necessary in furtherance thereof, and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions. Furthermore, Cumberland has agreed that it will not waive the application of the Shareholder Rights Plan to any other Acquisition Proposal unless it is a Superior Proposal and then only if, in the opinion of the Cumberland Board acting in good faith and upon advice of its legal advisors, the failure to waive the application of the Shareholder Rights Plan in respect of such Superior Proposal would be inconsistent with the fiduciary duties of the Cumberland Board.

        Representations and Warranties:    Cumberland has made customary representations and warranties with respect to, among other things: (a) due organization and qualification; (b) subsidiaries and joint ventures; (c) compliance with laws and licenses; (d) capitalization; (e) authorization, execution, delivery and enforceability of the Support Agreement and non-contravention of constating documents, contracts or laws; (f) material agreements; (g) the Shareholder Rights Plan; (h) shareholder agreements; (i) securities law filings; (j) books and records; (k) financial statements; (l) absence of undisclosed liabilities; (m) title to properties; (n) absence of certain changes or events; (o) severance and employment agreements; (p) absence of litigation; (q) environmental matters; (r) tax matters; (s) insurance matters; (t) pension and employee benefits; (u) absence of guarantees; (v) absence of restrictions on business and change of control agreements; (w) real property matters; (x) mineral reserves and resources; and (y) absence of related party transactions. The Offerors have made customary representations and warranties to Cumberland with respect to, among other things: (a) due organization and qualification; (b) compliance with laws and licenses; (c) capitalization; (d) authorization, execution, delivery and enforceability of the Support Agreement and non-contravention of constating documents, contracts or laws; (e) securities law filings; (f) financial statements; (g) absence of undisclosed liabilities; (h) absence of litigation; (i) environmental matters; (j) tax matters; (k) mineral reserves and resources; (l) title to properties; and (m) absence of certain changes or events.

        Conduct of Business:    Cumberland has agreed, during the term of the Support Agreement, subject to certain exceptions, that its and its Subsidiaries' businesses will be conducted in the usual, ordinary and regular course of business. Cumberland has agreed to co-operate, and to cause the Subsidiaries to co-operate, with the Offerors with respect to decisions and expenditures relating to the business activities of Cumberland or the Subsidiaries. Cumberland has further agreed that it will not, nor will the Subsidiaries, take certain actions or make certain expenditures without first obtaining the consent of the Offerors. In addition, Cumberland has agreed to use its reasonable best efforts to preserve intact its present business organization, assets and goodwill and to preserve intact its and its subsidiaries' respective real property interests, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with Cumberland and its Subsidiaries. The Offerors have agreed, during the term of the Support Agreement, subject to certain exceptions, that Agnico-Eagle and its subsidiaries will use reasonable best efforts to preserve intact their respective business organizations and goodwill.

        Termination of the Support Agreement:    The Support Agreement may be terminated by notice in writing at any time prior to the appointment or election to the Cumberland Board of persons designated by the Offerors who represent a majority of the directors of Cumberland:

  (a)
  by mutual written consent of the Offerors and Cumberland;

  (b)
  by either the Offerors or Cumberland at any time if the other party is in default of any material covenant or obligation under the Support Agreement or if any representation or warranty of the other party under the Support Agreement which is qualified as to materiality is untrue or incorrect, or, if not so qualified, is untrue or incorrect in any material respect, and the event or matter that makes such representation or warranty untrue or incorrect has had or is likely to have a Material Adverse Effect or an Agnico-Eagle Material Adverse Change, as the case may be, provided that the non-defaulting party shall be required to deliver written notice to the defaulting party specifying in reasonable detail all defaults or breaches of covenants, representations and warranties or other matters which such non-defaulting party is asserting as the basis for the right of termination and shall be entitled to terminate the Support Agreement only if such default or breach shall not have been cured at the earlier of the Expiry Time and the close of business on the third Business Day after the delivery of such notice;

  (c)
  by the Offerors if any condition to making the Offer is not satisfied or waived by March 6, 2007 other than as a result of the Offerors' default;

  (d)
  by the Offerors if the Cumberland Board withdraws its recommendation of the Offer or fails to publicly affirm its recommendation of the Offer within five days of any written request to do so by the Offerors;

  (e)
  by the Offerors if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied at the Expiry Time and the Offerors shall not elect to waive such condition or extend the Offer other than as a result of the Offeror's default;

  (f)
  by the Offerors if Cumberland receives a Superior Proposal and the Cumberland Board withdraws, modifies or changes its recommendation regarding the Offer;

  (g)
  by the Offerors of Cumberland upon payment to Agnico-Eagle of the Termination Fee if Cumberland enters into a Proposed Agreement; and

  (h)
  by the Offerors or Cumberland upon payment of the Termination Fee if the Offerors elect not to match a Proposed Agreement under the right to match.

        Termination Fee:    Cumberland has agreed to pay the Offerors a termination fee of $21 million (the "Termination Fee"), provided there shall be no duplication of Cumberland's obligation to pay the Termination Fee, if: (a) the Cumberland Board shall for any reason, unless there shall have occurred an Agnico-Eagle Material Adverse Change, have (i) withdrawn its recommendation in favour of the Offer or changed its recommendation in a manner adverse to the Offerors or that has substantially the same effect as the withdrawal thereof, or (ii) approved or recommended acceptance of any Acquisition Proposal or (iii) resolved to do any of the foregoing prior to the Expiry Time; (b) prior to the Expiry Time, the Cumberland Board shall have failed to reaffirm its recommendation of the Offer by press release within 48 hours after the public announcement or commencement of any Acquisition Proposal (or in the event that the Offer is scheduled to expire within such 48 hours, prior to the scheduled expiry of the Offer); (c) Cumberland shall have recommended or approved acceptance of an Acquisition Proposal; (d) prior to the Expiry Time, an Acquisition Proposal which is a Superior Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (ii) such Acquisition Proposal is completed within the nine-month period following the Expiry Time; (e) prior to the Expiry Time, Cumberland enters into an agreement in respect of a Superior Proposal; or (f) prior to the Expiry Time, the Support Agreement shall have been terminated by either the Offerors or Cumberland as a result of the Offerors having elected not to amend the Support Agreement and the Offer in accordance with the "right to match" provisions described above. The Termination Fee shall be payable by Cumberland within two Business Days of the occurrence of any of the foregoing.

        Expense Reimbursement:    Cumberland has agreed to reimburse the Offerors for all reasonable costs and expenses incurred in connection with the Offer, including all reasonable fees, costs and expenses of its legal, financial, auditing, professional and other advisors and all other reasonable costs and expenses whatsoever or howsoever incurred, in connection with the Offer, up to a maximum of $15 million (including all costs and expenses incurred in connection with hedging arrangements entered into by Agnico-Eagle in connection with Cumberland's put and call options in respect of 420,000 oz. of gold) if the Offer is not completed as a result of Cumberland being in material default of any covenant or obligation in the Support Agreement or as a result of (a) any representation or warranty of Cumberland in the Support Agreement which is qualified as to materiality being untrue or incorrect in any respect, or (b) any representation or warranty of Cumberland in the Support Agreement which is not so qualified is untrue or incorrect in any material respect and the event and matter that makes such representation and warranty untrue or incorrect has had or is likely to have a Material Adverse Effect.

        Directors' and Officers' Insurance and Indemnification:    From and after the date on which designees of the Offerors represent a majority of the Cumberland Board, the Offerors have agreed to cause Cumberland (or its successor) to indemnify the directors and officers of Cumberland to the fullest extent to which the Offerors and Cumberland are permitted to indemnify such officers and directors under their respective articles and by-laws and applicable laws and contracts of indemnity for a minimum period of six years following completion of the Offer. The Offerors have also agreed that for a period of six years following the date on which designees of the Offerors represent a majority of the Cumberland Board, to cause Cumberland to maintain directors' and officers' insurance on terms and conditions no less advantageous to the directors and officers of Cumberland than those contained in the policy presently in effect, for all present and former directors and officers of Cumberland, covering claims made prior to or within six years after the completion of the Offer; provided that such insurance is available at a cost that is not greater than 200% of the present cost to Cumberland of such insurance.

        Outstanding Options:    Subject to obtaining all necessary regulatory approvals, Agnico-Eagle and the Cumberland Board have agreed to take the necessary actions to provide that each Option holder shall receive upon the exercise of such options after a Subsequent Acquisition Transaction or a Compulsory Acquisition, in accordance with the terms of such Options, and shall accept in lieu of the Cumberland Shares otherwise issuable upon such exercise, the number of Agnico-Eagle Shares to which such holder would have been entitled as a result of the Offer, if such holder was the registered holder of Cumberland Shares immediately prior to the effective time of a Subsequent Acquisition Transaction and otherwise on the same terms and conditions as the Options. To the extent permitted by the terms of the Stock Option Plan, Agnico-Eagle and the Cumberland Board will take the necessary actions under the Stock Option Plan resulting in any Option held by an Option holder who ceases to be an Eligible Person (as defined in the Stock Option Plan) continuing in effect for the duration of the term of such Option.

        Other Covenants:    Each of Cumberland and the Offerors have agreed to a number of mutual covenants, including to co-operate in good faith and use all reasonable best efforts to take all action and do all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and the Support Agreement including use best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable laws and submissions of information requested by governmental authorities. In addition, upon reasonable notice, Cumberland has agreed to provide the Offerors with reasonable access (without disruption to Cumberland's business) during normal business hours, to all books, records and other materials in Cumberland's possession and control, the personnel of Cumberland and its subsidiaries and the properties of Cumberland and its subsidiaries, in order to allow the Offerors to perform confirmatory due diligence and for strategic planning purposes.

16.   Material Changes and Other Information Concerning Cumberland

        The Offerors have no information that indicates any material change in the affairs of Cumberland since the date of the last published financial statements of Cumberland other than such material changes as have been publicly disclosed by Cumberland. The Offerors have no knowledge of any other matter that has not been generally disclosed by Cumberland but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

17.   Effect of the Offer on the Market for Cumberland Shares; Stock Exchange Listing and Public Disclosure

        Market for Cumberland Shares.    The purchase of Cumberland Shares by the Offerors pursuant to the Offer will reduce the number of Cumberland Shares that might otherwise trade publicly and may reduce the number of holders of Cumberland Shares and, depending on the number of Cumberland Shares purchased, could materially adversely affect the liquidity and market value of the remaining Cumberland Shares held by the public.

        Listing and Quotations.    The rules and regulations of the TSX and AMEX, respectively, establish certain criteria which, if not met, could lead to the delisting of the Cumberland Shares from the TSX and/or AMEX. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending upon the number of Cumberland Shares purchased pursuant to the Offer, it is possible the Cumberland Shares would fail to meet the criteria for continued listing on the TSX and/or AMEX. If this were to happen, the Cumberland Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Cumberland Shares. The Offerors intend to apply to delist the Cumberland Shares from the TSX and AMEX as soon as practicable after completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

        Public Disclosure by Cumberland.    After the purchase of the Cumberland Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Cumberland may cease to be subject to the public reporting and proxy solicitation requirements of the BCBCA and the securities laws of the provinces of Canada and such other jurisdictions where Cumberland has similar obligations. Furthermore, it may be possible for Cumberland to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by applicable law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offerors intend to cause Cumberland to cease to be a reporting issuer under the securities laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

        In the United States, the Cumberland Shares are currently registered under the U.S. Exchange Act. Such registration may be terminated upon application by Cumberland to the SEC if the Cumberland Shares are not listed on a U.S. national securities exchange or quoted on the NASDAQ National Market and there are fewer than 300 record holders of the Cumberland Shares. The termination of registration of the Cumberland Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by Cumberland to Shareholders and to the SEC and would make certain provisions of the U.S. Exchange Act, such as the disclosure requirements of the Sarbanes-Oxley Act and the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to "going-private" transactions, no longer applicable to Cumberland. In addition, "affiliates" of Cumberland and persons holding "restricted securities" of Cumberland might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act. The Offerors intend to seek to cause Cumberland to terminate registration of the Cumberland Shares under the U.S. Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Cumberland Shares.

        Margin Regulations.    The Cumberland Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Cumberland Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Cumberland Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Cumberland Shares could no longer be used as collateral for loans made by brokers. Agnico-Eagle Shares are margin securities under the regulations of the Federal Reserve Board.

18.   Regulatory Matters

        In connection with the Offer, the approval on terms satisfactory to the Offerors of various domestic and foreign regulatory authorities having jurisdiction over the Offerors or Cumberland, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Competition Act (Canada)

        The Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. An offeror proposing to acquire the shares of a company may choose to file either a short-form filing (in respect of which there is a fourteen-day statutory waiting period) or a long-form filing (in respect of which there is a forty-two-day statutory waiting period). However, where an offeror files a short-form filing, the Commissioner may, within fourteen days, require that the parties make a long-form filing, in which case the proposed transaction generally may not be completed until forty-two days after the long-form filing is filed by the offeror.

        The Commissioner's review of a notifiable transaction may take less or more time than the statutory waiting period. Where the Commissioner completes her review of a notifiable transaction prior to the expiry of the applicable statutory waiting period and notifies the notifying parties that she does not, at that time, intend to make an application under the merger provisions of the Competition Act in respect of the proposed transaction, the statutory waiting period effectively terminates.

        Whether or not a pre-merger notification is required, the Commissioner may apply to the Competition Tribunal with respect to a "merger" (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved.

        The Commissioner may, upon request, issue an ARC if she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, the transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. On March 8, 2007, the Commissioner issued an ARC in respect of the transactions contemplated by the Offer.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)

        The Offerors have determined that they do not have to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

Canadian Securities Laws

        The distribution of the Agnico-Eagle Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Agnico-Eagle Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

U.S. Securities Laws

        The issuance of the Agnico-Eagle Shares under the Offer is being made pursuant to a registration statement on Form F-10 filed with the SEC under the U.S. Securities Act. The resale of Agnico-Eagle Shares by non-affiliates (as defined in Rule 144 under the U.S. Securities Act) is not required to be registered in the United States. However, Agnico-Eagle Shares acquired by affiliates of Agnico-Eagle may be resold only pursuant to a subsequent registration statement under the U.S. Securities Act or in accordance with the requirements of Rule 144. In general, an affiliate for this purpose is an officer or director of Agnico-Eagle or, if the Offer is completed, Cumberland or a shareholder who beneficially owns more than 10% of the outstanding Agnico-Eagle Shares.

19.   Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer

        It is the Offerors' current intention that if they take up and pay for Cumberland Shares deposited pursuant to the Offer, they will enter into one or more transactions to enable the Offerors to acquire all Cumberland Shares not acquired pursuant to the Offer. There is no assurance that such transaction will be completed.

Compulsory Acquisition

        If, within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Cumberland Shares, other than Cumberland Shares held at the date of the Offer by or on behalf of the Offerors and their respective affiliates (as defined in the BCBCA), and the Offerors acquire such deposited Cumberland Shares pursuant to the Offer, the Offerors intend to acquire the Cumberland Shares not deposited pursuant to the Offer on the same terms as the Cumberland Shares acquired under the Offer pursuant to the provisions of Section 300 of the BCBCA (a "Compulsory Acquisition").

        To exercise such statutory right, the Offerors must, within five months of the date of the Offer, send written notice as prescribed by Section 300 of the BCBCA (the "Offerors' Notice") to each Shareholder from whom the Offerors want to acquire Cumberland Shares and who did not accept the Offer (and each person who subsequently acquires any such Cumberland Shares) (in each case, a "Dissenting Offeree").

        Upon the giving of the Offerors' Notice, the Offerors will be entitled and bound to acquire every Cumberland Share held by the Dissenting Offerees to whom the Offerors' Notice was given for the same price and terms set forth in the Offer, unless the Court orders otherwise on application by any Dissenting Offeree made within two months from the date of the Offerors' Notice. Pursuant to any such application, the Court may (a) set the price and terms of payment for the Cumberland Shares held by the Dissenting Offeree and (b) make such consequential orders and give such directions as the Court considers appropriate.

        Where the Offerors' Notice has been given by the Court has not, on an application made by a Dissenting Offeree to whom the Offerors' Notice was given, ordered otherwise, the Offerors shall, on the expiration of two months from the date on which the Offerors' Notice was given, or, if an application to the Court by a Dissenting Offeree to whom the Offerors' Notice was given is then pending, then after that application has been disposed of, send a copy of the Offerors' Notice to Cumberland and pay or transfer to Cumberland the amount or other consideration representing the price payable by the Offerors for the Cumberland Shares that the Offerors are entitled to acquire, and Cumberland will thereupon register the Offerors as Shareholders with respect to those Cumberland Shares.

        Section 300 of the BCBCA also provides that if the Offerors are entitled to deliver the Offerors' Notice and have chosen not to do so, Dissenting Offerees may, by following the procedures specified in the BCBCA, require the Offerors to purchase their Cumberland Shares at the same price and on the same terms contained in the Offer.

        The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offerors and is qualified in its entirety by the provisions of Section 300 of the BCBCA. Section 300 of the BCBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offerees' rights may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 the BCBCA should consult their legal advisors.

Subsequent Acquisition Transaction

        If the Offerors take up and pay for Cumberland Shares validly deposited to the Offer and a Compulsory Acquisition is not available or the Offerors elect not to pursue a Compulsory Acquisition, the Offerors currently intend, depending upon the number of Cumberland Shares taken up and paid for under the Offer, to take such action as is necessary or advisable, including causing a special meeting of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Cumberland and either Offeror or an affiliate of either Offeror, for the purpose of enabling the

Offerors or an affiliate of either Offeror to acquire all Cumberland Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Cumberland Shares acquired pursuant to the Offer.

        The Offerors have covenanted in the Support Agreement that if a Compulsory Acquisition is not available, the Offerors will use reasonable best efforts to pursue other means of acquiring the remaining Cumberland Shares not tendered under the Offer. Cumberland has agreed that, in the event the Offerors take up and pay for Cumberland Shares tendered under the Offer representing at least 66 2/3% of the outstanding Cumberland Shares (calculated on a fully-diluted basis as at the Expiry Time), Cumberland will assist the Offerors in connection with any Subsequent Acquisition Transaction, provided that the consideration per Cumberland Share offered in connection with the Subsequent Acquisition Transaction is at least equal in value to the consideration per Cumberland Share offered under the Offer.

        Provided that at least 66 2/3% of the outstanding Cumberland Shares on a fully-diluted basis are deposited to the Offer (which is a condition of the Offer) and the Offerors take up and pay for such Cumberland Shares, the Offerors will own sufficient Cumberland Shares to effect such Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction described above may constitute a "business combination" or a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations including Rule 61-501 and Regulation Q-27. Under Rule 61-501 and Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a business combination or a going private transaction if it would result in the interest of a holder (as defined therein) or beneficial owner of Cumberland Shares being terminated without such holder's or beneficial owner's consent, irrespective of the nature of the consideration provided in substitution therefor. The Offerors expect that any Subsequent Acquisition Transaction relating to Cumberland Shares will be a business combination or a going private transaction under Rule 61-501 and Regulation Q-27.

        In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be related party transactions. However, if the Subsequent Acquisition Transaction is a business combination or a going private transaction carried out in accordance with Rule 61-501 and Regulation Q-27 or an exemption therefrom, the related party transaction provisions therein do not apply to such transaction. The Offerors intend to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the related party transaction provisions of Rule 61-501 and Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        Rule 61-501 and Regulation Q-27 provide that unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the Cumberland Shares (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the Shareholders a summary of such valuation or the entire valuation. In connection therewith, the Offerors intend to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 exempting the Offerors or Cumberland or their respective affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering shareholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offerors currently intend that the consideration offered under any Subsequent Acquisition Transaction proposed by them would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offerors expect to rely on these exemptions.

        Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Cumberland Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the Cumberland Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF, as required, all Shareholders other than the Offerors, any "related party" of the Offerors or any other "interested party" (within the meaning of Rule 61-501 and Regulation Q-27), including any director or senior officer of the Offerors, affiliate or insider of the Offerors or any of their respective directors or senior officers or any "joint actor" (as defined in Rule 61-501) with any of the foregoing.

        Rule 61-501 and Regulation Q-27 also provide that the Offerors may treat Cumberland Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction, provided that, among other things: (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Cumberland Shares to the Offer was not (i) a "joint actor" (as defined in Rule 61-501) with the Offerors in respect of the Offer, (ii) a direct or indirect party to any "connected transaction" (as defined in Rule 61-501) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a "collateral benefit" (as defined in Rule 61-501) or consideration per security that is not identical in amount and form to the entitlement of Shareholders in Canada. The Offerors currently intend that the consideration offered under any Subsequent Acquisition Transaction proposed by them would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offerors intend to cause Cumberland Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction. The only Cumberland Shares that the Offerors anticipate will be required to be excluded in determining whether minority approval has been obtained are the Cumberland Shares beneficially owned by the Offerors on the date hereof (see "Ownership of and Trading in Cumberland Shares" in Section 12 of the Circular).

        In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, the Offerors and their respective affiliates are the registered holders of 90% or more of the Cumberland Shares at the time the business combination or going private transaction is initiated, the requirement for minority approval under Rule 61-501 and Regulation Q-27 would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

        Any Subsequent Acquisition Transaction may also result in Shareholders, under Sections 237-247 and Section 260 of the BCBCA, having the right to dissent and demand payment of the fair value of their Cumberland Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Cumberland Shares. The fair value of Cumberland Shares so determined could be more or less than the amount paid per Cumberland Share under the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular.

        The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Cumberland will necessarily depend on a variety of factors, including the number of Cumberland Shares acquired under the Offer. Although the Offerors currently intend to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Cumberland Shares acquired under the Offer, delays in the Offerors' ability to effect such a transaction, information hereafter obtained by the Offerors, changes in general economic, industry, regulatory or market conditions or in the business of Cumberland, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. Subject to the Offerors' obligations under the Support Agreement, the Offerors expressly reserve the right not to propose a Compulsory Acquisition or a Subsequent

Acquisition Transaction involving Cumberland or to propose other means of acquiring, directly or indirectly, all of the outstanding Cumberland Shares in accordance with applicable law, including a Subsequent Acquisition Transaction on terms not described in the Circular.

        Rule 13e-3 under the U.S. Exchange Act is applicable to certain "going-private" transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. The Offerors believe that Rule 13e-3 should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Cumberland and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

        The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the U.S. Exchange Act.

        If the Offerors are unable to or decide not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or propose a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offerors will evaluate their other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Cumberland Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Cumberland, or taking no actions to acquire additional Cumberland Shares. Subject to applicable law, any additional purchases of Cumberland Shares could be at a price greater than, equal to, or less than the price to be paid for Cumberland Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offerors may take no action to acquire additional Cumberland Shares, or may even sell or otherwise dispose of any or all Cumberland Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offerors, which may vary from the price paid for Cumberland Shares under the Offer.

Judicial Developments

        Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Prior to the pronouncement of Rule 61-501 (or its predecessor OSC Policy 9.1) and Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions or business combinations. The Offerors have been advised that more recent notices and judicial decisions indicate a willingness to permit business combinations or going private transactions to proceed, subject to compliance with requirements intended to ensure procedural and substantive fairness in the treatment of minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

20.   Certain Canadian Federal Income Tax Considerations

        In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Offerors, the following summary describes the material Canadian federal income tax considerations generally applicable to a Shareholder who sells Cumberland Shares pursuant to the Offer or otherwise disposes of Cumberland Shares pursuant to certain transactions described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Circular.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof, and counsel's understanding, based on publicly available materials published in writing prior to the date hereof, of the current administrative practices of the Canada Revenue Agency ("CRA"). This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of CRA, nor does it take into account or consider other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

        This summary is not applicable to a Shareholder that is a "financial institution" as defined in the Tax Act for purposes of the "mark-to-market" rules, to a Shareholder that is a "specified financial institution" as defined in the Tax Act or to a Shareholder an interest in which is a "tax shelter investment" for purposes of the Tax Act. Such Shareholders should consult their own tax advisors.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all federal income tax considerations. Accordingly, Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Cumberland Shares, having regard to their own particular circumstances, including the application and effect of the income and other tax laws of any national, provincial, state or local tax authority.

        Eligible Shareholders who would otherwise recognize a capital gain on the disposition of their Cumberland Shares may wish to consider making a Rollover Election for the purpose of obtaining a tax-deferred rollover in respect of the disposition of such Cumberland Shares to Agnico-Eagle. Shareholders who do not make a valid Rollover Election will be deemed under the Offer to have elected to tender their Cumberland Shares to Agnico Acquisition and will not obtain a tax-deferred rollover on the disposition of their Cumberland Shares.

        For purposes of the Rollover Election, an Eligible Shareholder means a Shareholder who (a) is a resident of Canada for purposes of the Tax Act, deals at arm's length with the Offerors, holds Cumberland Shares as capital property for purposes of the Tax Act and is not exempt from tax on income under the Tax Act, (b) is a non-resident of Canada for purposes of the Tax Act who deals at arm's length with the Offerors and whose Cumberland Shares constitute "taxable Canadian property" and not "treaty-protected property" (as such terms are defined in the Tax Act), or (c) is a partnership that deals at arm's length with the Offerors and owns Cumberland Shares if one or more of the members of the partnership would be an Eligible Shareholder if such member held such Cumberland Shares directly.

Residents of Canada

        The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty is or is deemed to be, resident in Canada, is not affiliated with Cumberland or the Offerors, deals at arm's length with Cumberland and the Offerors, and holds Cumberland Shares as capital property. Cumberland Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such Cumberland Shares in the course of carrying on a business or acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. In certain circumstances, a Shareholder whose Cumberland Shares might not otherwise be considered capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Cumberland Shares and all other "Canadian securities" as defined in the Tax Act owned by such Shareholder in the taxation year in which the election is made and in all subsequent taxation years deemed to be capital property.

  Sale to Agnico Acquisition Pursuant to the Offer

        Unless a Shareholder is an Eligible Shareholder who makes a Rollover Election, a Shareholder will be deemed under the Offer to have elected to tender its Cumberland Shares to Agnico Acquisition.

        A Shareholder who disposes of Cumberland Shares to Agnico Acquisition under the Offer in exchange for Agnico-Eagle Shares will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Cumberland Shares to such Shareholder. For purposes of computing such capital gain or capital loss, a

Shareholder will be considered to have disposed of the Cumberland Shares for proceeds of disposition equal to the fair market value of the Agnico-Eagle Shares (and any cash in lieu of a fractional Agnico-Eagle Share) received on the exchange. The cost of Agnico-Eagle Shares acquired by the Shareholder on the exchange will be equal to their fair market value at that time, and such cost will be averaged with the adjusted cost base of all other Agnico-Eagle Shares held by the Shareholder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Agnico-Eagle Share held by such Shareholder.

        A capital loss otherwise arising upon the disposition of a Cumberland Share by a corporation may be reduced by the amount of any dividends received or deemed to have been received thereon, subject to and in accordance with the provisions of the Tax Act. Similar rules apply where Cumberland Shares are held by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Shareholders to whom these rules may be relevant should consult their own advisors.

  Capital Gains and Losses

        Generally, a Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain"). Subject to and in accordance with the provisions of the Tax Act, a Shareholder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        Capital gains realized by individuals or certain trusts may give rise to a liability for alternative minimum tax.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

  Sale to Agnico-Eagle Pursuant to the Offer

        A Shareholder who is an Eligible Shareholder and who makes a valid Rollover Election will be considered under the Offer to have tendered its Cumberland Shares to Agnico-Eagle in exchange for Agnico-Eagle Shares. Only Eligible Shareholders will be permitted to make a Rollover Election.

        An Eligible Shareholder who makes a valid Rollover Election and who, as a result, disposes of Cumberland Shares to Agnico-Eagle under the Offer in exchange for Agnico-Eagle Shares will be deemed to have disposed of the Cumberland Shares for proceeds of disposition equal to the aggregate adjusted cost base thereof immediately before the exchange and to have acquired the Agnico-Eagle Shares received in exchange therefor at an aggregate cost equal to such aggregate adjusted cost base, unless the Eligible Shareholder chooses to report any portion of the capital gain or capital loss arising on such disposition in computing its income for the year of disposition. The cost of Agnico-Eagle Shares acquired by the Eligible Shareholder will be averaged with the adjusted cost base of all other Agnico-Eagle Shares held by the Eligible Shareholder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Agnico-Eagle Share held by such Eligible Shareholder.

        Under CRA's current administrative practice, an Eligible Shareholder who receives cash of $200 or less in lieu of a fraction of an Agnico-Eagle Share may either reduce the adjusted cost base of the Eligible Shareholder's Agnico-Eagle Shares by the amount of such cash or include the gain or loss on the disposition of the fractional Agnico-Eagle Share in computing income.

  Compulsory Acquisition of Cumberland Shares

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular, Agnico Acquisition may, in certain circumstances, acquire Cumberland Shares pursuant to Section 300 of the BCBCA. The tax consequences to a Shareholder of a disposition of Cumberland Shares in such circumstances generally will be as described above under "Residents of Canada — Sale to Agnico Acquisition Pursuant to the Offer". No Rollover Election will be available to a Shareholder who is an Eligible Shareholder whose Cumberland Shares are acquired pursuant to a

Compulsory Acquisition. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Cumberland Shares acquired pursuant to a Compulsory Acquisition.

  Subsequent Acquisition Transaction

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 19 of the Circular, if the Offerors do not use the compulsory acquisition provisions of section 300 of the BCBCA, the Offerors may propose other means of acquiring the remaining issued and outstanding Cumberland Shares. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Cumberland Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Cumberland with Agnico Acquisition and/or another affiliate of Agnico-Eagle pursuant to which Shareholders who have not tendered their Cumberland Shares under the Offer would have their Cumberland Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares"), which would then be immediately redeemed for Agnico-Eagle Shares. Such a holder would not realize a capital gain or capital loss as a result of the exchange of Cumberland Shares for Redeemable Shares, and the cost of the Redeemable Shares received would be the aggregate of the adjusted cost base of the Cumberland Shares to the holder immediately before the amalgamation.

        Upon the redemption of Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such Redeemable Shares that are corporations as discussed below) equal to the amount by which the redemption price (determined based on the fair market value of the Agnico-Eagle Shares at the date of redemption) of the Redeemable Shares exceeded their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for purposes of computing any capital gain or capital loss arising on the redemption of such Redeemable Shares.

        Subsection 55(2) of the Tax Act provides that where a Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the holder's capital gain on the redemption of such Redeemable Shares. Accordingly, Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision.

        A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

        In the case of a Shareholder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. The Tax Act provides for an enhanced gross-up and dividend tax credit for "eligible dividends" paid after 2005. There can be no assurance that any deemed dividend will be an eligible dividend.

        No Rollover Election will be available to a Shareholder who is an Eligible Shareholder whose Cumberland Shares are acquired pursuant to a Subsequent Acquisition Transaction. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Cumberland Shares acquired pursuant to a Subsequent Acquisition Transaction.

Non-Residents of Canada

        The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, deals at arm's length with Cumberland and the Offerors, is not affiliated with Cumberland or the Offerors, holds Cumberland Shares as capital property and does not use or hold, and is not deemed to use or hold, Cumberland Shares in connection with carrying on a business in Canada. Special rules which are not discussed in this summary may apply to a non-resident Shareholder that is an insurer for which Cumberland Shares are "designated insurance property" under the Tax Act.

  Sale of Cumberland Shares Under the Offer

        A non-resident Shareholder, other than an Eligible Shareholder, will not be subject to tax under the Tax Act on any capital gain realized on a disposition of its Cumberland Shares under the Offer.

        A non-resident Shareholder will be an Eligible Shareholder if such non-resident Shareholder's Cumberland Shares are "taxable Canadian property" and are not "treaty-protected property" as defined in the Tax Act.

  Taxable Canadian Property

        A Cumberland Share generally will not be taxable Canadian property to a non-resident Shareholder at the time of disposition provided that (a) such Cumberland Share is listed on a prescribed stock exchange (which currently includes the TSX) at that time, (b) the non-resident Shareholder, persons with whom the non-resident Shareholder did not deal at arm's length, or the non-resident Shareholder together with such persons, did not own 25% or more of the shares of any class or series in the capital of Cumberland at any time during the 60-month period immediately preceding that time, and (c) such Cumberland Share is not deemed to be taxable Canadian property for purposes of the Tax Act.

  Treaty-Protected Property

        A Cumberland Share will be treaty-protected property if the capital gain from the disposition of that share would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act. Many of the income tax treaties to which Canada is a signatory, including the Canada-U.S. Tax Convention, explicitly provide that Canada reserves the right to tax (i.e., does not exempt from Canadian tax) gains on the sale of real property situated in Canada, which for these purposes may include (and under the Canada-U.S. Tax Convention, does include) a share of the capital stock of a corporation resident in Canada, the value of whose shares is derived principally from real property situated in Canada.

  Rollover Election

        A non-resident Shareholder who is an Eligible Shareholder and who makes a valid Rollover Election will be considered under the Offer to have tendered its Cumberland Shares to Agnico-Eagle in exchange for Agnico-Eagle Shares and the tax consequences to such Eligible Shareholder of a disposition of its Cumberland Shares in such circumstances generally will be as described above under "Residents of Canada — Sale to Agnico-Eagle Pursuant to the Offer". A non-resident Shareholder who is an Eligible Shareholder who does not make a Rollover Election will be deemed under the Offer to have elected to tender the Cumberland Shares owned by such Shareholder to Agnico Acquisition and the tax consequences to such Eligible Shareholder of a disposition of its Cumberland Shares in such circumstances generally will be as described above under "Residents of Canada — Sale to Agnico Acquisition Pursuant to the Offer". Non-resident Shareholders whose Cumberland Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

  Compulsory Acquisition

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular, Agnico Acquisition may, in certain circumstances, acquire Cumberland Shares pursuant to Section 300 of the BCBCA.

        A non-resident Shareholder, other than an Eligible Shareholder, will not be subject to tax under the Tax Act on any capital gain realized on a disposition of its Cumberland Shares to Agnico Acquisition pursuant to a Compulsory Acquisition.

        The tax consequences to a non-resident Shareholder who is an Eligible Shareholder who disposes of its Cumberland Shares to Agnico Acquisition pursuant to a Compulsory Acquisition will be generally as described above under "Residents of Canada — Sale to Agnico Acquisition Pursuant to the Offer". No Rollover Election will be available to a non-resident Shareholder who is an Eligible Holder whose Cumberland Shares are acquired pursuant to a Compulsory Acquisition. Non-resident Shareholders whose Cumberland Shares are being compulsorily acquired should consult their own tax advisors for advice having regard to their particular circumstances.

  Subsequent Acquisition Transaction

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 19 of the Circular, if the Offerors do not acquire all of the Cumberland Shares pursuant to the Offer or by means of Compulsory Acquisition, they may propose other means to acquire the remaining Cumberland Shares. The tax treatment of such a transaction will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as or materially different than described above. A non-resident Shareholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a non-resident Shareholder (whether such Shareholder is or is not an Eligible Shareholder) will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty to which Canada is a signatory. No Rollover Election will be available to a non-resident Shareholder who is an Eligible Shareholder whose Cumberland Shares are acquired pursuant to a Subsequent Acquisition Transaction. Non-resident Shareholders should consult their own tax advisors with respect to the income tax consequences to them of having their Cumberland Shares acquired pursuant to such a transaction.

  Delisting of Cumberland Shares

        As noted in "Effect of the Offer on the Market for Cumberland Shares; Stock Exchange Listing and Public Disclosure" in Section 17 of the Circular, Cumberland Shares may cease to be listed on the TSX (or any other prescribed stock exchange) following the completion of the Offer and may not be listed on the TSX (or any other prescribed stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-resident Shareholders are cautioned that if the Cumberland Shares are not listed on a prescribed stock exchange at the time they are disposed of (a) the Cumberland Shares will be taxable Canadian property to the non-resident Shareholder, (b) the non-resident Shareholder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax treaty or convention, which, as noted in this summary under the heading "Non-Residents of Canada — Treaty-Protected Property", may not be provided and (c) the notification and withholding provisions of Section 116 of the Tax Act will apply to the non-resident Shareholder. The Offerors may be required to withhold and sell in the market a portion of the Agnico-Eagle Shares that the non-resident Shareholder would otherwise be entitled to receive to satisfy the Offerors' withholding obligations under the Tax Act. Non-resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Cumberland Shares acquired pursuant to such a transaction.

21.   Certain United States Federal Income Tax Considerations

        The following is a summary of the material United States federal income tax considerations generally applicable to a U.S. Holder (as defined below) arising from and relating to the exchange of Cumberland Shares for Agnico-Eagle Shares pursuant to the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction.

Scope of this Disclosure

  U.S. Holders

        For purposes of this Circular, a "U.S. Holder" is a beneficial owner of Cumberland Shares that, for United States federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation, or other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia, (c) an estate if the income of the estate is subject to United States federal income tax regardless of the source of the income, or (d) a trust if (i) the trust has validly elected to be treated as a United States person for United States federal income tax purposes or (ii) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A U.S. Holder does not include a beneficial owner of Cumberland Shares that is resident in Canada for purposes of the Canada-US Tax Convention (as defined below).

        This summary is for general information purposes only and does not purport to be a complete description of all potential United States federal income tax consequences that may apply to a U.S. Holder as a result of the Offer. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the United States federal income tax consequences to them of the Offer. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the United States federal, state and local, and foreign tax consequences of the Offer.

  Non-U.S. Holders

        For purposes of this Circular, a "Non-U.S. Holder" is a beneficial owner of Cumberland Shares other than a U.S. Holder. This summary does not address the United States federal income tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares to Non-U.S. Holders.

  U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

        This summary does not address the United States federal income tax consequences of the Offer to U.S. Holders that are subject to special provisions under the Code (as defined below), including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a "functional currency" other than the United States dollar; (d) U.S. Holders that are liable for the alternative minimum tax under the Code; (e) U.S. Holders that own Cumberland Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Cumberland Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Cumberland Shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) U.S. Holders that own, directly or indirectly (or constructively under the rules of Code section 318, as modified by Code section 958(b)), 5% or more, by voting power or value, of the outstanding shares of Agnico-Eagle immediately after the Acquisition; and (i) certain former resident individuals and corporations that are treated as U.S. Holders for all or some purposes under the Code. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal, United States state and local, and foreign tax consequences of the Offer.

        If an entity that is classified as a partnership (or "pass-through" entity) for United States federal income tax purposes holds Cumberland Shares, the United States federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of "pass-through"

entities) for United States federal income tax purposes should consult their own tax advisor regarding the United States federal income tax consequences of the Offer.

  Authorities

        This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, United States court decisions, published rulings and administrative positions of the U.S. Internal Revenue Service (the "IRS") interpreting the Code, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), as applicable and, in each case, as in effect and available as of the date of the Offer and Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the United States federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

  Tax Consequences Other than United States Federal Income Tax Consequences Not Addressed

        This summary addresses solely the United States federal income tax consequences of the Offer and does not address the United States state and local, United States estate and gift, or foreign tax consequences to U.S. Holders of the Offer and the ownership and disposition of Agnico-Eagle Shares. Each U.S. Holder should consult its own tax advisor regarding the United States state and local and foreign tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares.

Certain United States Federal Income Tax Consequences of the Offer

        The following discussion assumes that, following the consummation of the transactions contemplated by the Offer (the "Acquisition"), Cumberland and Agnico Acquisition will be amalgamated with Agnico-Eagle in a series of steps that may include the amalgamation of Cumberland and Agnico Acquisition under the laws of British Columbia with the resulting corporation being continued from British Columbia to Ontario and amalgamated with Agnico-Eagle under the laws of Ontario. As discussed under "Plans for Cumberland" in Section 7 of the Circular, the Offerors currently intend to pursue such amalgamations following the consummation of the Acquisition, but are not undertaking to complete such amalgamations and may decide not to do so in their sole and absolute discretion. Assuming such amalgamations occur and are treated as having occurred pursuant to an integrated plan including the Acquisition, the Acquisition is likely to qualify as a tax-deferred reorganization under Section 368(a) of the Code (a "Reorganization"). If, however, Agnico Acquisition and Cumberland are not amalgamated with Agnico-Eagle, or even if they are amalgamated with Agnico-Eagle but such amalgamations are not treated by the IRS and the United States courts as having occurred pursuant to an integrated plan, then it is likely that the Acquisition will not qualify as a Reorganization. As of the date of this Circular, Agnico-Eagle does not expect that the U.S. federal income tax consequences to U.S. Holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. Moreover, whether the Acquisition qualifies as a Reorganization will depend on the resolution of numerous factual issues, some of which may not be known until the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction, and the application of complex U.S. federal income tax laws. Accordingly, the Offerors cannot provide any assurance that the Acquisition will be treated as a Reorganization. The requirements that must be satisfied in order for the Acquisition to qualify as a Reorganization are complex, and each U.S. Holder should consult its own tax advisor regarding these requirements.

  Exchange of Cumberland Shares Pursuant to the Offer

        If the Acquisition qualifies as a Reorganization, subject to the PFIC rules discussed below, the following U.S. federal income tax consequences would result to U.S. Holders who tender their Cumberland Shares in exchange for Agnico-Eagle Shares pursuant to the Offer:

  (a)
  no gain or loss would be recognized on the exchange;

  (b)
  the initial aggregate tax basis of a U.S. Holder in the Agnico-Eagle Shares received in the exchange would be equal to such U.S. Holder's aggregate adjusted tax basis in the Cumberland Shares exchanged; and

  (c)
  the holding period of a U.S. Holder for the Agnico-Eagle Shares received in the exchange would include such U.S. Holder's holding period for the Cumberland Shares exchanged.

        If the Acquisition does not qualify as a Reorganization, subject to the PFIC rules discussed below, the following U.S. federal income tax consequences would result to U.S. Holders who tender their Cumberland Shares in exchange for Agnico-Eagle Shares pursuant to the Offer:

  (a)
  the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Agnico-Eagle Shares received by such U.S. Holder pursuant to the Offer and (ii) the adjusted tax basis of the U.S. Holder in the Cumberland Shares exchanged;

  (b)
  the U.S. Holder's tax basis in any Agnico-Eagle Shares acquired in exchange for Cumberland Shares pursuant to the Offer will equal the fair market value of the Agnico-Eagle Shares on the date of receipt; and

  (c)
  the U.S. Holder's holding period for any Agnico-Eagle Shares acquired in exchange for Cumberland Shares pursuant to the Offer will begin on the day after the date of receipt.

        The gain or loss described in paragraph (a) above generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the Cumberland Shares have been held for more than one year, subject to the discussion below regarding PFICs. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations.

        The amount of any Canadian dollars received by a U.S. Holder generally will be translated into U.S. dollars for purposes of calculating the gain or loss described above using the spot exchange rate applicable on the date the Acquisition is consummated. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss. A U.S. Holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

  Compulsory Acquisition

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 19 of the Circular, Agnico Acquisition may, in certain circumstances, acquire Cumberland Shares pursuant to section 300 of the BCBCA. The U.S. tax consequences to a U.S. Holder of a disposition of Cumberland Shares in such circumstances should generally be the same as the consequences of exchanging Cumberland Shares pursuant to the Offer, as described above under "Certain United States Federal Income Tax Consequences of the Offer — Exchange of Cumberland Shares Pursuant to the Offer".

  Subsequent Acquisition Transaction

        As described under the heading "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 19 of the Circular, if the Offerors do not use the compulsory acquisition provisions of section 300 of the BCBCA, the Offerors may propose other means of acquiring the remaining issued and outstanding Cumberland Shares. The tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. U.S. Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Cumberland Shares acquired pursuant to a Subsequent Acquisition Transaction.

  Foreign Tax Credits for Canadian Taxes Paid or Withheld

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Acquisition may be entitled to elect to receive either a deduction or a credit for U.S. federal income tax purposes. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's U.S. federal income tax liability that the U.S. Holder's "foreign source" taxable income bears to the U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". Gain on the disposition of Cumberland Shares generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless the gain is subject to tax in Canada and is resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention.

  Passive Foreign Investment Company

        Rules governing PFICs can have significant adverse tax effects on U.S. Holders of shares of certain foreign corporations. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States if, for any taxable year, either (a) 75% or more of its gross income is "passive income" or (b) the average percentage, by fair market value, of its assets that produce or are held for the production of "passive income" is 50% or more. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In general, if a timely qualified electing fund ("QEF") election or a Mark-to-Market Election as described below is not made by a U.S. Holder, any gain on a sale or other disposition of shares by such a U.S. Holder is treated as ordinary income and is subject to special tax rules. Under these special tax rules, (a) the amount of any such gain is allocated ratably over the U.S. Holder's holding period for the shares, (b) the amount of ordinary income allocated to years prior to the year of sale or other disposition is subject to U.S. federal income tax at the highest statutory rate applicable to such U.S. Holder for each such year (determined without regard to other income, losses or deductions of the U.S. Holder for such years), and (c) the tax for such prior years is subject to an interest charge, computed at the rate applicable to underpayments of tax. A corporation that is classified as a PFIC during any taxable year that is included in a U.S. Holder's holding period will continue to be treated as a PFIC with respect to such U.S. Holder even if the corporation ceases to satisfy the gross income and gross asset test unless the shareholder makes a Deemed Sale Election, described below.

        A U.S. Holder of a corporation that is classified as a PFIC may elect, provided the corporation complies with certain reporting requirements, to have the corporation treated as a QEF with respect to such shareholder, in which case, for any taxable year the corporation is actually a PFIC, the QEF-electing U.S. Holder is required to include in gross income his proportionate share of the corporation's ordinary income and net capital gains, whether or not such amounts are actually distributed to him. Any amounts distributed by the corporation out of earnings previously included in the income of a QEF-electing U.S. Holder generally are not taxable for U.S. Federal income tax purposes (although the electing U.S. Holder may recognize ordinary income or loss attributable to exchange rate fluctuations between the time of the previous income inclusion and the time of the actual distribution). An electing U.S. Holder's tax basis in his shares is increased by the amount of any QEF income inclusions reported by such shareholder, and is decreased by any distributions received from the corporation that are treated as recoveries of previously-taxed income. In addition, a QEF-electing U.S. Holder is not subject to the special rules described above (which are applicable to non QEF-electing U.S. Holders) when he disposes of shares in a PFIC.

        To be effective, a QEF Election must be made for the first tax year in the U.S. Holder's holding period in which the PFIC qualifies as a PFIC (or a Deemed Sale Election must be made, as described below). To make a QEF Election for such first tax year, the U.S. Holder must file the following documents with the U.S. Holder's U.S. federal income tax return for such tax year: (a) IRS Form 8621; (b) a Shareholder Section 1295 Election Statement (providing information as to the U.S. Holder, the foreign corporation and the stock held by the U.S. Holder); and (c) a PFIC Annual Information Statement (setting forth information obtained form and prepared by the foreign corporation regarding the ordinary earnings and net capital gain of the Corporation for the tax year for which the election is made. A foreign corporation with respect to which a U.S. Holder has made a QEF Election may lose its PFIC status for a given tax year (or years). In such case, it is unclear whether the

U.S. Holder's QEF Election will remain effective if the foreign corporation is once again classified as a PFIC in a subsequent tax year.

        If a U.S. Holder fails to timely make a QEF election for the first tax year in the U.S. Holder's holding period in which the PFIC qualifies as a PFIC, the U.S. Holder may be able to make a retroactive QEF election after the due date for the original QEF election if the U.S. Holder reasonably believed that as of the election due date, the foreign corporation was not a PFIC for its taxable year that ended during the retroactive election year and filed a Protective Statement with respect to the foreign corporation, applicable to the retroactive election year, in which the shareholder described the basis for its reasonable belief and extended the periods of limitations on the assessment of PFIC related taxes with respect to the foreign corporation for all taxable years of the shareholder to which the Protective Statement applies. A Protective Statement is a statement executed under penalties of perjury by the U.S. Holder that contains, among other things, a description of the shareholder's basis for its reasonable belief that the foreign corporation was not a PFIC for its taxable year that ended with or within the shareholder's first taxable year to which the Protective Statement applies. A Protective Statement need not be filed, however, by a Qualified Shareholder that seeks to make a retroactive QEF election. A shareholder will generally be treated as a Qualified Shareholder for a taxable year if the shareholder did not file a Protective Statement and (a) at all times during the taxable year the shareholder owned directly, indirectly, and constructively, less than two percent of the vote and value of each class of stock of the foreign corporation; and (b) with respect to the taxable year of the foreign corporation ending within the shareholder's taxable year, the foreign corporation or U.S. counsel for the foreign corporation indicated in a public filing, disclosure statement or other notice provided to U.S. persons that are shareholders of the foreign corporation (corporate filing) that the foreign corporation (i) reasonably believes that it is not or should not constitute a PFIC for the corporation's taxable year or (ii) is unable to conclude that it is not or should not be a PFIC (due to certain asset valuation or interpretation issues, or because PFIC status will depend on the income or assets of the foreign corporation in the corporation's subsequent taxable years) but reasonably believes that, more likely than not, it ultimately will not be a PFIC. A shareholder that has not satisfied the foregoing requirements for a retroactive QEF election may request the consent of the IRS to make a retroactive election for a taxable year of the shareholder provided the shareholder reasonably relied on a qualified tax professional who failed to identify the corporation as a PFIC or failed to advise the U.S. Holder of the consequences of making, or failing to make, the QEF election and provided that certain other requirements are met.

        Generally, to make a QEF Election for a year that is not the first year in the U.S. Holder's holding period in which the foreign corporation qualified as a PFIC, the U.S. Holder must also make a Deemed Sale Election as described below. Such Deemed Sale Election must be made by amending the U.S. Holder's U.S. federal income tax return within three years of its due date (including extensions). The Deemed Sale Election must be accompanied by a QEF election if the corporation was classified as a PFIC for the tax year with respect to which the Deemed Sale Election is made. A Deemed Sale Election requires that the U.S. Holder recognize any gain (but not loss) that the U.S. Holder would have realized on a sale of such U.S. Holder's stock in the foreign corporation for its fair market value (a) on the first day of the U.S. Holder's tax year with respect to which the accompanying QEF election is made, if the corporation was still a PFIC for such year, or (b) on the last day of the most recent taxable year of the corporation in which it was classified as a PFIC, if the corporation lost its PFIC status in the subsequent taxable year. The adjusted tax basis of a U.S. Holder's company shares will be increased by the amount of gain recognized by such U.S. Holder on a Deemed Sale Election.

        As an alternative to a QEF election, a U.S. Holder may elect to mark its shares to market (a "Mark-to-Market Election"). A US Holder who makes a Mark-to-Market Election must generally recognize gain or loss on an annual basis as if the holder has disposed of their shares at the end of each taxable year. This gain or loss is generally treated as ordinary income or ordinary loss rather than capital gain or capital loss.

        If Cumberland is or has been a PFIC any time during a U.S. Holder's holding period, unless such U.S. Holder has made a timely QEF election and, if applicable, a Deemed Sale Election, or a Mark-to-Market election with respect to its ownership of the Cumberland Shares, then an exchange of Cumberland Shares for Agnico-Eagle Shares by such U.S. Holder in the Acquisition or in a Compulsory Acquisition or a Subsequent Acquisition Transaction will not qualify for nonrecognition even if the Acquisition qualifies as a Reorganization and any gain recognized as a result of such exchange or other disposition of such U.S. Holder's Cumberland Shares will be subject to the adverse rules described above, including potential taxation at the highest rate applicable to ordinary income and interest charges. Cumberland is likely to be a PFIC for 2007. The Offerors have not made a determination of whether Cumberland was a PFIC in prior years and, at the present time, Cumberland's status as a PFIC in such prior years is uncertain. U.S. Holders are strongly urged to consult their own advisors as to the status of Cumberland as a PFIC under the U.S. tax rules, the advisability of making a QEF election, a Deemed Sale Election, or a Mark-to-Market election and the potential impact of such status on the tax consequences to them of the Offer.

        If the Acquisition is completed, Cumberland will, upon request, provide, for each taxable year that it is a PFIC, each U.S. Holder that has made a QEF election with:

  (a)
  a "PFIC Annual Information Statement" as described in Treasury Regulation Section 1.1295-1(g); and

  (b)
  all additional information that such U.S. Holder is required to obtain in connection with maintaining such QEF election.

  Information Reporting: Backup Withholding Tax

        Consideration received by a U.S. Holder pursuant to the Offer may be subject to information reporting and backup withholding tax, currently at the rate of 28%, if a U.S. Holder fails to furnish the U.S. Holder's United States taxpayer identification number (generally on Form W-9) or furnishes an incorrect United States taxpayer identification number. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder's United States federal income tax liability, if any, or will be refunded, if the U.S. Holder furnishes the required information to the IRS.

22.   Eligibility for Investment

        In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Offerors, based on all specific proposals to amend the Tax Act, and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the Agnico-Eagle Shares would, if issued on the date hereof, be qualified investments for a trust governed by a registered retirement savings plan, registered retirement income fund or deferred profit sharing plan and for a trust governed by a registered education savings plan.

23.   Other Matters Relating to the Offer

Dealer Managers

        The Offerors have engaged the services of Merrill Lynch Canada Inc. as Dealer Manager to solicit acceptances of the Offer in Canada. The Offerors have also engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager to solicit acceptances of the Offer in the United States. The Dealer Managers will not be paid any fees for their services as such, however, the Offerors will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, and have also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer.

Depositary and U.S. Forwarding Agent

        Computershare Investor Services Inc. is acting as Depositary and Computershare Trust Company, N.A. is acting as U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing the Cumberland Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Cumberland Shares purchased by the Offerors under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offerors for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offerors have also agreed to indemnify the Depositary and the U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

        Except as set forth above or in any notice of change or variation, the Offerors will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Cumberland Shares pursuant to the Offer, provided that the Offerors may make other arrangements with soliciting dealers and/or information agents outside of Canada. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offerors for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. No fee or commission will be payable by Shareholders if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent. However, an investment advisor, broker, bank, trust company or other nominee through whom a Shareholder owns Cumberland Shares may charge a fee to tender Cumberland Shares on behalf of the Shareholder. Shareholders should consult their investment advisor, broker, bank, trust company or other nominee, as applicable, to determine whether any charges will apply.

        Shareholders should contact the Dealer Managers, the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing the Cumberland Shares with the Depositary or the U.S. Forwarding Agent, as applicable.

Legal Matters

        Certain legal matters on behalf of the Offerors will be passed upon by, and the opinions contained under "Certain Canadian Federal Income Tax Considerations" and "Eligibility for Investment" have been provided by, Davies Ward Phillips & Vineberg LLP, Toronto, Canada, Canadian Counsel to Agnico-Eagle. Agnico-Eagle is also being advised in respect of certain matters concerning the Offer by Davies Ward Phillips & Vineberg LLP, New York, New York, United States Counsel to Agnico-Eagle. The respective partners and associates of Davies Ward Phillips & Vineberg LLP, Toronto, Canada, and Davies Ward Phillips & Vineberg LLP, New York, New York, beneficially own, directly or indirectly, less than 1% of any class of securities of Agnico-Eagle.

24.   Stock Exchange Listing Applications

        The TSX has conditionally approved the listing of the Agnico-Eagle Shares to be issued in connection with the Offer, subject to standard terms and conditions. Agnico-Eagle will also be applying to list such Agnico-Eagle Shares on the NYSE.

25.   Shareholders' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or rights to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

26.   Registration Statement Filed with the SEC

        A Registration Statement on Form F-10 under the U.S. Securities Act has been filed, which covers the Agnico-Eagle Shares to be issued pursuant to the Offer. The Offer and Circular do not contain all of the information set forth in the Registration Statement. Reference is made to the Registration Statement and the exhibits thereto for further information.

27.   Directors' Approval

        The contents of the Offer and Circular have been approved, and the sending thereof to the securityholders of Cumberland has been authorized, by the respective boards of directors of the Offerors.

28.   U.S. Exchange Act Requirements

        Agnico-Eagle and Cumberland are subject to the information requirements of the U.S. Exchange Act and in accordance with the U.S. Exchange Act file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, some reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, both Agnico-Eagle and Cumberland are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and their respective officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Both Agnico-Eagle's and Cumberland's U.S. Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material Agnico-Eagle and Cumberland file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that Agnico-Eagle and Cumberland file or furnish electronically.

EXPERTS

        None of Guy Gosselin, Carl Pelletier, Jean-Francois Couture, Norman Bedard, Louise Grondin, Francois Vezina, Camil Prince, Paul Cousin, Marc Ruel, Christian D'Amours, Rosaire Emond, Dino Lombardi, Yves Galarneau or Marc Legault, each being companies or persons who have prepared reports relating to Agnico-Eagle's mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of Agnico-Eagle or of any associate or affiliate of Agnico-Eagle. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of Agnico-Eagle.

        The auditors of Agnico-Eagle are Ernst & Young LLP, Chartered Accountants, of Toronto, Ontario. Ernst & Young LLP, Chartered Accountants, report that they are independent of Agnico-Eagle in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC. Ernst & Young LLP is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of Agnico-Eagle as at December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 have been audited by Ernst & Young LLP and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

        Information relating to Agnico-Eagle's mineral properties in this prospectus and the documents incorporated by reference herein has been derived from reports prepared by Guy Gosselin, Carl Pelletier, Jean-Francois Couture, Norman Bedard, Louise Grondin, Francois Vezina, Camil Prince, Paul Cousin, Marc Ruel, Christian D'Amours, Rosaire Emond, Dino Lombardi, Yves Galarneau and Marc Legault and has been included in reliance on such persons' expertise.

        Neither the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of Agnico-Eagle or of any associate or affiliate of Agnico-Eagle with the exception of Guy Gosselin, Norman Bedard, Louise Grondin, Francois Vezina, Camil Prince, Paul Cousin, Marc Ruel, Christian D'Amours, Rosaire Emond, Dino Lombardi and Marc Legault, each of whom is currently employed by Agnico-Eagle.

CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP (TORONTO)

To: The Directors of Agnico-Eagle:

        We hereby consent to the use of our name under the heading "Other Matters Relating to the Offer — Legal Matters" and to the reference to our opinions contained under "Certain Canadian Federal Income Tax Considerations" and "Eligibility for Investment" in the Circular accompanying the Offer dated March 12, 2007 made by Agnico-Eagle to the holders of Cumberland Shares.

Toronto, Ontario	(signed) DAVIES WARD PHILLIPS & VINEBERG LLP
March 12, 2007

CERTIFICATE

        The contents of the Offer and Circular have been approved, and the sending thereof to the securityholders of Cumberland Resources Ltd. has been authorized, by the board of directors of Agnico-Eagle Mines Limited.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: March 12, 2007

(Signed) SEAN BOYD Vice-Chairman and Chief Executive Officer	(Signed) DAVID GAROFALO Senior Vice President, Finance and Chief Financial Officer
On behalf of the Board of Directors
(Signed) JAMES D. NASSO Director	(Signed) MEL LEIDERMAN Director

CERTIFICATE

        The contents of the Offer and Circular have been approved, and the sending thereof to the securityholders of Cumberland Resources Ltd. has been authorized, by the board of directors of Agnico-Eagle Acquisition Corporation.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: March 12, 2007

(Signed) SEAN BOYD President	(Signed) DAVID GAROFALO Vice-President
On behalf of the Board of Directors
(Signed) DONALD G. ALLAN Director	(Signed) R. GREGORY LAING Director

SCHEDULE A

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED BALANCE SHEETS

As at September 30, 2006
(Unaudited)
(In thousands of US dollars)

	AEM	Cumberland	Adjustments		Consolidated
	Actual	Actual	(Note 2)
		(Note 1)
ASSETS
Current
Cash and cash equivalents	$254,918	$18,264	$95,751	a, b, c	$368,933
Restricted cash	5,923	1,004	—		6,927
Short term investments	170,042	—	—		170,042
Metals awaiting settlement and gold bullion	80,082	—	—		80,082
Other taxes recoverable	12,189	421	—		12,610
Inventories
Ore stockpiles	2,815	—	—		2,815
Concentrates	4,177	—	—		4,177
Supplies	11,257	—	—		11,257
Other current assets	9,632	354	—		9,986

	551,035	20,043	95,751		666,829
Other assets	31,669	1,550	—		33,219
Future income and mining tax assets	25,051	—	—		25,051
Property, plant and mine development	805,504	20,848	763,335	d	1,589,687

	$1,413,259	$42,441	$859,086		$2,314,786

LIABILITIES
Current
Accounts payable and accrued liabilities	$30,572	$4,110	$15,759	d	$50,441
Dividends payable	643	—	—		643
Income taxes payable	6,751	—	—		6,751
Current portion of capital leases	—	806	—		806
Fair value of derivative contracts	6,229	4,299	—		10,528

Total current liabilities	44,195	9,215	15,758		69,169
Capital leases	—	2,744	—		2,744
Reclamation provision and other liabilities	17,485	1,575	—		19,060
Future income and mining tax liabilities	130,773	—	298,722	d	429,495
SHAREHOLDERS' EQUITY
Common shares
Authorized — unlimited
Issued — 120,738,053 (December 31, 2005 — 97,836,954)	1,225,931	102,040	448,694	a, d	1,776,665
Stock options outstanding	5,408	4,979	17,799	d	28,186
Warrants	15,727	348	(348)	d	15,727
Contributed surplus	7,181	—	—		7,181
Deficit	(25,049)	(74,676)	74,676	d	(25,049)
Accumulated other comprehensive loss	(8,392)	(3,784)	3,784	d	(8,392)

	1,220,806	28,907	544,605		1,794,318

	$1,413,259	$42,441	$859,086		$2,314,786

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

Nine month period ended September 30, 2006
(Unaudited)
(in thousands of US Dollars except per share data)

	AEM	Cumberland	Adjustments	Consolidated
	Actual	Actual
			(Note 2)
		(Note 1)
REVENUES
Revenues from mining operations	$326,251	$—	$—	$326,251
Interest and sundry income	16,644	2,032	—	18,676
Gain on sale of available-for-sale securities	22,975	—	—	22,975

	365,870	2,032	—	367,902
COSTS AND EXPENSES
Production	105,210	—	—	105,210
Loss on derivative financial instruments	13,012	199	—	13,211
Exploration & corporate development	20,143	11,129	—	31,272
Equity loss in junior exploration companies	663	—	—	663
Amortization	18,224	35	—	18,259
General and administrative	16,672	3,479	—	20,151
Provincial capital tax	1,626	—	—	1,626
Interest	1,923	7	—	1,930

Income (loss) before undernoted	188,397	(12,817)	—	175,580
Foreign exchange loss	(9,555)	—	—	(9,555)

Income (loss) before income and mining tax	178,842	(12,817)	—	166,025
Income and mining tax expense (recovery)	59,357	(809)	—	58,548

Net income (loss)	$119,485	$(12,008)	$—	$107,477

Net income (loss) per share — basic	$1.05	$(0.21)		$0.84

Net income (loss) per share — diluted	$1.02	$(0.21)		$0.82

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31, 2005
(Unaudited)
(thousands of US Dollars except per share data)

	AEM	Cumberland	Adjustments	Consolidated
	Actual	Actual
			(Note 2)
		(Note 1)
REVENUES
Revenues from mining operations	$241,338	$—	$—	$241,338
Interest and sundry income	4,996	1,118	—	6,114
Gain on sale of available-for-sale securities	—	933	—	933

	246,334	2,051	—	248,385
COSTS AND EXPENSES
Production	127,365	—	—	127,365
Loss on derivative financial instruments	15,396	—	—	15,396
Exploration & corporate development	16,581	6,819	—	23,400
Equity loss in junior exploration companies	2,899	—	—	2,899
Amortization	26,062	44	—	26,106
General and administrative	11,727	3,084	—	14,811
Provincial capital tax	1,352	—	—	1,352
Interest	7,813	38	—	7,851

Income (loss) before undernoted	37,139	(7,934)	—	29,205
Foreign exchange loss	(1,860)	—	—	(1,860)

Income (loss) before income, mining and federal capital taxes	35,279	(7,934)	—	27,345
Federal capital tax	1,062	—	—	1,062
Income and mining tax recovery	(2,777)	—	—	(2,777)

Net income (loss)	$36,994	($7,934)	$—	$29,060

Net income (loss) per share — basic and diluted	$0.42	($0.14)		$0.28

AGNICO-EAGLE MINES LIMITED

NOTES TO THE PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(thousands of US Dollars)

1.     BASIS OF PRESENTATION

  This unaudited pro forma consolidated financial statement information has been prepared for illustrative purposes only to show the effect of the acquisition of Cumberland Resources Ltd. (Cumberland) by Agnico-Eagle Mines Limited (Agnico-Eagle), in accordance with United States Generally Accepted Accounting Principles (US GAAP). The unaudited pro forma consolidated financial statement information assumes that Agnico-Eagle will acquire all of Cumberland's outstanding shares and exchange any outstanding Cumberland stock-options and warrants for equivalent Agnico-Eagle stock-options and warrants based on the same exchange ratio as the purchase price.

  The unaudited pro forma consolidated financial statement information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon finalization of purchase price adjustments will likely differ from those recorded in the unaudited pro forma consolidated financial statement information. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transactions have been excluded from the unaudited pro forma financial statement information. The information prepared is only a summary.

  The accounting policies used in the compilation of this unaudited pro forma consolidated financial statement information are those set out in Agnico-Eagle's audited annual consolidated financial statements for the year ended December 31, 2005 and unaudited interim consolidated financial statements for the nine-month period ended September 30, 2006.

  In preparing the unaudited pro forma consolidated financial information a review was undertaken based on publicly available information to identify Cumberland's accounting policy differences where the impact was potentially material and could be reasonably estimated. Although no accounting policy differences were noted during the review, accounting policy differences may be identified upon consummation of the proposed acquisition.

  The unaudited pro forma consolidated balance sheet as at September 30, 2006 has been prepared from the unaudited interim consolidated balance sheets of Agnico-Eagle and Cumberland as at September 30, 2006, and as if the acquisition of Cumberland by Agnico-Eagle occurred on September 30, 2006 based on the assumptions in notes 2 and 3.

  The unaudited pro forma consolidated statement of income for the nine months ended September 30, 2006 has been prepared from the unaudited interim consolidated statement of income for each of Agnico-Eagle and Cumberland for the same period. The unaudited pro forma consolidated statement of income for the year ended December 31, 2005 has been prepared from the audited consolidated annual statements of income for each of Agnico-Eagle and Cumberland for the year ended December 31, 2005. Both the nine and twelve month periods noted above have been prepared after giving pro forma effect to the acquisition of Cumberland by Agnico-Eagle as if the transactions had occurred on January 1, 2005 based on the assumptions in Notes 2 and 3.

  The unaudited pro forma consolidated financial statement information should be read in conjunction with the historical consolidated financial statements of Agnico-Eagle and Cumberland for each of the nine-month period ended September 30, 2006 and the year ended December 31, 2005, which are publicly available. Certain of Cumberland's assets, liabilities, income and expenses have been reclassified to conform to Agnico-Eagle's consolidated financial statement presentation.

  Cumberland's unaudited balance sheet as at September 30, 2006 was converted to United States dollars using the rate of exchange on the balance sheet date. Cumberland's audited statements of loss for the year ended December 31, 2005 and unaudited statements of loss for the nine month period ended September 30, 2006 were converted to United States dollars using the average exchange rate for each period. The exchange rates used for conversion from Canadian dollars to United States dollars are as follows:

As at September 30, 2006	$1.1151
Average for the year ended December 31, 2005	1.2115
Average for the nine months ended September 30, 2006	1.1328

2.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  The proposed acquisition by Agnico-Eagle of Cumberland will be accounted for using the purchase method of accounting. The results of operations of Cumberland will be included in the consolidated financial statements of Agnico-Eagle from the date of acquisition. Certain adjustments have been reflected in this unaudited pro forma consolidated financial statement information to illustrate the effects of purchase accounting. After consummation of the proposed acquisition of Cumberland, Agnico-Eagle will complete an exercise to value the identifiable assets and liabilities acquired. The actual amounts recorded on the acquisition will differ from the amounts recorded in this unaudited pro forma consolidated financial statement information.

  For purposes of preparing the unaudited pro forma consolidated balance sheet, Agnico-Eagle has made certain assumptions. The unaudited pro forma consolidated financial statement information assumes the completion of a business combination whereby 73,613,774 shares of Cumberland Resources not already owned by Agnico-Eagle are acquired for total consideration of $550,734 comprising 13,618,548 shares of Agnico-Eagle.

  The measurement of the purchase considerations in the unaudited pro forma consolidated financial statement information is based on a Agnico-Eagle common share price of $40.44, representing the average closing price on the New York Stock Exchange for the two days prior to and two days after the public announcement of Agnico-Eagle's proposed acquisition of Cumberland.

  The unaudited pro forma consolidated balance sheet reflects the following adjustments as if the acquisition of 100% of Cumberland Resources had occurred on September 30, 2006. All figures are presented in thousands of United States dollars unless otherwise noted:

  a)
  An adjustment of $84,774 to record cash proceeds from issuance of stock by Cumberland in November 2006. Cumberland issued 18,515,000 common shares at C$5.40 per share for gross proceeds of C$99,981. The net proceeds of C$94,532 were translated to United States dollars using the rate applicable to the September 30, 2006 balance sheet as described in Note 1 above.

  b)
  An adjustment of $20,614 to record cash proceeds received on the sale of Cumberland's interest in its Meliadine West Project. In October 2006, Cumberland sold its interest for cash consideration of C$23 million. The related book value of the property was negligible. The components of the transaction were translated to United States dollars using the rate applicable to the September 30, 2006 balance sheet as described in Note 1 above. The gain on this transaction has not been recorded in the pro forma consolidated statement of income.

  c)
  An adjustment to reflect the purchase by Agnico-Eagle of 2,037,000 shares of Cumberland for $9,637 in November 2006.

  d)
  The purchase price was allocated as follows:

Purchase of Cumberland shares (13,618,548 Agnico common shares)	$550,734
Shares of Cumberland previously acquired for cash	9,637
Fair value of options and warrants acquired	22,778
Estimated transaction expenses	15,759

Cost of purchase	$598,908

The cost of purchase was allocated as follows:
Net working capital acquired	116,216
Property, plant and equipment, net	20,671
Other net liabilities	(2,769)
Mineral properties	763,512
Future income tax liabilities	(298,722)

$598,908

  There were no adjustments to the pro forma consolidated statements of income.

3.     AGNICO-EAGLE SHARES OUTSTANDING

  The average number of shares used in the computation of pro-forma basic and diluted net income per share has been determined as follows:

	September 30, 2006	December 31, 2005
Weighted average shares outstanding for the period (basic)	113,649,195	89,029,754
Issued to acquire Cumberland	13,618,548	13,618,548

Weighted average pro-forma shares Agnico-Eagle (basic)	127,267,743	102,648,302

Weighted average shares outstanding for the period (diluted)	117,085,791	89,512,799
Issued to acquire Cumberland	13,618,548	13,618,548
Dilutive impact of Cumberland stock-options and warrants	467,853	223,262

Weighted average pro-forma shares Agnico-Eagle (diluted)	131,172,192	103,354,609

SCHEDULE C

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF THE OFFERORS

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years and the country of citizenship, of each director and executive officer of the Offerors.

Name Citizenship (Age)	Position with the Offerors, Present Principal Occupation or Employment; Material Positions held during the last five years
Sean Boyd (Canada) (49)	Vice-Chairman and Chief Executive Officer of Agnico-Eagle. President and Director of Agnico Acquisition. Formerly President and Chief Executive Officer of Agnico-Eagle.
Ebe Scherkus (Canada) (55)	President, Chief Operating Officer and Director of Agnico-Eagle. Formerly Executive Vice-President and Chief Operating Officer of Agnico-Eagle.
David Garofalo (Canada) (41)	Senior Vice President, Finance and Chief Financial Officer of Agnico-Eagle. Vice President and Director of Agnico Acquisition.
Donald G. Allan (Canada) (51)	Senior Vice President, Corporate Development of Agnico-Eagle. Vice President and Director of Agnico Acquisition.
Alain Blackburn (Canada) (50)	Senior Vice President, Exploration of Agnico-Eagle.
R. Gregory Laing (Canada) (48)	General Counsel, Senior Vice President, Legal and Corporate Secretary of Agnico Eagle. Vice President and Director of Agnico Acquisition. Formerly Vice President, Legal of Goldcorp Inc. (2003 - 2005) and General Counsel, Vice President, Legal and Corporate Secretary of TVX Gold Inc. (1995 - 2003)
Jean Robitaille (Canada) (44)	Vice President, Metallurgy and Marketing of Agnico-Eagle.
Tim Haldane (United States) (50)	Vice President, Latin America of Agnico-Eagle. Formerly Vice President, Development of Glamis Gold and Project Director, EI Sauzal and Vice President, Mexico/Latin America of Agnico-Eagle.
Daniel Racine (Canada) (43)	Vice President, Operations of Agnico-Eagle.
Marc Legault (Canada) (47)	Vice President, Project Development of Agnico-Eagle.
Ingmar Haga (Finland) (55)	Vice President, Europe of Agnico-Eagle.
Patrice Gilbert (Canada)	Vice President, Human Resources of Agnico-Eagle. Formerly Vice President, Human Resources, Placer Dome South Africa and Director, Human Resources, Placer Dome Dominicana.
James D. Nasso (Canada) (73)	Director of Agnico-Eagle. Retired. Formerly President of Unilac Limited.
Doug Beaumont (Canada) (74)	Director of Agnico-Eagle. Retired. Formerly Senior Vice-President, Process Technology with SNC Lavalin; Executive Vice-President of Kilborn Engineering and Construction.

Bernard Kraft (Canada) (76)	Director of Agnico-Eagle. Retired. Formerly a senior partner of Kraft, Berger, Grill, Schwartz, Cohen & March LLP, Chartered Accountants.
Howard Stockford (Canada) (65)	Director of Agnico-Eagle. President of Stockford Consulting Inc. Formerly Executive Vice-President of Aur Resources Inc.
Leanne Baker (United States) (54)	Director of Agnico-Eagle. Manager Director of Investor Resources LLC.
Mel Leiderman (Canada) (54)	Director of Agnico-Eagle. Managing Partner of Lipton, Wiseman, Altbaum & Partners LLP.
Pertti Voutilainen (Finland) (66)	Director of Agnico-Eagle. Formerly Chairman of the board of Riddarhyttan Resources AB.

The Depositary for the Offer is:
Computershare Investor Services Inc.

By Registered Mail P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Hand or by Courier 9th Floor 100 University Avenue Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-800-564-6253
E-Mail: corporateactions@computershare.com

The U.S. Forwarding Agent is:
Computershare Trust Company, N.A.

By Mail Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Hand or by Courier Attention: Corporate Actions 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:

In Canada	In the United States
Merrill Lynch Canada Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
181 Bay Street, 4th Floor	1400 Merrill Lynch Drive
Toronto, Ontario	MSC-0401N
M5J 2V8	Pennington, New Jersey 08534
Telephone: (416) 369-7671	Telephone (international): (609) 818-8000
Toll Free: 1-877-653-2948

Any questions and requests for assistance may be directed by holders of Cumberland Shares to the Depositary,
the U.S. Forwarding Agent or
the Dealer Managers at their
respective telephone numbers and locations set out above.
Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee
for assistance concerning the Offer.

QuickLinks

The Dealer Managers for the Offer are
FORWARD-LOOKING STATEMENTS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF OPTIONS
FINANCIAL DATA
EXCHANGE RATES
NOTE TO INVESTORS CONCERNING ESTIMATES OF MINERAL RESERVES AND MINERAL RESOURCES
CAUTIONARY NOTE TO INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES
CAUTIONARY NOTE TO INVESTORS CONCERNING ESTIMATES OF INFERRED RESOURCES
TABLE OF CONTENTS
SUMMARY TERM SHEET
SUMMARY OF THE OFFER
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH U.S. GAAP
DEFINITIONS
OFFER
TO: THE SHAREHOLDERS OF CUMBERLAND RESOURCES LTD.
CIRCULAR
EXPERTS
CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP (TORONTO)
CERTIFICATE
CERTIFICATE
SCHEDULE A
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED BALANCE SHEETS As at September 30, 2006 (Unaudited) (In thousands of US dollars)
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME Nine month period ended September 30, 2006 (Unaudited) (in thousands of US Dollars except per share data)
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME Year ended December 31, 2005 (Unaudited) (thousands of US Dollars except per share data)
AGNICO-EAGLE MINES LIMITED NOTES TO THE PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (thousands of US Dollars)
SCHEDULE C INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFERORS